UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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The Mosaic Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Headquarter Offices: 101 East Kennedy Boulevard Suite 2500 Tampa, FL 33602 Telephone (813) 775-4200
April 12, 2023

Dear Fellow Stockholder:
You are cordially invited to attend The Mosaic Company’s 2023 Annual Meeting of Stockholders on May 25, 2023, at 10:00 a.m. Eastern Time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages.
This year’s annual meeting of stockholders will be conducted via live webcast. Hosting a virtual meeting provides ease of access, real-time communication and cost savings for our stockholders and the Company and facilitates stockholder attendance and participation from any location around the world.
You will be able to attend the virtual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/MOS2023. You will also be able to vote your shares electronically at the annual meeting (other than shares held through our 401(k) Plan or Union Savings Plan, which must be voted prior to the meeting).
Even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend and wish to vote at the meeting, you will be able to do so, even if you have previously returned your proxy card.
Your cooperation and prompt attention to this matter are appreciated. Thank you for your ongoing support of, and continued interest in, The Mosaic Company.
Sincerely,

/s/ James (“Joc”) C. O’Rourke
James (“Joc”) C. O’Rourke President and Chief Executive Officer

Headquarter Offices: 101 East Kennedy Boulevard Suite 2500 Tampa, FL 33602 Telephone (813) 775-4200

Notice of 2023 Annual Meeting of Stockholders

To Our Stockholders:
The 2023 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held on May 25, 2023, at 10:00 a.m. Eastern Time (the “2023 Annual Meeting”). You will be able to attend the 2023 Annual Meeting, vote your shares and submit questions during the annual meeting via a live webcast available at www.virtualshareholdermeeting.com/MOS2023. The following matters will be considered and acted upon at the 2023 Annual Meeting:

1.	Election of eleven directors for a one-year term until the 2024 Annual Meeting of Stockholders;
2.	Approval of The Mosaic Company 2023 Stock and Incentive Plan;
3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023;
4.	An advisory vote to approve the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;
5.	An advisory vote on the frequency of future stockholder advisory votes on executive compensation;
6.	A stockholder proposal to reduce the ownership threshold to call a special meeting;
7.	A stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions; and
8.	Any other business that may properly come before the 2023 Annual Meeting of Stockholders or any adjournment or postponement thereof.
In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on March 28, 2023, are entitled to receive notice of, and to vote at, the 2023 Annual Meeting of Stockholders.
By Order of the Board of Directors

/s/ Philip E. Bauer

Philip E. Bauer
Senior Vice President, General Counsel and Corporate Secretary
April 12, 2023

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 25, 2023:
Our Proxy Statement and 2022 Annual Report are available at www.mosaicco.com/proxymaterials.

SUMMARY INFORMATION
This summary highlights certain information that you should consider before voting on the proposals to be presented at the 2023 Annual Meeting of Stockholders of The Mosaic Company (“Mosaic,” the “Company,” “we,” “us,” or “our”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our 2022 Annual Report carefully before voting.
The 2023 Annual Meeting of Stockholders

Date:	May 25, 2023
Time:	10:00 a.m. Eastern Time
Virtual Meeting:	www.virtualshareholdermeeting.com/MOS2023
Record Date:	March 28, 2023
Where to Find Information

Corporate website:	www.mosaicco.com
Investor website:	www.mosaicco.com/investors
2022 Annual Report:	www.mosaicco.com/proxymaterials
Voting Matters and Board of Director Recommendations

Proposal	Board Recommendation	Page
Election of Eleven Directors for a one-year term until the 2024 Annual Meeting of Stockholders	FOR each director nominee	10
Approval of The Mosaic Company 2023 Stock and Incentive Plan	FOR	64
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm	FOR	74
An advisory vote to approve the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement	FOR	75
An advisory vote on the frequency of future stockholder advisory votes on executive compensation	ONE YEAR	76
Stockholder proposal to reduce the ownership threshold to call a special meeting	AGAINST	76
Stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions	AGAINST	78
Executing our Strategy
Mosaic has six global strategic priorities that align our actions, focus our employees, provide a framework for decision making and hold us accountable for creating long-term value for our stakeholders.

Performance Highlights

	2022	2021
Net Sales (in millions)	$19,125.2	$12,357.4
Net Income (in millions)	$3,582.8	$1,630.6
Diluted Net Earnings per Share	$10.06	$4.27
Operating Earnings (in millions)	$4,785.3	$2,468.5
•Full year revenues were up 55 percent year-over-year to $19.1 billion, as stronger pricing more than offset lower volumes. The gross margin rate in 2022 was 30 percent, up from 26 percent in 2021.
•During 2022, we repurchased 30,810,173 shares of Common Stock in the open market for approximately $1.7 billion. This includes 7,056,229 shares we purchased under an accelerated share repurchase agreement in 2022.
•In the first quarter of 2022, our Board of Directors approved the establishment of a new $1.0 billion share repurchase authorization, which was completed in the second quarter of 2022. Our Board of Directors authorized an additional $2.0 billion share repurchase program in the third quarter of 2022.
•In the first quarter of 2022, our Board of Directors approved a regular dividend increase to $0.60 per share annually from $0.45, beginning with the second quarter of 2022. In the fourth quarter of 2022, our Board of Directors increased the dividend target to $0.80 per share annually, beginning with the dividend declared on December 16, 2022.
•In November 2022, we paid the outstanding balance of $550 million on our 3.25% senior notes, due November 15, 2022, without premium or penalty.
We have included additional information on these matters in our accompanying 2022 Annual Report.
Corporate Governance Highlights
Our corporate governance practices and policies promote Board of Director independence and accountability in the performance of their duties, as well as alignment with stockholders’ interests. Highlights of those practices and policies are presented below.
•Right to Call Special Meeting.  Our Bylaws allow stockholders that beneficially own 25% of our outstanding shares of Common Stock to call a special meeting, where they may take action between annual meetings on corporate matters that require stockholder approval.
•Declassified Board of Directors.  At each annual meeting of stockholders of Mosaic, each director is elected to hold office for a one-year term expiring at the next annual meeting of stockholders of Mosaic.
•Majority Vote Standard.  Our Bylaws provide for the election of directors by a majority of votes cast in uncontested elections.
•Proxy Access. Our Bylaws provide for proxy access which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding shares of Common Stock continuously for at least three years to nominate and include in our proxy materials nominees for director constituting up to 20% of the Board of Directors or two directors, whichever is greater, subject to the requirements set forth in our Bylaws.
•Independent Directors.  91% of our directors are independent. All of the members of our Audit, Compensation and Human Resources and Corporate Governance and Nominating Committees are independent.
•Independent Board Leadership.  Our Board of Directors is led by an independent Chair.
•Annual Director Evaluations. Annual self-evaluations are conducted by our Board of Directors and each standing committee, and directors are evaluated by their peers.
•Director Stock Ownership.  Non-employee directors are subject to minimum stock ownership guidelines equal to five times the base cash retainer, which they are expected to attain within five years of service.
•Succession Planning.  The Board, in coordination with the Corporate Governance and Nominating Committee, conducts a rigorous annual review of succession planning for our Chief Executive Officer (“CEO”) and, in coordination with the Compensation and Human Resources Committee, annually reviews succession planning for other executive officers and senior leaders.

•Environmental, Health, Safety and Sustainable Development
–We are dedicated to protecting our employees and the communities in which we operate, and to being a good steward of natural resources.
–A separate standing Board committee oversees environmental, health, safety and sustainable development matters.
Stockholder Engagement
During 2022, we invited stockholders representing 53.7% of our outstanding shares to meet with members of our senior leadership team and spoke with holders representing 21.1% of our outstanding shares (the remaining 32.6% did not require a meeting or did not respond to our invitation). We had the opportunity to discuss the Company’s environment, social and governance (“ESG”) programs during these meetings and solicit feedback. In general, the outreach was well received by those stockholders and, although no specific concerns were raised, it provided a constructive dialogue.
The outreach program is designed to maintain an ongoing relationship with investors to better understand their issues and perspectives on the Company, including compensation practices. We plan to continue the outreach program in years to come.
Director Nominees
The table below shows summary information about each nominee for election as a director. Each director nominee is elected by a majority of the votes cast and, if elected, will serve for a term that expires at the 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”).

Name and Title	Age	Director Since	Independent	Committee Memberships
				AC	CHR	CGN	EHSS
Nominees for Election as Director
Cheryl K. Beebe	67	2019	X	£		¤
Retired, Executive Vice President and Chief Financial Officer Ingredion Incorporated
Gregory L. Ebel	59	2012	X	¤		¤
President and Chief Executive Officer Enbridge, Inc.
Timothy S. Gitzel	61	2013	X		£	¤
President and Chief Executive Officer Cameco Corporation
Denise C. Johnson	56	2014	X		¤		¤
Group President, Resource Industries Caterpillar, Incorporated
Emery N. Koenig	67	2010	X			¤	£
Retired, Vice Chair, Chief Risk Officer and Member of Corporate Leadership Team Cargill Incorporated
James ("Joc") C. O'Rourke	62	2015
President and Chief Executive Officer The Mosaic Company
David T. Seaton	61	2009*	X	¤	¤
Former Chair and Chief Executive Officer Fluor Corporation
Steven M. Seibert	67	2004	X	¤			¤
Attorney The Seibert Law Firm
João Roberto Gonçalves Teixeira	57	2022	X	¤			¤
Former Chief Executive Officer Copersucar S.A.
Gretchen H. Watkins	54	2020	X		¤		¤
President Shell USA, Inc.
Kelvin R. Westbrook	67	2016	X			£	¤
President and Chief Executive Officer KRW Advisors, LLC
* Mr. Seaton served on our Board from April 2009 to May 2019 and then returned beginning in September 2019.

AC:	Audit Committee
CHR:	Compensation and Human Resources Committee
CGN:	Corporate Governance and Nominating Committee
EHSS:	Environmental, Health, Safety and Sustainable Development Committee

£:	Committee Chair
¤:	Committee Member
Director Nominee Composition Highlights
The Board of Directors considers the qualifications of each director candidate and the overall composition of the Board. We are committed to diversity and a balance of tenure that brings experience as well as new perspectives to Board deliberations.

Diversity of director nominees (percentage reflects diversity of gender, ethnicity or race)

Executive Compensation Overview
Our executive compensation program’s target total direct compensation includes traditional base salary, short-term incentives tied to financial, operational and strategic performance and long-term incentives linked to stock price performance. The majority of target total direct compensation for 2022 was “at risk” based on performance.

2022 CEO Pay Mix	2022 Other NEO Pay Mix

Although the value of restricted stock units (“RSUs”) at payout may vary from their value on the date of grant, we do not include RSUs in our definition of "at risk" pay. If we considered RSUs to be "at risk", "at risk" pay for our CEO and other Named Executive Officers would be 88% and 78%, respectively.
2022 Say-on-Pay Results
We provide our stockholders with the opportunity to cast a say-on-pay vote each year. At our 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”), approximately 94% of the votes cast were in favor of the advisory vote to approve the compensation of our Named Executive Officers.

Compensation Practices and Policies
The Compensation and Human Resources Committee periodically reviews our executive compensation program to ensure that it remains consistent with our pay-for-performance philosophy and, as a whole, reflects what the Compensation and Human Resources Committee believes to be best practices among our peer group and the broader market. Highlights of our 2022 compensation practices and policies are presented below.

What We Do
✓	A majority of target total direct compensation is at-risk and tied to performance.
✓	We maintain an appropriate balance between short- and long-term compensation to provide appropriate balance between short- and long-term decision making, encourage prudent decision making, and discourage excessive risk taking.
✓	We have adopted clawback provisions for our annual and long-term incentives which will be updated to comply with New York Stock Exchange ("NYSE") listing standards once they are adopted.
✓	Executive change-in-control agreements and long-term incentive awards require double trigger vesting in the event of a change-in-control.
✓	We have adopted stock ownership guidelines of 5x annual salary for CEO and 3x annual salary for other executive officers, with a requirement to hold 100% of all shares acquired from vested equity until the required ownership level is achieved.
✓	The Compensation and Human Resources Committee engages an independent executive compensation consultant and has access to other independent advisors.
✓	We hold an annual advisory vote to approve the compensation of our Named Executive Officers.

What We Don’t Do
✗	We do not enter into executive employment agreements with lengthy terms or evergreen provisions.
✗	We do not award uncapped incentives that could contribute to excessive risk taking.
✗	We do not provide tax gross-ups under our executive change-in-control agreements.
✗	We do not permit hedging or pledging of Mosaic stock.
✗	We do not reprice options under our stock plan.
✗	We do not pay dividends or dividend equivalents on unearned total stockholder return ("TSR") performance units or RSUs.
✗	We do not provide excessive perquisites for senior leaders; perquisites are limited to restoration provisions and those that require a specific business rationale.
Environment, Social and Governance
Our Responsibility
Mosaic’s ESG performance efforts are connected closely to our corporate strategy and mission. Mining and fertilizer production requires resource extraction, consumption of materials, generation of emissions in operations and water use. These activities are all necessary to fulfilling our mission to help the world grow the food it needs.
We are working to minimize our negative impacts and maximize the value we deliver to diverse stakeholders around the globe – promoting good stewardship of the natural, human and social resources we rely upon; mitigating risks; leveraging opportunities; and solidifying our position as an industry leader. Our journey is ongoing, and we are continuously evaluating what it means to be a good employer, supplier, neighbor and value creator.
Our 2025 ESG performance targets, issued in 2020, and longer-term diversity and inclusion and net-zero greenhouse gas emissions targets, guide our efforts as we hold ourselves accountable to measurable progress in the companywide focus areas of People, Environment, Society and Company. Further information is available on our website at www.mosaicco.com under the “Our Responsibility” caption, which information is not incorporated by reference into this Proxy Statement.

Responsible Leadership
Responsibility for ESG issues and programs is shared by many at Mosaic. Our Board of Directors, executive officers and management teams promote Mosaic’s principles of responsibility, innovation, collaboration and drive to succeed. It is the collective responsibility of our Board and management to monitor our ESG performance and progress toward companywide targets. Annual incentive compensation is tied to ESG progress, through environmental and sustainability projects and objectives and diversity and inclusion initiatives.
Mosaic regularly conducts significance analyses and publishes an annual disclosure of our ESG performance, which is prepared in accordance with the Global Reporting Initiative (“GRI”) Standards and is aligned to the Sustainability Accounting Standards Board’s standards for Chemicals and Metals & Mining sectors. We participate in voluntary reporting initiatives and have earned recognition for our performance and disclosure practices.
2022 ESG Highlights
In 2022, we took actions to further improve our performance, activate and engage our employees, and demonstrate our commitments to our diverse stakeholders:
•announced four new targets related to diversity and inclusion - by 2030, we are striving for 30 percent growth in the diversity of our leadership ranks, 30 percent growth in underrepresented groups in the workplace, 30 percent of our workforce made up of women and 30 percent of our community investment spending targeted at programs supporting diversity and inclusion
•achieved over 31,000 hours in diversity and inclusion training globally
•empowered farmers to reduce the impact of crop nutrients on the environment by facilitating the implementation of 4R Nutrient Stewardship on more than 13 million acres in North America
2022 ESG Recognition and Engagement
•included in Bloomberg’s 2022 Gender Equality Index
•named one of the 2022 Best Places to Work for LGBTQ+ Equality by the Human Rights Campaign Foundation
•awarded multiple “Best Companies” awards in Brazil including among them, one in the Fertilizers category by A Granja magazine
•earned an “A-” Grade on CDP’s (formerly Carbon Disclosure Project) Climate Change questionnaire and an “A-” Grade on CDP Water
Frequently Asked Questions
We provide answers to many frequently asked questions about the 2023 Annual Meeting and voting, including how to vote shares held in employee benefit plans, in the Questions and Answers about the Annual Meeting and Voting section beginning on page 84.

	Page		Page

SUMMARY INFORMATION	3	PROPOSAL NO. 4 – ADVISORY VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS	75
The 2023 Annual Meeting of Stockholders	3
Where to Find Information	3
Voting Matters and Board of Director Recommendations	3	PROPOSAL NO. 5 – ADVISORY VOTE ON FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION	76
Executing our Strategy	3
Performance Highlights	4

Corporate Governance Highlights	4	PROPOSAL NO. 6 – STOCKHOLDER PROPOSAL TO REDUCE THE OWNERSHIP THRESHOLD TO CALL A SPECIAL MEETING	76
Director Nominees	5
Executive Compensation Overview	6

Environment, Social and Governance	7	PROPOSAL NO. 7 - STOCKHOLDER PROPOSAL TO REPORT ON THE COMPANY’S PLANS TO REDUCE GREENHOUSE GAS EMISSIONS	78
Frequently Asked Questions	8

PROXY STATEMENT	10
		BENEFICIAL OWNERSHIP OF SECURITIES	81

PROPOSAL NO. 1 - ELECTION OF DIRECTORS	10	Ownership of Securities by Directors and Executive Officers	81
2023 Director Nominees	11
		Ownership of Securities by Others	82
Directors’ Skills Matrix	16

Nomination and Selection of Directors	17	DELINQUENT SECTION 16(a) REPORTS	82
Director Qualifications	17
		STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS	83
Retirement from the Board	18

DIRECTOR STOCK OWNERSHIP GUIDELINES	18
		2022 ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K	83
CORPORATE GOVERNANCE	19
Board Independence	19

Board Oversight of Risk	19	OTHER MATTERS	84
Committees of the Board of Directors	20
		QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Other Policies and Practices Relating to the Board of Directors	23		84
Code of Business Conduct and Ethics	26	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	84

DIRECTOR COMPENSATION	27
Overview	27	How can I attend the meeting?	84
Director Compensation Policy	27	Who is entitled to vote at the meeting?	84
2022 Non-Employee Director Compensation Table	28	What are my voting rights?	85
		How many shares must be present to hold the meeting?	85
EXECUTIVE COMPENSATION	29
		How do I vote my shares?	85
Compensation Discussion and Analysis	29
		What is the difference between a stockholder of record and a “street name” holder?	85
Compensation and Human Resources Committee Report	46
Compensation Risk Analysis	46	How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?	85
CEO Pay Ratio	47
Pay Vs. Performance	48
		What does it mean if I receive more than one Internet Notice or proxy card?	86
Executive Compensation Tables	50

Proposal No. 2 - APPROVAL OF THE MOSAIC COMPANY 2023 STOCK AND INCENTIVE PLAN	64	Can I vote my shares in person at the meeting?	86
		What vote is required for the election of directors and the other proposals to be approved?	86

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	72
		How are votes counted?	86
		How does the Board of Directors recommend that I vote?	87
Report of the Audit Committee	72
		What if I do not specify how I want my shares voted?	87
Fees Paid to Independent Registered Public Accounting Firm	73
		Can I change my vote after submitting my proxy?	87
		Who pays for the cost of proxy preparation and solicitation?	88
Pre-Approval of Independent Registered Public Accounting Firm Services	74

		APPENDIX A: PERFORMANCE METRICS	A- 1
PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	74
		APPENDIX B: THE MOSAIC COMPANY 2023 STOCK AND INCENTIVE PLAN	B- 1

PROXY STATEMENT
The Board of Directors (“Board”) of The Mosaic Company (“Mosaic,” the “Company,” “we,” us” or “our”) is soliciting proxies for use at the 2023 Annual Meeting of Stockholders to be held on May 25, 2023, and at any adjournment or postponement of the meeting (“2023 Annual Meeting”). The proxy materials are first being mailed or made available to stockholders on or about April 12, 2023.
For more information regarding the Company’s 2022 performance we have filed an annual report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2022 (the “2022 10-K Report”), which is available at www.sec.gov.
PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Our Board has nominated 11 directors for election at the 2023 Annual Meeting. The director nominees, if elected, will serve until the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) or until their successors are elected and qualified. With the exception of João Roberto Gonçalves Teixeira, each nominee was previously elected at Mosaic’s 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”).
The Corporate Governance and Nominating Committee, as it considered director succession planning, retained Egon Zehnder, an independent executive search firm, to assist with its director search activities and recommend candidates who satisfied the Board’s criteria. Mr. Teixeira, who has extensive knowledge and experience in Brazilian financial and commodity markets, was identified by Egon Zehnder and recommended by the Corporate Governance and Nominating Committee to be elected to the Board. Mr. Teixeira was elected to our Board in November 2022.
Our Restated Certificate of Incorporation and Bylaws provide that each member of our Board is elected annually by a majority of votes cast if the election is uncontested. Our Corporate Governance Guidelines further provide that, if an incumbent director fails to receive the required vote for re-election, the director will tender his or her resignation and our Corporate Governance and Nominating Committee will act within 90 days after certification of the stockholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by our Board. Our Corporate Governance and Nominating Committee and our Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation.
Thereafter, our Board will promptly disclose its decision and decision-making process regarding whether to accept the director’s resignation offer (and the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.
If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.
The Board of Directors recommends that you vote FOR the election of each of the nominees listed below. Executed proxies will be voted FOR the election of each nominee unless you specify otherwise.

2023 Director Nominees

		Cheryl K. Beebe

		Occupation and Experience
		From February 2004 until her retirement in January 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers Ms. Beebe also served Ingredion as Executive Vice President beginning in 2010 until her retirement in 2014. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004.

Age	67	Key Skills and Qualifications
Director Since	2019
Financial Expertise, Leadership and Audit Committee Experience - Extensive leadership experience as Chief Financial Officer and in other senior financial leadership roles at a public company, as well as service on other public company audit committees, allows her to serve as an “audit committee financial expert” within the meaning of SEC Rules.
International Business and Strategic Leadership - Extensive knowledge and experience in managing, financing and operating global businesses, including strategic planning and mergers and acquisitions.
Agricultural Business Expertise - Significant experience in managing global agricultural commodities, including an agricultural based ingredient business.
Risk Management - Executive experience in risk management.

Independent
Committees
Audit (Chair) Corporate Governance and Nominating

		Other Public Company Boards
		Current	Prior (Within the past five years)
		Packaging Corporation of America Goldman Sachs Asset Management (CEF-IF-ETF-Goldman Sachs Trust II) Hanesbrands Inc.	Convergys Corporation (2015 - 2018)

		Gregory L. Ebel

		Occupation and Experience
		Mr. Ebel was elected President and Chief Executive Officer of Enbridge, Inc., an energy delivery company based in Calgary, Alberta, Canada (“Enbridge”), effective as of January 1, 2023. Prior to January 2023, Mr. Ebel served as Chair of Enbridge since its merger with Spectra Energy Corp (“Spectra Energy”) in early 2017. Mr. Ebel served as Chair, President and Chief Executive Officer of Spectra Energy from April 2014 to February 2017, as President and Chief Executive Officer of Spectra Energy from January 2009 to April 2014; as Group Executive and Chief Financial Officer of Spectra Energy from January 2007 to January 2009; and as President of Union Gas Limited, a subsidiary of Spectra Energy, from January 2005 until January 2007; and as Vice President, Investor and Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005.
Age	59
Director Since	2012
Independent

Committees		Key Skills and Qualifications
Independent Chair of the Board Audit Corporate Governance and Nominating
Executive Leadership - Breadth of senior executive and policy-making roles at Spectra Energy and Duke Energy Corporation, and in a number of leadership positions in the areas of finance, operations and strategic development.
Financial Expertise and Leadership - Experience in financial matters and as a financial executive, including Chief Financial Officer of Spectra Energy and Vice President, Investor and Shareholder Relations of Duke Energy, allows him to serve as an “audit committee financial expert” within the meaning of SEC rules.
Business Development - Experience in leading organizations in the areas of strategic development and mergers and acquisitions at Spectra Energy and Duke Energy.
Risk Management - Executive experience in risk management and holds a Certificate in Cybersecurity Oversight issued by Carnegie Mellon University Software Engineering Institute.

		Other Public Company Boards
		Current	Prior (Within the past five years)
		Enbridge, Inc.	Baker Hughes Company (2019 - 2022)

		Timothy S. Gitzel

		Occupation and Experience
		Mr. Gitzel has been President and Chief Executive Officer of Cameco Corporation (“Cameco”), a uranium producer and provider of processing services required to produce fuel for nuclear power plants, since July 2011. From May 2010 to July 2011, Mr. Gitzel served as President of Cameco and from January 2007 to May 2010, as its Senior Vice President and Chief Operating Officer.

Age	61	Key Skills and Qualifications
Director Since	2013
Executive Leadership - Executive leadership experience in a multi-national company.
Experience in Business, Government and Regulatory Affairs in Canada - Extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located.
Mining Experience - Over 25 years of senior management experience in Canadian and international uranium and mining activities including global exploration and decommissioning operations.
Risk Management - Executive experience in risk management.

Independent
Committees
Compensation and Human Resources (Chair) Corporate Governance and Nominating

		Other Public Company Boards
		Current	Prior (Within the past five years)
		Cameco Corporation	None

		Denise C. Johnson

		Occupation and Experience
		Ms. Johnson is the Group President of Resource Industries of Caterpillar, Incorporated (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Ms. Johnson has held this position since February 2016 when she was promoted from Vice President of Material Handling and Underground Division, which position she had held since January 2015. Prior to that, Ms. Johnson served as Vice President and Officer - Integrated Manufacturing Operations from May 2013 to January 2015, as Vice President and Officer - Diversified Products Division from January 2013 to May 2013 and as General Manager - Specialty Products from May 2011 to January 2013 of Caterpillar. Ms. Johnson began her career at General Motors Corporation and continued at General Motors Company, an automobile and truck manufacturer, where she held increasingly important roles from 1989 through 2011.
Age	56
Director Since	2014

Independent
		Key Skills and Qualifications
Committees
Global Operational Leadership - Significant experience in leading complex global operations, labor negotiations and product development, improvement and launches.
Operational Excellence - Experience in lean manufacturing and supply chain management.
Strategic Business Planning - Experience in developing global leadership strategies to optimize core business value.

Compensation and Human Resources EHSS

		Other Public Company Boards
		Current	Prior (Within the past five years)
		ABB Ltd.	None

		Emery N. Koenig

		Occupation and Experience
		Mr. Koenig is the retired Vice Chair and Chief Risk Officer of Cargill, Incorporated (“Cargill”). Mr. Koenig held this position since September 2013 and also served as a member of Cargill’s Corporate Leadership Team and board of directors since December 2009 until his retirement in February 2016. Previously, Mr. Koenig served as leader of Cargill Agricultural Supply Chain Platform from April 2006 to May 2014; as Executive Vice President and Chief Risk Officer of Cargill from June 2011 to September 2013; as Senior Vice President at Cargill from June 2010 to June 2011; and as leader of the Cargill Energy, Transportation and Industrial Platform from June 2007 to July 2011.

Age	67
		Key Skills and Qualifications
Director Since	2010
Executive Leadership - Experience in various senior executive and policy-making roles at Cargill, including broad experience in management of a global business.
Financial Expertise and Leadership - Experience as executive and leader in commodity trading, international trading and asset management businesses.
Risk Management - Executive experience in risk management functions of a large, multinational business.
Agricultural Business Expertise - Extensive experience in agricultural commodity trading and management.

Independent
Committees
EHSS (Chair) Corporate Governance and Nominating

		James ("Joc") C. O'Rourke

		Occupation and Experience
		Mr. O’Rourke was appointed our President and Chief Executive Officer in August 2015. He previously served as our Executive Vice President - Operations and Chief Operating Officer from August 2012 to August 2015 and as our Executive Vice President - Operations from January 2009 to August 2012. Prior to joining Mosaic, Mr. O’Rourke was President, Australia Pacific for Barrick Gold Corporation, the largest gold producer in Australia, from May 2006 to December 2008, where he was responsible for the Australia Pacific Business Unit consisting of ten gold and copper mines in Australia and Papua New Guinea.

Age	62	Key Skills and Qualifications
Director Since	2015
Management Interface with Board - Principal interface between management and our Board; facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other.
Mining Experience - More than 30 years of experience in U.S., Canadian and international mining activities, including both shaft and open-pit mining.
Global Operational Leadership - extensive experience in leading complex global operations.
Agriculture/Fertilizer Business - Longstanding experience in the agriculture and fertilizer industry through executive and operational roles for Mosaic.

Committees
None

		Other Public Company Boards
		Current	Prior (Within the past five years)
		The Toro Company	None

David T. Seaton

Occupation and Experience
Mr. Seaton is the former Chair and Chief Executive Officer of Fluor Corporation, a professional services firm (“Fluor”). He was elected chairman in February 2012 and became a member of Fluor’s board of directors and its Chief Executive Officer in February 2011 and served in such positions until May 2019. Prior to his appointment as Chief Executive Officer, Mr. Seaton was Chief Operating Officer of Fluor from November 2009 to February 2011. Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and held numerous positions in both operations and sales globally since joining Fluor in 1984.

Age	61	Key Skills and Qualifications
Director Since	2009*
Project Management - Extensive experience in leading major projects.
Executive Leadership - Experience as a Chief Executive Officer and in other executive leadership and policy-making roles in a public company. Experience overseeing the Chief Financial Officer at Fluor Corporation allows him to serve as an “audit committee financial expert” within the meaning of SEC rules.
Leadership of Global Operations - Experience in leadership of a large, global business.
Energy and Chemicals Markets Experience - Experience in energy and chemicals markets.
Risk Management - Executive experience in risk management.

Independent
Committees
Audit Compensation and Human Resources

Other Public Company Boards
		Current	Prior (Within the past five years)
		ConocoPhillips Company	Fluor Corporation (2011 - 2019)
*Mr. Seaton served on our Board from April 2009 to May 2019 and then returned beginning in September 2019.

		Steven M. Seibert

		Occupation and Experience
		Mr. Seibert is a land use and environmental attorney and has been a Florida Supreme Court-certified mediator for over 20 years. He has operated The Seibert Law Firm since January 2003, and in early 2013 co-founded a strategy consulting firm, triSect, LLC. From December 2016 to October 2020, Mr. Seibert served as Executive Director of the Florida Humanities Council, an independent, non-profit affiliate of the National Endowment for the Humanities, an independent Federal agency that serves and strengthens our republic by promoting excellence in the humanities and conveying the lessons of history to all Americans. From July 2008 until September 2011, Mr. Seibert was Senior Vice President and Director of Strategic Visioning for the Collins Center for Public Policy, a non-partisan, non-profit policy research organization. Mr. Seibert was appointed by Governor Jeb Bush and confirmed by the Florida Senate as the Secretary of Florida’s Department of Community Affairs and served in that capacity from 1999 to 2003.

Age	67
Director Since	2004

Independent		Key Skills and Qualifications
Committees
Government and Public Policy; Statewide and Local Issues in Florida - Service in various public policy and governmental roles in Florida, as well as his law practice, contribute to our Board’s understanding of public policy and other statewide and local issues in Florida, where our headquarters and most of our phosphate operations are located.
Environment and Land Use Experience - Insights gained through his experience in environmental, land and water use and emergency management in Florida enhance our Board’s perspective on these matters and facilitates his contributions to our EHSS Committee.

Audit EHSS

		João Roberto Gonçalves Teixeira

		Occupation and Experience
		Mr. Teixeira is the former Chief Executive Officer of Copersucar S.A., a Brazilian sugar, ethanol and logistics corporation (“Copersucar”). Mr. Teixeira served as Chief Executive Officer of Copersucar from December 2018 until 2022 and was responsible for managing financial and operational risks. Between 2017 and 2018, Mr. Teixeira was a founding partner of Inviste, a proprietary investment company in the real estate, venture capital and impact businesses. From 2011 to November 2016, Mr. Teixeira was with Banco Votorantim S.A., first as Head of Wholesale Banking and subsequently as Chief Executive Officer. He was previously in executive positions with Santander Group in Brazil, where he served as Executive Vice President, Head of Corporate and Investment Banking and Managing Director. Prior to this, from 1995 to 2002, Mr. Teixeira was Head of Investment Banking - Brazil for Dresdner Kleinwort Wasserstein, was a special advisor to the Minister of Finance from 1990 to 1992 and professor of economics at Pontifical Catholic University from 1988 to 1999.
Age	57
Director Since	2022
Independent

Committees		Key Skills and Qualifications
Audit EHSS
Executive Expertise and Leadership - Extensive experience as a Chief Executive Officer and in other leadership roles at several companies.
Financial Expertise and Leadership - Significant experience in the financial services industry as well as corporate and investment banking.
Brazilian Markets - Extensive knowledge and experience leading organizations and transacting business in Brazil.
Risk Management - Executive experience in financial and operational risk management.

		Other Public Company Boards
		Current	Prior (Within the past five years)
		Br Malls Participações S.A.	None
		Fleury S.A.

		Gretchen H. Watkins

		Occupation and Experience
Ms. Watkins has been president of Shell USA, Inc., formerly Shell Oil Company, Inc., (“Shell”), an energy and petrochemicals company and producer of new energies, natural gas, oil and other products, since May 2018. Ms. Watkins also served as Executive Vice President of Shell’s Global Shales business from May 2018 to June 2021. From October 2016 until its sale to Total Energies in May 2018, Ms. Watkins served as Chief Executive Officer of Maersk Oil and Gas ("Maersk"), a Danish oil and gas company. From January 2014 to October 2016, Ms. Watkins served as Chief Operating Officer of Maersk. From June 2008 to September 2013, Ms. Watkins held various corporate officer positions at Marathon Oil Company. Prior to this, Ms. Watkins held a number of executive level roles in three different continents with BP plc.

Age	54
Director Since	2020
		Key Skills and Qualifications
Independent
Executive and Operational Leadership - Extensive global leadership experience, including as Chief Executive Officer and in other strategic and policy making leadership roles at various commodity businesses.
Business and Government Affairs - Executive experience in government and regulatory affairs in the U.S., particularly in the area of energy policy
Project Management and Delivery - Extensive experience in leading major international energy projects.
Risk Management - Executive experience in risk management.

Committees
Compensation and Human Resources EHSS

		Kelvin R. Westbrook

		Occupation and Experience
		Mr. Westbrook has been President and Chief Executive Officer of KRW Advisors, LLC, a provider of strategic and general business and consulting services in the telecommunications, media and other industries, since September 2007. Mr. Westbrook founded Millennium Digital Media Systems, LLC (“MDM”) in 1997 and served as Chair and Chief Strategic Officer and as President and Chief Executive Officer of MDM from October 2006 to September 2007 and from May 1997 to September 2006, respectively.

Age	67	Key Skills and Qualifications
Director Since	2016
Executive and Operational Leadership - Extensive leadership experience, including as Chief Executive Officer and in other strategic leadership roles at various companies.
Legal, Media and Marketing - Core legal, media and marketing skills, including former service as a partner of a national law firm.
Corporate Governance - In-depth knowledge and expertise in corporate governance gained through service on the boards of directors and board committees of other public companies and not-for-profit entities.
Risk Management - Executive experience in risk management.

Independent
Committees
Corporate Governance and Nominating (Chair) EHSS

		Other Public Company Boards
		Current	Prior (Within the past five years)
		Archer Daniel Midland Company T-Mobile US Inc. Camden Property Trust	Stifel Financial Corp. (2007 - 2018)

Directors’ Skills Matrix
The Corporate Governance and Nominating Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board. Each director nominee’s biography stated above describes the nominee’s qualifications and relevant experience in more detail.

Qualifications, Skills & Experience	Beebe	Ebel	Gitzel	Johnson	Koenig	O’Rourke	Seaton	Seibert	Teixeira	Watkins	Westbrook
General Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public CEO		✓	✓			✓	✓
International Business	✓	✓	✓	✓	✓	✓	✓			✓
Mining/Extractive Industry			✓			✓	✓
Operations Management, Large Capex		✓		✓	✓	✓	✓			✓
Finance	✓	✓					✓	✓	✓
Mergers and Acquisitions	✓	✓					✓		✓		✓
Capital Markets	✓	✓							✓
Agriculture	✓				✓	✓			✓		✓
Commodity Businesses	✓	✓	✓		✓	✓			✓	✓
Public Policy		✓	✓				✓	✓		✓	✓
Sustainability/Environment		✓	✓	✓	✓	✓	✓	✓		✓
Canada Issues	✓	✓	✓			✓				✓
Florida Issues						✓		✓
Brazil Issues	✓			✓	✓				✓
Logistics		✓	✓	✓	✓	✓	✓			✓
Information Technology	✓	✓			✓						✓
Legal			✓					✓			✓
Corporate Governance		✓	✓		✓						✓
Human Resources		✓	✓	✓	✓						✓
Science and Innovation			✓	✓		✓	✓			✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Nomination and Selection of Directors
The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways:
•periodic solicitation of input from Board members and firms specializing in director recruitment;
•consultations with senior management and director search firms; and
•candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws.
The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board. After considering this recommendation, the Board determines its nominees. The Corporate Governance and Nominating Committee evaluates all candidates on the same basis regardless of the source of the referral.
Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees. The full text of this policy is available on our website www.mosaicco.com under the “Investors – Governance – Governance Documents” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. Additionally, the notice of nomination must include a statement as to whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election, an irrevocable resignation letter to be effective upon acceptance by the Board, in accordance with our Corporate Governance Guidelines. The remainder of the requirements of the advance notice procedures are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2024 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.
Director Qualifications
In order to be nominated by the Board as a director, director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the qualifications set forth in our Corporate Governance Guidelines, including:
•personal characteristics:
–highest personal and professional ethics, integrity and values;
–an inquisitive and objective perspective; and
–practical wisdom and mature judgment;
•broad experience at the policy-making level in international business, trade, agriculture, government, academia or technology;
•expertise that is useful to us and complementary to the background and experience of other directors, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;
•willingness to represent the best interests of all stockholders and objectively appraise management performance;
•involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders; and
•commitment in advance of necessary time for Board and committee meetings.
In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The Corporate Governance and Nominating Committee discusses diversity considerations in connection with each director candidate. When seeking the assistance of a director search firm to identify candidates, the Corporate Governance and Nominating Committee requests that the search firm consider diversity, in addition to other factors, in its search criteria.
Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, a peer review of directors and an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.
The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Governance – Governance Documents” caption.
Retirement from the Board
The Board has a retirement policy which provides that a non-employee director who attains age 74 shall submit his or her resignation as a director to be effective at the time of the next annual meeting of stockholders. The Board, on the recommendation of the Corporate Governance and Nominating Committee, may decline to accept a resignation if it determines that continued service as a director would be in the best interests of the Company. In addition, it is the policy of the Board that employee-directors (other than the Chief Executive Officer) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the Chief Executive Officer (“CEO”) of Mosaic must submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board will accept or reject any of the foregoing resignations based on the best interests of Mosaic.
DIRECTOR STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines for non-employee directors in order to align their interests with the long-term interests of stockholders. These guidelines call for each director to acquire shares with a value of at least five times the annual base cash retainer within five years of becoming a director. Based on our current director compensation program, this amount would be $900,000 for our independent Chair of the Board and $525,000 for each other non-employee director. For purposes of computing a director’s holdings under our stock ownership guidelines, RSUs (whether vested or unvested) owned by a director are included. The following table shows information about each non-employee director’s stock ownership at March 28, 2023 in relation to the ownership guidelines and the market value of shares beneficially owned or subject to vested but unreleased RSUs held by each non-employee director:

Non-Employee Director	Shares Included Under Guidelines		Value (1) in Excess of Guidelines ($)	Market Value of Shares (2)
	Shares (#)	Value ($) (1)		($)
Cheryl K. Beebe (3)	49,152	$1,075,790	$550,790	$2,033,086
Gregory L. Ebel	126,335	3,965,857	3,440,857	4,017,721
Timothy S. Gitzel	64,023	1,701,442	1,176,442	2,682,205
Denise C. Johnson	26,309	597,301	72,301	1,035,989
Emery N. Koenig	70,724	2,187,989	1,662,989	2,974,704
David T. Seaton	48,163	1,463,032	938,032	1,989,916
Steven M. Seibert	55,484	1,570,203	1,045,203	2,309,478
João Roberto Gonçalves Teixeira (3)	1,611	87,719	—	—
Gretchen H. Watkins (3)	20,430	467,517	—	779,371
Kelvin R. Westbrook	44,721	1,061,933	536,933	1,839,673
(1) Under our stock ownership guidelines for non-employee directors, RSUs and the shares issued thereunder are valued at the date of grant and other shares are valued at their date of purchase.
(2) Reflects market value as of March 28, 2023 of shares owned beneficially and shares subject to RSUs that have vested as of the date of this Proxy Statement.
(3) Director has not yet completed five years of service. Ms. Beebe, Mr. Teixeira and Ms. Watkins will complete five years of service on May 23, 2024, November 1, 2027 and May 21, 2025, respectively, if they remain as directors of Mosaic.
Our stock ownership guidelines for executive officers, including the executive officer who is a director, are described under “Executive Stock Ownership Guidelines” on page 44 in our Compensation Discussion and Analysis.

CORPORATE GOVERNANCE
Our Board oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management.
We review our corporate governance guidelines and practices on a regular basis, which are available on our website at www.mosaicco.com under the “Investors - Governance - Governance Documents” caption. Set forth below is a detailed description of our key governance policies and practices.
Board Independence
In addition to meeting the minimum standards of independence adopted by the New York Stock Exchange (“NYSE”), a director is not deemed “independent” unless our Board affirmatively determines that the director has no material relationship that would violate our Director Independence Standards.
Our Board has adopted Director Independence Standards, which include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Governance – Governance Documents” caption.
Our Board, on the recommendation of the Corporate Governance and Nominating Committee, has determined that our incumbent non-employee directors, Cheryl K. Beebe, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, David T. Seaton, Steven M. Seibert, João Roberto Gonçalves Teixeira, Gretchen H. Watkins and Kelvin R. Westbrook, and two former directors, Oscar P. Bernardes and Luciano Siani Pires, both of whom resigned from our board in 2022, are each “independent” under the NYSE rules and our Director Independence Standards. In making its independence recommendations for our incumbent non-employee directors, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of each director’s response to questions regarding employment, business, familial, compensation and other relationships with us and our management. For Messrs. Bernardes and Siani Pires, the determination was made based on their most recent responses to the questions described above.
James (“Joc”) C. O’Rourke, our current President and CEO, is not independent because of his relationship with Mosaic.
Board Oversight of Risk
It is the role of management to operate the business, including managing the risks arising from our business, and the role of our Board to oversee management’s actions.
Management’s Enterprise Risk Management, or ERM, Committee assists us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, as well as identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks.
Our Board is responsible for oversight of our management of enterprise risk. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other risk-related matters relating to our business. As an integral part of the Board’s oversight of enterprise risk management, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analyses and evaluates our ERM performance. In addition, regularly-scheduled meetings of our Board from time to time include an in-depth review of one or more significant enterprise risk focus topics.
Pursuant to their respective charters, each of the committees of our Board assists in the Board’s oversight of risk as follows:
•in accordance with its charter and NYSE listing standards, our Audit Committee regularly reviews with management, our Vice President – Internal Audit, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Internal Audit policies regarding risk assessment and risk management.
•our Compensation and Human Resources Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO.
•our Corporate Governance and Nominating Committee oversees succession planning for our CEO and oversees, from a corporate governance perspective, the manner in which the Board and its committees review and assess enterprise risk.
•our EHSS Committee oversees management’s plans, programs and processes to evaluate and manage EHSS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHSS risks in our businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHSS risk management programs.
Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.
Committees of the Board of Directors
Our Board has four standing committees, with each of them composed entirely of independent directors:
•Audit;
•Compensation and Human Resources;
•Corporate Governance and Nominating; and
•Environmental, Health, Safety and Sustainable Development.
Each of these committees plays a significant role in the discharge of our Board’s duties and obligations and routinely meets in private session without the CEO or other members of management in attendance. Each of the four committees operates under a written charter which is available on our website at www.mosaicco.com under the “Investors – Governance – Governance Documents” caption.

Audit Committee

Five Members:
The Board has determined that all of the Audit Committee’s members are financially literate and meet the independence requirements of the NYSE and the SEC.

The Board has further determined that each of Cheryl K. Beebe, Gregory L. Ebel and David T. Seaton qualifies as an “audit committee financial expert” as the term is defined by the SEC.

•	Cheryl K. Beebe, Chair
•	Gregory L. Ebel
•	David T. Seaton
•	Steven M. Seibert
•	João Roberto Gonçalves Teixeira

Meetings During 2022:	Eight
Key Responsibilities:
•appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

•reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor;

•review and approval of the internal audit plan and reviewing the audit results;
•reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm;

•reviewing with the independent registered public accounting firm and managing the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports;

•periodically reviewing ESG matters that are relevant to the Audit Committee’s oversight responsibilities; and
•reviewing the Audit Committee Report included in this Proxy Statement.

Compensation and Human Resources Committee
Four Members:

•	Timothy S. Gitzel, Chair	None of our Compensation and Human Resources Committee’s members also serve as our officers or employees, and all of its members, including its Chair, meet the independence requirements of the NYSE and the SEC.
•	Denise C. Johnson
•	David T. Seaton
•	Gretchen H. Watkins

Meetings During 2022: Five
Key Responsibilities:
Assists the Board in oversight of compensation to our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the principles, elements and proportions of total compensation to our CEO and other executive officers, evaluation of our CEO’s performance and broad-based compensation, benefits and rewards and their alignment with our business and human resource strategies. The responsibilities of our Compensation and Human Resources Committee include, among others:
•Chief Executive Officer Compensation:
	w	reviewing and recommending to our independent directors the amount and mix of direct compensation paid to our CEO; and
	w	establishing the amount and mix of executive benefits and perquisites for our CEO.
•Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.
•Severance, Change-in-Control and Other Termination Arrangements:
	w	reviewing and recommending to our independent directors the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;
	w	establishing any change-in-control and other termination arrangements for our other executive officers; and
	w	adopting appropriate forms of agreements reflecting such arrangements.
•Incentive Plans:
	w	reviewing and recommending measures and weightings to our Board under short- and long-term incentive plans for executive officers;
	w	recommending to our independent directors awards under these plans to our CEO; and
	w	approving awards under these plans to our other executive officers.
•Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.
Also oversees:
•our public disclosure of compensation matters in our proxy statements;
•our solicitation of stockholder approval of compensation matters;

•risks related to our executive and employee compensation policies and practices, including the design of executive and employee compensation programs to mitigate financial, stockholder, reputation and operation risks;

•ESG matters that are relevant to the Committee’s oversight responsibilities, including the Human Capital report included in the 2022 10-K Report; and
•succession planning for our senior management other than the CEO and related risks.

Compensation and Human Resources Committee
Delegations of Authority
•our Compensation and Human Resources Committee’s charter provides that it may delegate its authority to a subcommittee of its members.

•our Compensation and Human Resources Committee may also delegate its authority when authorized to do so by one of our compensation plans. Our 2014 Stock and Incentive Plan, 2004 Omnibus Stock and Incentive Plan and proposed 2023 Stock and Incentive Plan each expressly permits the committee to delegate authority as it deems appropriate.

Additional information about our Compensation and Human Resources Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under “Executive Compensation Governance - Key Roles in Named Executive Officer Compensation Process.”

Corporate Governance and Nominating Committee
Five Members:
• Kelvin R.Westbrook, Chair
The Board has determined that all of the Corporate Governance and Nominating Committee’s members meet the independence requirements of the NYSE and the SEC.
• Cheryl K. Beebe
• Gregory L. Ebel
• Timothy S. Gitzel
• Emery N. Koenig

Meetings During 2022:	Six
Key Responsibilities:
•recommending to the Board a set of corporate governance guidelines and providing ongoing oversight of governance;
•recommending to the Board nominees for director;
•recommending to the Board all committee assignments;
•developing and recommending to the Board a compensation and benefits program for the non-employee directors;
•overseeing the Board and committee annual evaluation process, including peer review;
•overseeing, from a corporate governance perspective, the manner in which the Board and its Committees review and assess enterprise risk;
•reviewing and approving certain transactions involving related persons;
•periodically review ESG matters that are relevant to the Corporate Governance and Nominating Committee’s oversight responsibilities; and
•reviewing the succession plan for the CEO.

Environmental, Health, Safety and Sustainable Development Committee
Six Members:
• Emery N. Koenig, Chair
• Denise C. Johnson
• Steven M. Seibert
• João Roberto Gonçalves Teixeira
• Gretchen H. Watkins
• Kelvin R. Westbrook

Meetings During 2022:	Four
Key Responsibilities:
Provides oversight of our EHSS strategic vision and performance, including the safety and health of employees and contractors; environmental performance; the systems and processes designed to manage EHSS risks, commitments, public responsibilities and compliance; relationships with an impact on communities with respect to EHSS matters; public policy and advocacy strategies related to EHSS issues; and achieving societal support of major projects. Its responsibilities include, among others:
•overseeing the effectiveness of management’s systems, policies and processes that support our EHSS goals, commitments and compliance obligations;
•review, approve and recommend the environment, health and safety (“EHS”) measures and goals to be included in the Company’s annual short-term incentive plans;
•conducting an annual environmental, health and safety management system review;
•reviewing with management compliance with environmental, health and safety laws, and pending or threatened environmental, health and safety proceedings;
•overseeing management’s responses to significant emerging EHSS issues;
•monitor environmental and sustainability performance and progress toward companywide targets;
•reviewing sustainability issues, including product stewardship;
•overseeing our processes and practices for stakeholder engagement on EHSS matters;
•periodically review ESG matters that are relevant to the Committee’s EHSS oversight responsibilities; and
•overseeing our processes for managing EHSS risks.

Other Policies and Practices Relating to the Board of Directors
Board Leadership Structure
As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Board Chair and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new CEO.
At the present time, we have separated these two offices, with Mr. Ebel serving as our independent Board Chair and Mr. O’Rourke serving as our CEO. Our Board believes that separating these positions:

•allows our independent Board Chair to focus on advising and overseeing management; and
•allows our CEO to devote his time and efforts to the management and operation of Mosaic, including the development and implementation of our business strategies.

In his role as independent Board Chair, Mr. Ebel, among other things:

•leads the Board’s process for assessing the performance of the CEO;
•acts as a liaison between the Board and senior management;
•establishes, prior to the commencement of each year and in consultation with the Corporate Governance and Nominating Committee, a schedule of agenda subjects to be discussed during the year;
•establishes the agenda for each regular Board meeting;
•presides over each Board meeting; and
•presides over private sessions of the non-management directors at regular Board meetings.
Evaluation of Board Performance
In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our directors annually evaluate the Board’s performance, including the performance of each Board committee. The evaluation process includes a survey of the individual views of directors, a summary of which is then shared with the Board, as well as peer review of directors. The Corporate Governance and Nominating Committee annually evaluates its own performance as well as the performance of the Board as a whole, including peer review, and each other Board committee annually evaluates its own performance.
Executive Sessions
The non-management directors meet in executive session at each regular Board meeting without the CEO or other members of management in attendance. In addition, our independent directors meet in executive session at least annually. Mr. Ebel, our Board Chair, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management.
Director Meeting Attendance
Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone or video conference contact with our executive officers and others regarding our business and affairs. Our full Board held five regular meetings and one special meeting during 2022. Each director was present for at least 94 percent of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during 2022.
All directors and director nominees are expected to attend our annual meeting of stockholders. Last year, all of our then-serving directors attended the 2022 Annual Meeting.
Communications with the Board
The Board believes that accessibility to the members of our Board is an important element of our corporate governance practices and has adopted a policy regarding communications with our Board. Pursuant to the policy, our Senior Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and our Board. Communications addressed to the Board as a whole, other than those described below, will be forwarded to the Board Chair. Communications, other than those described below, addressed to an individual director will be forwarded to such named director.
Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Senior Vice President, General Counsel and Corporate Secretary. They may:

•contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;
•send written communication in care of our Senior Vice President, General Counsel and Corporate Secretary at The Mosaic Company, 101 East Kennedy Boulevard, Suite 2500, Tampa, Florida 33602;
•send e-mail messages to our Board, including the independent Chair or the non-management directors as a group, to directors@mosaicco.com; or
•send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.
Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories:

•routine questions, complaints and comments that management can appropriately address;
•routine invoices, bills, account statements and related communications that management can appropriately address;
•surveys and questionnaires; and
•requests for business contacts or referrals.
In these cases, he will provide a copy of the original communication to the Board Chair (or to the Chair of the Corporate Governance and Nominating Committee) and advise of any action taken with respect to the communication. Our Senior Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Board Chair for handling.
The full text of our policy regarding stockholder communications with the Board is available on our website at www.mosaicco.com under the “Investors – Governance – Governance Documents” caption.
Policy and Procedures Regarding Transactions with Related Persons
Our Board, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Governance – Governance Documents” caption.
The Related Person Transactions Approval Policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing and approving transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family.
Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, and in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.
No director may participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director is required to provide to the Corporate Governance and Nominating Committee all material information concerning the related person transaction as may be requested by the committee. Any related person transaction that is not approved will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.
Related person transactions under the policy do not include:

•any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees;

•indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person;

•any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation and Human Resources Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

•any transaction entered into in the ordinary course of business pursuant to which the related person’s interest derives solely from his or her service as a director or employee (including an executive employee) of another corporation or organization that is a party to the transaction and (i) the related person does not receive directly any compensation or other direct material benefit of any kind from the other corporation or organization due, in whole or in part, to the creation, negotiation, approval, consummation or execution of the transaction, and (ii) the related person is not personally involved, in his or her capacity as a director or employee of the other corporation or organization, in the creation, negotiation or approval of the transaction.

In determining whether to approve a related person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

•whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•whether there are demonstrable business reasons for us to enter into the related person transaction;
•whether the related person transaction could impair the independence of a director under our Director Independence Standards;

•whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.
Director Education Policy
Our Board believes that our stockholders are best served by a board of directors comprised of individuals who are well versed in modern principles of corporate governance and other subject matters relevant to board service. Our Board has adopted a Director Education Policy that encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board. In order to facilitate ongoing education, our management provides to our directors on a periodic basis pertinent articles and information relating to our business and our competitors and to corporate governance and regulatory issues, as well as presentations by subject matter experts on new legal and regulatory requirements. We also maintain a membership for each of our directors in an organization dedicated to corporate governance and ongoing education, and fund the reasonable costs of attending director education programs. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve. Prior approval for attendance is obtained from the chair of the Corporate Governance and Nominating Committee in each case where a director intends to seek reimbursement of the cost of attendance.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. Each of our directors and officers, as well as over 4,300 other employees in our last annual certification cycle, is requested annually to certify compliance with the Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Governance – Governance Documents” caption.

DIRECTOR COMPENSATION
Overview
Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Although our director compensation program is reviewed annually, our Corporate Governance and Nominating Committee expects that, absent special circumstances, director compensation levels would be adjusted no more frequently than every two years.
As provided in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee, in making recommendations regarding director compensation, is guided by three goals:
•compensation should fairly pay directors for work required for a company of our size and scope;
•compensation should align directors’ interests with the long-term interests of stockholders; and
•the structure of compensation should be simple, transparent and easy for our stockholders to understand.
In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee from time to time reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Our Corporate Governance and Nominating Committee also has the sole authority to select, retain and terminate an independent compensation consultant and to approve the consultant’s fees and other retention terms.
Employee Directors. Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During 2022, James (“Joc”) C. O’Rourke, our President and CEO, was an employee and director. All of our compensation to our CEO is set forth under “Executive Compensation Tables” beginning on page 50.
Director Compensation Policy
The director compensation policy provides for the following retainers for our non-employee directors:
•an annual cash retainer of $180,000 to our Board Chair and $90,000 to each other director, which was increased to $105,000 effective May 19, 2022;
•an annual cash retainer of $24,000 to the Chair of our Audit Committee;
•an annual cash retainer of $20,000 to the Chair of our Compensation and Human Resources Committee; and
•an annual cash retainer of $15,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee or EHSS Committee.
In addition, the director compensation policy provides for a single annual grant of RSUs, with a grant date fair value of $260,000 for our Board Chair and $155,000 for each other non-employee director, which were increased to $262,500 and $157,500, respectively, effective May 19, 2022. New non-employee directors receive a single grant of RSUs effective on and prorated to the date of their election to our Board.
The Board approved the May 19, 2022 increase upon the recommendation of the Corporate Governance and Nominating Committee following its annual review of our director compensation policy.
The RSUs are granted following each annual meeting where a non-employee director is elected or re-elected and vest on the date of the next annual meeting. RSUs granted prior to 2022 are subject to an additional holding period and shares are not issued until the third anniversary of the grant date. Beginning with the grants made in 2022, RSUs will vest and shares will be issued on the date of the next annual meeting. We establish the number of shares subject to the grant of RSUs by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant. If a director ceases to be a director prior to vesting, the director will forfeit the RSUs except in the event of death (in which case the RSUs will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. Vested but unissued RSUs of a director who is removed for cause will be forfeited, and as to RSUs for which an election has been made under our long-term equity deferral plan, shares will be issued in accordance with the director’s election. The RSUs include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common

Stock and which will be paid following vesting of the award at the same time as we issue shares of our Common Stock. A director may elect up to half of the RSUs granted to the director to be paid in cash rather than shares of Common Stock.
The Mosaic Non-Qualified Deferred Compensation Plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic 401(k) Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), except that the Mosaic Stock Fund investment alternative is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. The Mosaic Non-Qualified Deferred Compensation Plan provides that our Board, as constituted immediately before a change-in-control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.
Our unfunded non-qualified equity deferral plan and the applicable RSU award agreements allow eligible directors to elect to contribute all or a portion of annual RSU grants to the plan. Contributions are made on a tax-deferred basis until distribution in accordance with a payment schedule selected by the director at the time of his or her deferral election. For each share that would have been issued under an RSU award but for an election to defer its receipt, the director will be credited with a recordkeeping amount of cash equal to the dividends per share paid or payable to holders of our Common Stock on a share of our Common Stock. This recordkeeping amount will be paid out consistent with the payment dates specified in the plan.
We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions.
The following table and accompanying narrative and notes provide information about our compensation for service as a non-employee director during 2022.
2022 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
Cheryl K. Beebe	$123,231	$157,513	$5,284	$286,028
Oscar P. Bernardes (5)	34,618	—	5,284	39,902
Gregory L. Ebel	180,000	262,480	8,863	451,343
Timothy S. Gitzel	119,231	157,513	5,284	282,028
Denise C. Johnson	99,231	157,513	5,284	262,028
Emery N. Koenig	114,231	157,513	5,284	277,028
David T. Seaton	99,231	157,513	4,998	261,742
Steven M. Seibert	99,231	157,513	5,284	262,028
Luciano Siani Pires (6)	64,421	239,055	773	304,249
João Roberto Gonçalves Teixeira	12,183	87,719	—	99,902
Gretchen H. Watkins	99,231	157,513	—	256,744
Kelvin R. Westbrook	114,231	157,513	5,284	277,028

(1)Reflects the aggregate amount of the cash retainers earned or paid for 2022.
(2)Reflects the grant date fair value for RSUs granted to directors, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, or FASB ASC 718. The assumptions used in our valuation of these awards are discussed in note 21 to our audited financial statements for 2022 included in the 2022 10-K Report.

(3)The following table shows the number of RSUs held at December 31, 2022 by each non-employee director who served during 2022:

Director	Restricted Stock Units Held at December 31, 2022 (#)	Vesting Date
Gregory L. Ebel	22,511	5/20/2021
	7,439	5/19/2022
	4,291	5/25/2023
Oscar P. Bernardes	13,420	5/20/2021
	4,435	5/19/2022
Luciano Siani Pires	1,465	5/19/2022
Each of Cheryl K. Beebe, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, David T. Seaton, Steven M. Seibert, Gretchen H. Watkins, and Kelvin R. Westbrook	13,420	5/20/2021
	4,435	5/19/2022
	2,575	5/25/2023
João Roberto Gonçalves Teixeira	1,611	5/25/2023
(4)Reflects dividend equivalent payments for 2022. Dividend equivalents are unfunded, do not bear interest and are not paid unless the shares that are subject to the RSU are issued.
(5)Mr. Bernardes retired from our Board effective as of the close of the 2022 Annual Meeting.
(6)Mr. Siani Pires resigned from our Board on September 1, 2022. Upon his resignation, the Board elected to accelerate the vesting of Mr. Siani Pires’ 2022 equity award effective on the date of his resignation.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program for our Named Executive Officers for 2022. Our Named Executive Officers are:

2022 Named Executive Officers
James ("Joc") C. O'Rourke	President and Chief Executive Officer
Clint C. Freeland	Senior Vice President and Chief Financial Officer
Corrine D. Ricard	Senior Vice President - Mosaic Fertilizantes
Bruce M. Bodine	Senior Vice President - North America
Walter F. Precourt III	Senior Vice President - Strategy and Growth
Performance Highlights

	2022	2021
Net Sales (in millions)	$19,125.2	$12,357.4
Net Income (in millions)	$3,582.8	$1,630.6
Diluted Net Earnings per Share	$10.06	$4.27
Operating Earnings (in millions)	$4,785.3	$2,468.5
•Full year revenues were up 55 percent year-over-year to $19.1 billion, as stronger pricing more than offset lower volumes. The gross margin rate in 2022 was 30 percent, up from 26 percent in 2021.

•During 2022, we repurchased 30,810,173 shares of Common Stock in the open market for approximately $1.7 billion. This includes 7,056,229 shares we purchased under an accelerated share repurchase agreement in 2022.
•In the first quarter of 2022, our Board of Directors approved the establishment of a new $1.0 billion share repurchase authorization, which was completed in the second quarter of 2022. Our Board of Directors authorized an additional $2.0 billion share repurchase program in the third quarter of 2022.
•In the first quarter of 2022, our Board of Directors approved a regular dividend increase to $0.60 per share annually from $0.45, beginning with the second quarter of 2022. In the fourth quarter of 2022, our Board of Directors increased the dividend target to $0.80 per share annually, beginning with the dividend declared on December 16, 2022.
•In November 2022, we paid the outstanding balance of $550 million on our 3.25% senior notes, due November 15, 2022, without premium or penalty.
We have included additional information on these matters in our accompanying 2022 Annual Report.
Executive Compensation Overview
We operate in a cyclical and seasonal industry in which profitability is heavily influenced by commodity prices and other external factors, including the price, supply and demand of our fertilizer products and the key inputs we use to produce them. While some of these factors are controllable, others are not. As a result, our incentive measures reflect key financial and operational performance that take into consideration the impact of external factors, yet are within the control of management. Our executive officers and non-sales salaried employees globally participate in short-term incentive plans with the same metrics except that, starting in 2021, the executive officers are also measured on goals tied to the execution of our six global strategic priorities, which are discussed in “Executing our Strategy” on page 3. Common incentives across the executive officer group promote collaboration, unity of interests and accountability for enterprise results.
Our executive compensation program’s target total direct compensation includes traditional base salary, short-term incentives tied to financial, operational and strategic performance and long-term incentives linked to stock price performance.
2022 compensation overview:
•As in prior years, the majority of target total direct compensation for 2022 was “at risk” based on financial, operational and stock price performance.
•In 2022, our short-term incentive plans remained largely identical to 2021 except we increased the focus on adjusted operating earnings and free cash flow and removed invested capital to continue the redesign of the short-term incentive plan which started in 2021 to create greater alignment with our six global strategic priorities, including:
–an ESG scorecard, and
–for the Company’s executive officers, strategic goals focused on leading indicators of future financial performance.
Financial metrics continued to be the primary focus of our short-term incentive plans with a 65% weighting. A 15% weighting was given to ESG performance, and 20% to strategic goals which are discussed under “Executing our Strategy” on page 3.
•Payouts to our Named Executive Officers under our short-term incentive plan ranged from 99.5% to 108.7% of target, based upon the Company’s strong earnings and cash flow, robust ESG achievements in the areas of risk reduction and diversity and inclusion, and the Named Executive Officers’ performance on their individual strategic goals. The amounts reflect that, at the recommendation of the CEO, the Compensation and Human Resources Committee exercised negative discretion to reduce the awards paid to Named Executive Officers due to a safety incident which resulted in fatalities.
•Long-term incentive awards granted to Named Executive Officers in 2022 for the 3-year performance period ending February 2025 consisted of one-third time-based RSUs and two-thirds TSR performance units.
–RSUs granted in 2022 to our Named Executive Officers will vest on the third anniversary of the grant date.
–TSR performance unit awards granted in 2022 to our Named Executive Officers:
◦are one-half stock-settled and one-half cash-settled;

◦require positive adjusted net earnings and 10% TSR growth over the three-year performance period to earn target awards; and
◦require an additional one-year holding period on the stock-settled portion of the award.
•TSR performance unit awards, granted in 2019 for the 2019 to 2022 performance period, which ended in March 2022, paid out at 142.16% of target.
Compensation Practices and Policies
The Compensation and Human Resources Committee periodically reviews our executive compensation program to ensure that it remains consistent with our pay-for-performance philosophy and, as a whole, reflects what the Compensation and Human Resources Committee believes to be best practices among our peer group and the broader market. Highlights of our 2022 compensation practices and policies are presented below.

What We Do
✓	A majority of target total direct compensation is at-risk and tied to performance.
✓	We maintain an appropriate balance between short- and long-term compensation to provide appropriate balance between short- and long-term decision making, encourage prudent decision making, and discourage excessive risk taking.
✓	We have adopted clawback provisions for our annual and long-term incentives which will be updated to comply with NYSE listing standards once they are adopted.
✓	Executive change-in-control agreements and long-term incentive awards require double trigger vesting in the event of a change-in-control.
✓	We have adopted stock ownership guidelines of 5x annual salary for CEO and 3x annual salary for other executive officers, with a requirement to hold 100% of all shares acquired from vested equity until the required ownership level is achieved.
✓	The Compensation and Human Resources Committee engages an independent executive compensation consultant and has access to other independent advisors.
✓	We hold an annual advisory vote to approve the compensation of our Named Executive Officers.

What We Don’t Do
✗	We do not enter into executive employment agreements with lengthy terms or evergreen provisions.
✗	We do not award uncapped incentives that could contribute to excessive risk taking.
✗	We do not provide tax gross-ups under our executive change-in-control agreements.
✗	We do not permit hedging or pledging of Mosaic stock.
✗	We do not reprice options under our stock plan.
✗	We do not pay dividends or dividend equivalents on unearned TSR performance units or RSUs.
✗	We do not provide excessive perquisites for senior leaders; perquisites are limited to restoration provisions and those that require a specific business rationale.

CEO Three-Year Reported versus Realized Pay: Short-Term Incentives and Long-Term Incentives
Our Compensation and Human Resources Committee believes it is helpful to look at performance-based compensation from the perspective of the value actually realized compared to the value that was reported. The first chart below shows the target annual short-term incentive opportunities for our CEO, as reported, compared to actual payouts for the periods ended December 31, 2020, 2021, and 2022. The second chart provides the grant date fair value of long-term incentive awards granted to our CEO during the three fiscal years from 2017 through 2019, respectively, compared with the value actually realized on the vest date of each award. This comparison helps to illustrate the sensitivity to performance of our incentive compensation and is intended to supplement, rather than to replace, the information found in the Summary Compensation Table on page 41 for the applicable years.
(a) For each year shown above, Reported Pay includes the target short-term incentive award as reported for our CEO in each applicable Grants of Plan-Based Awards Table.
(b) For each year shown above, Realized Pay includes the actual short-term incentive award earned based on that year’s performance, as reported for our CEO in each applicable Summary Compensation Table.
(a) For each year shown above, Reported Pay includes grant date fair value of long-term incentive awards granted in 2017, 2018 and 2019 as reported for our CEO in each applicable Summary Compensation Table.
(b) For each year shown above, Realized Pay includes the actual value of long-term incentive awards received for 2017, 2018 and 2019 that vested in 2020, 2021 and 2022, respectively. There was no payout in 2020 for the 2017 awards because our cumulative net earnings during the performance period did not meet the threshold for vesting.

2022 Stockholder Say-on-Pay Vote
We provide our stockholders with the opportunity to cast a say-on-pay vote each year. At our 2022 Annual Meeting, approximately 94% of the votes cast were in favor of the advisory vote to approve the compensation of our Named Executive Officers. In view of the favorable votes for both 2020 and 2021, as well as other factors (including market considerations and Company and individual performance), we did not substantially change our executive compensation policies for 2022. We believe that these results demonstrate strong stockholder support for our compensation programs.
Stockholder Engagement
During 2022, we invited stockholders representing 53.7% of our outstanding shares to meet with members of our senior leadership team and spoke with holders representing 21.1% of our outstanding shares (the remaining 32.6% did not require a meeting or did not respond to our invitation). We had the opportunity to discuss the Company’s ESG programs during these meetings and solicit feedback. In general, the outreach was well received by those stockholders and, although no specific concerns were raised, it provided a constructive dialogue. To the extent the Company receives specific comments about executive compensation policies or practices, the Compensation and Human Resources Committee will take them into consideration when making its decisions.
The outreach program is designed to maintain an ongoing relationship with investors to better understand their issues and perspectives on the Company, including compensation practices. We plan to continue the outreach program in years to come.
Executive Compensation Program
Compensation Philosophy and Program Objectives
Our executive compensation program aims to align with our stockholders’ interests by tying executive pay to the successful execution of our long-term strategic plan and achievement of our business objectives, as well as to support our ability to attract, retain and motivate key executives. Within this overall compensation philosophy, our Compensation and Human Resources Committee makes executive officer compensation decisions based on strategic progress, desired business direction, individual achievement and relative positioning within our peer group. The Compensation and Human Resources Committee approved an updated executive compensation philosophy in 2021 following consultation with its independent compensation consultant.
Our executive compensation program is designed to build a competitive advantage in a global industry heavily influenced by factors such as fertilizer and other commodity prices. The program is shaped by the realities of a capital-intensive, cyclical and seasonal business with potentially large swings in profitability due to market and other external factors, including:
•price, supply and demand of our fertilizer products and the key product inputs;
•market prices for end-customer products which have an impact on the demand and/or affordability of products/services;
•weather events and patterns affecting crop yields and prices;
•raw material and energy costs that affect profit margins;
•government fertilizer subsidies and other farm policies; and
•environmental regulations and the costs of compliance and risk abatement.
As a result, our incentive plans reward achievement of key financial and operational performance measures that take into consideration the impact of external factors, yet are within the control of management. In 2022, our short-term incentive plan metrics remained largely identical to 2021 except we increased the weighting of adjusted operating earnings from 15% to 25%, reduced the weighting of Cost Control from 15% to 10% and removed invested capital which was previously weighted at 5%. As such, we continued the design direction we started in 2021 when we redesigned the short-term incentive plans to align with our six global strategic priorities which are discussed under “Executing our Strategy” on page 3.
In addition to corporate financial metrics which comprise 65% of their target short-term incentive, executive officers have 20% of their target short-term incentive tied specifically to individual goals related to our six strategic priorities as well as 15% tied to a scorecard of our ESG progress. Program elements are designed to work in concert to meet Mosaic’s business and executive talent objectives in a way that align with the interests of our stockholders. Furthermore, common incentives across the executive officer group promote collaboration, unity of interests and accountability for enterprise results.

When evaluating the competitiveness of our program, we look at total direct compensation rather than each element individually. In this way, we are better able to track and manage program costs in the same manner as other business expenses.
Elements of Compensation
The elements of our executive compensation program for our Named Executive Officers include:

	Compensation Element	Purpose	Key Principles
Fixed	Base Salary	•Provide a fixed level of competitive base pay to attract and retain talent	•Salaries are set based on responsibilities, experience, expertise, organizational impact and leadership competencies.
•Salary levels should be competitive and generally approximate the 50th percentile of our peer group.
Variable	Short-Term Incentives
•Motivate short-term performance against specified financial, operational and strategic targets
•Align performance objectives with the interests of our stockholders
•Align with Mosaic’s six global strategic priorities
•Advance ESG Initiatives

•Target short-term incentives range from 75% to 140% of Named Executive Officers’ base salary, based on:
      – responsibilities of position
      – experience and expertise in that role
      – consideration of market data
•Potential payouts range from 0% to 200% of target
•Target incentive values are set to achieve target total cash compensation which is competitive and generally approximates the 50th percentile of our peer group.

•Incentive measures reflect key financial and operational performance objectives that account for the impact of external factors, yet are within the control of management. Strategic execution and ESG progress are included to provide specific focus in those areas.
•Common incentives across the executive officer group promote collaboration, unity of interests and accountability for enterprise results.

	Long-Term Incentives	•Link management compensation to stock price performance to align with stockholder interests •Payouts of performance-based awards are subject to a positive adjusted net earnings threshold	•Long-term incentives comprise the majority of the Named Executive Officers’ total direct compensation at target.
•Target award levels are based on:
      – responsibilities of position
      – individual contribution to business outcomes
      – company performance
      – consideration of market data
•Long-term incentives may be comprised of performance units, time-based RSUs and/or stock options.

•Target incentive values are set to achieve total direct compensation which is competitive and generally approximates the 50th percentile of our peer group.
•Payouts can range from 0% to 200% of the target number of units.
•Off-cycle grants of time-based RSUs may be awarded for recruitment, retention or promotional purposes. No off-cycle RSUs were granted to Named Executive Officers in 2022.

	Compensation Element	Purpose	Key Principles
Other	Benefits and Perquisites
•Provide limited perquisites to enable our Named Executive Officers to focus their attention on business strategies and to allow them to continue to participate in benefit programs on the same basis as other employees without regard to limits imposed by regulation or suppliers.
•Provide competitive programs for wellness, health care, financial security and capital accumulation for retirement.

•Named Executive Officers may participate in the Mosaic 401(k) Plan and health and welfare plans generally made available to our employees.
•Named Executive Officers also participate in the Mosaic Non-Qualified Deferred Compensation Plan which offers restoration provisions to make up for amounts that would have been contributed to the Mosaic 401(k) Plan but for annual contribution limits imposed by the Code.
•Named Executive Officers who were employees of Cargill before the 2004 business combination between IMC Global Inc. (“IMC”) and Cargill's fertilizer business have additional pension and retirement benefits.
•Named Executive Officers are also offered financial and tax planning, life and disability insurance which restores coverage above supplier typical limits, and an executive physical exam program.

2022 Pay Mix
The following charts illustrate the mix of base pay and short- and long-term incentive compensation that comprised total direct compensation opportunity, at target, for Mr. O’Rourke and the average target total direct compensation for the other Named Executive Officers as a group, represented by each compensation component.

2022 CEO Pay Mix	2022 Other NEO Pay Mix

Although the value of RSUs at payout may vary from their value on the date of grant, we do not include RSUs in our definition of "at risk" pay. If we considered RSUs to be "at risk", "at risk" pay for our CEO and other Named Executive Officers would be 88% and 78%, respectively.
2022 Compensation Decisions
Setting 2022 Target Compensation
The tables in the sections below show the components of total direct compensation, assuming target performance, as set in March 2022 by our Compensation and Human Resources Committee for each non-CEO Named Executive Officer, and together with the other independent directors in the case of our CEO’s total direct compensation. In setting total target direct compensation, consideration was given to the responsibilities, experience, expertise, organizational impact and leadership competencies as well competitive positioning of each component for comparable roles within our peer group.

Base Salary
We provide base salary as a means to deliver a fixed amount of compensation to our Named Executive Officers. Our Compensation and Human Resources Committee reviews base salary levels in March and adjustments are made when appropriate and generally to maintain the Named Executive Officer's position with respect to market median. Base salary increases for the Named Executive Officers in 2022 were in the range of 3% to 6% as compared to the average salary increase for U.S. based employees, which was 5.5%.

Named Executive Officer	2022(1)	% of Target Total Direct Compensation
James ("Joc") C. O'Rourke	$1,307,250	11.8%
Clint C. Freeland	720,000	21.8%
Corrine D. Ricard	600,000	21.8%
Bruce M. Bodine	610,000	22.0%
Walter F. Precourt III	590,000	22.8%
(1) Effective April 1, 2022
Short-Term Incentive Program
Overview
Our Named Executive Officers are eligible to earn annual cash incentive compensation under our short-term incentive plan. Short-term incentive opportunities ranged from 75% to 140% of base salary for our Named Executive Officers. Cash incentives are awarded in March of each year and are payable only if, and to the degree, we achieve enterprise-wide performance measures. Our Compensation and Human Resources Committee has the ability to exercise negative discretion to reduce or eliminate payouts under the short-term incentive plan if it deems appropriate. The Compensation and Human Resources Committee (i) evaluated Named Executive Officer performance against their strategic goals; and (ii) at the recommendation of the CEO, reduced the awards paid to Named Executive Officers due to a safety incident which resulted in fatalities, as discussed in the 2022 Short-Term Incentive Actual Payouts section beginning on page 39, but did not otherwise apply any discretion in respect of 2022 incentives.

Named Executive Officer	Target Opportunity as % of Base Salary	2022 Target Payout	% of Target Total Direct Compensation
James ("Joc") C. O'Rourke	140%	$1,830,150	16.6%
Clint C. Freeland	80%	576,000	17.5%
Corrine D. Ricard	75%	450,000	16.4%
Bruce M. Bodine	75%	457,500	16.5%
Walter F. Precourt III	75%	442,500	17.1%
2022 Short-Term Incentive Measures
The performance measures utilized in our short-term incentive plan are linked to achievement of our business strategies and indicators of operational excellence while driving stockholder value. We believe these measures promote behaviors that will further our efforts to: (1) improve on our position as a low cost producer of fertilizer products, (2) grow sales and improve margins, including development of new products that improve crop yields, (3) produce strong, consistent cash flow and manage working capital, (4) deliver progress on our ESG scorecard, including risk reduction and diversity and inclusion, (5) make new capital investments that support our strategies, and (6) execute on the annual projects related to our six global strategic priorities. While the Named Executive Officers have individual strategic goals, the rest of the short-term incentive measures are corporate goals.

Short-Term Incentive Measure	Weight	Purpose and Structure
Adjusted Operating Earnings (incentive version) (1)	25%
•Adjusted Operating Earnings provides focus on the profitability of the business. It creates messaging around revenue growth, margin expansion, and control over overhead costs.
•Performance targets are tied to the annual budget.
•Both target and actual performance are calculated before incentive expenses and part-year consolidated income from acquisitions made during the year. The Compensation and Human Resources Committee has approved eight guiding principles for other adjustments related to significant unplanned events which may occur during the year which are generally beyond the control of plan participants (restructuring charges; non-cash write off of long-term assets; unrealized derivative gains and losses; merger, acquisition, divestiture or joint venture activity; changes to government regulations; significant legal settlements; natural disasters; and significant, non-routine business decisions).

Period Free Cash Flow (1)	20%
•Focuses on our ability to generate cash and support our investment grade credit rating.
•Performance targets are tied to the annual budget and correspond to cash flow expectations communicated to investors. Targets are derived from budgeted enterprise operating earnings, cash flow from operations and sustaining capital expenditures, replacing certain non-cash items with related cash outlays (e.g., cash taxes vs. accounting taxes).

Cost Control	10%
•Cost Control measures performance of production cost per tonne as well as global corporate overhead. The production cost per tonne performance of rock, potash, conversion, and blending, along with corporate selling, general, and administrative (“SG&A”) expenses, all factor into this measure based on actual production.
•Performance targets are based on the annual budget and correspond to production costs shared with investors, where applicable. For incentive purposes, incentive-related expenses and mergers and acquisitions (“M&A“) expenses are excluded. Actual production is used for determining both target and actual performance.

Performance Product Sales	10%
•Focuses on achieving sales of our premium products, including MicroEssentials®, which we believe provide us with a competitive advantage with customers.
•Performance targets are based on the annual budget which generally exceeds the prior year actual performance.

ESG Scorecard Progress •Safety and Sustainability (Risk Reduction) •Diversity and Inclusion	15%
•The ESG Scorecard Progress measures our achievement on select portions of our 13 sustainability goals. The metric is divided equally between the safety and sustainability (risk reduction) measure and a measure of diversity and inclusion progress.
•Safety and Sustainability measures the number of risk reduction projects completed during the year with a Management System Effectiveness assessment (“MSeA”) qualifier. For 2022, a specific portion of the risk reduction projects were required to focus on environmental and sustainability risks. Risk reduction and MSeA improvement goals are set at the business unit level.
•Diversity and inclusion measures the extent to which leaders and employees complete diversity and inclusion self-education hours across the organization to embed a diversity and inclusion mindset within our culture.
•In future years, the specific programs measured using this metric may vary to include other of our 13 sustainability goals.

Strategic Goals	20%
•Focuses on achieving key milestones of our six global strategic priorities.
•Each Named Executive Officer has two to four specific individual goals which are reviewed and approved by the Compensation and Human Resources Committee and, with respect to the CEO, the Board of Directors in the first quarter of the year. All of the goals link directly to our six global strategic priorities. These goals are intended to be leading indicators of future financial and operational success of the company.

(1) Non-GAAP measures are described in Appendix A to this Proxy Statement.

2022 Short-Term Performance Levels
The financial and operating metrics of the short-term incentive plan for our Named Executive Officers are the same as those which apply to non-sales salaried employees globally. This ensures focus, alignment and a concerted effort toward achieving goals we view as challenging but achievable and that define expected business performance. In addition, our Named Executive Officers also have two to four individual strategic goals tied to the achievement of milestones related to our six global strategic priorities. The following table provides the 2022 performance measures under the short-term incentive plan and expected payout at threshold, target and maximum performance levels. Beginning in 2022, we incorporated a range around target where incentive payouts would minimally change, a "flat spot", to reduce windfall gains and losses associated with market price swings. Flat spots were used with Adjusted Operating Earnings and Period Free Cash Flow, but not for the other metrics.

Short-Term Incentive Measure	Threshold		Target		Maximum
	Performance Level	Payout % of Target	Performance Level	Payout % of Target	Performance Level	Payout % of Target
Adjusted Operating Earnings (1) (millions)	$2,880	—%	$4,860	25%	$6,450	50%
Period Free Cash Flow (1) (millions)	$1,520	—%	$3,780	20%	$5,125	40%
Cost Control (2) (millions)	—	—%	—	10%	—	20%
North America Result (pre-SG&A)	—%	—%	100%	3.33%	200%	6.66%
Mosaic Fertilizantes Result (pre-SG&A)	—%	—%	100%	3.33%	200%	6.66%
Corporate SG&A (millions)	$350	—%	$319	3.34%	$287	6.68%
Performance Product Sales (million tonnes)	4.14	—%	4.6	10%	4.83	20%
ESG Scorecard	—	—%	—	15%	—	30%
Diversity & Inclusion (3)	100%	—%	100%	7.5%	100%	15%
Safety and Sustainability (Risk Reduction) (4)	800	—%	1,178	7.5%	1,400	15%
Environment Subset	80	—%	177	3.75%	350	7.5%
Sustainability Subset	40	—%	94	3.75%	140	7.5%
Strategic Goals	Not Achieved	—%	Achieved	20%	Exceptional	40%
Corporate Sub-Plan Goals Total		—%		100%		200%

Linear interpolation is applied when performance falls between threshold and target and target and maximum. (1) Non-GAAP measures are described in Appendix A to this Proxy Statement.
(2) Cost control is measured 1/3 North America cost per tonne performance, 1/3 Mosaic Fertilizantes cost per tonne performance and 1/3 Corporate SG&A cost performance. North America cost per tonne measures rock, conversion and potash costs per tonne; Mosaic Fertilizantes cost per tonne measures rock, conversion, potash and blending costs per tonne; and Corporate SG&A measures global SG&A from all units.
(3) Generally, payout is determined by average percent completion of diversity and inclusion self-education hours and training of our workforce below the senior leadership level including our hourly employees. Senior leadership, including the Named Executive Officers, must achieve 100% diversity and inclusion goal completion in order to receive a payout.
(4) Risk reduction metric is based on the number of engineering, substitution or elimination controls implemented to reduce risks identified in site risk registers. In addition to the total number of projects, there are also requirements for the number of environmental and sustainability projects. Performance is calculated on total, environmental, and sustainability projects and the lower performance score of the environmental and sustainability targets is averaged with the score for the total number of projects to obtain the overall score for this metric.

2022 Short-Term Incentive Actual Payouts
The following tables provide the results for each performance measure for 2022.

Corporate Performance Measures (Weighted at 80% of Target Opportunity)	2022 Actual Performance	Performance Factor	Metric Weighting	2022 Actual Payout % of Target
Adjusted Operating Earnings (1) (millions)	$5,340	110.00%	25.00%	27.40%
Period Free Cash Flow (1) (millions)	$3,337	90.00%	20.00%	18.00%
Cost Control (2) (millions)		66.00%	10.00%	6.60%
North America Result (pre-SG&A)	57%	72.00%	3.33%	2.40%
Mosaic Fertilizantes Result (pre-SG&A)	47%	59.00%	3.33%	2.00%
Corporate SG&A (millions)	$328	69.00%	3.34%	2.30%
Performance Product Sales (million tonnes)	3.51	—%	10.00%	—%
ESG Scorecard		200.00%	15.00%	30.00%
Diversity & Inclusion (3)	100%	200.00%	7.50%	15.00%
Safety & Sustainability (Risk Reduction) (4)	1,453	200.00%	7.50%	15.00%
Environment Subset	375	200.00%	3.75%	7.50%
Sustainability Subset	156	200.00%	3.75%	7.50%
Corporate Sub-Plan Goals Total		102.50%	80.00%	82.00%
(1) Non-GAAP measures are described in Appendix A to this Proxy Statement.
(2) Cost control is measured as 1/3 North America cost per tonne performance, 1/3 Mosaic Fertilizantes cost per tonne performance and 1/3 Corporate SG&A cost performance. North America cost per tonne measures rock, conversion and potash costs per tonne; Mosaic Fertilizantes cost per tonne measures rock, conversion, potash and blending costs per tonne; and Corporate SG&A measures global SG&A from all units. The North America and Mosaic Fertilizantes results shown are a weighted average of the result on each cost control component.
(3) Generally, payout is determined by average percent completion of diversity and inclusion self-education hours and training of our workforce below the senior leadership level including our hourly employees. Senior leadership, including the Named Executive Officers, must achieve 100% diversity and inclusion goal completion in order to receive a payout.
(4) Risk reduction metric is based on the number of engineering, substitution or elimination controls implemented to reduce risks identified in site risk registers. In addition to the total number of projects, there are also requirements for the number of environmental and sustainability projects. Performance is calculated on total, environmental, and sustainability projects and the lower performance score of the environmental and sustainability targets is averaged with the score for the total number of projects to obtain the overall score for this metric.

Strategic Goals (Weighted at 20% of Target Opportunity)		2022 Actual Payout % of Target
James (“Joc”) C. O’Rourke	Balance sheet and liquidity program improvements; strategic operational investment deployment; product pipeline and commercialization process acceleration; shareholder return optimization; progress on Mosaic’s six global strategic priorities	120.0%
Clint C. Freeland	Balance sheet and liquidity program improvements; progress on information technology transformation; progress on internal financial platform.	133.3%
Corrine D. Ricard	Launch Transformation 3.0; pilots of automated heavy equipment and robotics.	100.0%
Bruce M. Bodine	North America NextGen implementation; alternatives related to Transformation and NextGen; new applications for phosphates and production by-products.	93.3%
Walter F. Precourt III	Product portfolio and business development objectives; build the plant and soil health platform.	87.5%

As a result of on target performance on Adjusted Operating Earnings and Free Cash Flow, below minimum Performance Product Sales, maximum performance on ESG Scorecard progress, and performance on their individual strategic goals as set forth below, the Named Executive Officers received short-term incentive payouts ranging from 99.5% to 108.7% of target. The actual payout amount for each Named Executive Officer is set forth below and in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The amounts reflect that, at the recommendation of the CEO, the Compensation and Human Resources Committee exercised negative discretion to reduce the awards paid to Named Executive Officers due to a safety incident which resulted in fatalities.

Named Executive Officer	2022 Eligible Earnings	2022 Target Opportunity % of Base Salary	Corporate Group Goals Attainment (80% wtg.)	Strategic Goal Attainment (20% wtg.)	Total Payout %	Discretionary Adjustment	2022 Actual Payout
James ("Joc") C. O'Rourke	$1,291,688	140%	102.5%	120.0%	106.0%	$(271,300)	$1,645,400
Clint C. Freeland	712,500	80%	102.5%	133.3%	108.7%	(85,500)	533,900
Corrine D. Ricard	595,250	75%	102.5%	100.0%	102.0%	(67,000)	388,300
Bruce M. Bodine	601,000	75%	102.5%	93.3%	100.7%	(67,600)	386,100
Walter F. Precourt III	586,000	75%	102.5%	87.5%	99.5%	(65,900)	371,400
Long-Term Incentive Program
Overview
Long-term incentive awards are generally made in March of each fiscal year under our 2014 Stock and Incentive Plan. The target value of long-term incentive opportunities for our Named Executive Officers varies based on responsibilities of the position, individual contribution to business outcome, company performance and consideration of market data. In 2022, the awards consisted of one-third RSUs and two-thirds TSR performance units. One-half of the TSR performance units awarded to our Named Executive Officers will be settled in shares of Common Stock and one-half will be settled in cash. The Compensation and Human Resources Committee believes this combination effectively aligns the interests of Named Executive Officers with those of our stockholders by tying significant portions of the recipients’ compensation to the market price of our Common Stock while focusing on retention objectives.

Named Executive Officer	2022	% of Target Total Direct Compensation
James ("Joc") C. O'Rourke	$7,900,000	71.6%
Clint C. Freeland	2,000,000	60.7%
Corrine D. Ricard	1,700,000	61.8%
Bruce M. Bodine	1,700,000	61.4%
Walter F. Precourt III	1,550,000	60.0%
RSUs and TSR performance units vest after continued employment through the specified vesting and performance period, respectively, which is generally three years. For the TSR performance units, there is an additional one-year holding period on the stock-settled portion of the award. Each type of award includes dividend equivalents, which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid only with respect to vested units and only when we issue payment after the awards vest.
RSUs and TSR performance units are subject to “double trigger vesting” upon a qualified change-in-control, as described under “Potential Payments upon Termination or Change in Control - Treatment of Long-Term Incentive Awards,” on page 62, and vest upon a participant’s death or disability or retirement at or after age 60 with at least five years of service (or pursuant to early retirement with the consent of our Compensation and Human Resources Committee).
Time-Based RSUs
RSUs compensate participants based on our stockholder return, and are subject to three-year cliff vesting, which means that the executive must remain employed with the Company for the full vesting period in order to earn any payout.

TSR Performance Units
TSR performance units are performance-based, three-year incentive awards that reward recipients for return to stockholders via Mosaic stock price appreciation and declared dividends. We use absolute TSR instead of relative TSR because of the scarcity of direct competitors in the U.S. As a result of this scarcity, use of relative TSR, or any relative metric, would be volatile and risk payout windfalls or deficits that may not be appropriately tied to underlying operational performance. TSR performance units have both upside and downside potential based on positive or negative TSR performance, and they support our retention objectives with their pay for performance sensitivity.
For awards granted in 2022, TSR performance units will not be earned by Named Executive Officers if the Company does not achieve cumulative positive adjusted net earnings* over the three years completed within the performance period. If cumulative positive adjusted net earnings are achieved, a target payout requires TSR growth of 10%. For example, if at the end of the three-year performance period, our stock price plus the value of dividends paid has increased by 10% from the Starting Value as defined in the award agreement, then the payout will be the target number of units granted. If TSR has increased by 20%, the number of units earned will be 111% of the target number of units granted. Conversely, if TSR has declined by 20%, then just 70% of the target number of units granted will vest. No TSR performance units will be earned by executive officers if we do not achieve positive adjusted net earnings or TSR has declined by more than 40% at the end of the three-year performance period. The maximum number of shares of Common Stock issued or settled in cash is earned if TSR has increased by 100%, and the number of shares of Common Stock issued is limited to 200% of the number of performance units awarded on the grant date; the maximum value of shares issued or cash paid is limited to 400% of the Starting Value as defined in the award agreement. Also, the portion of the award that settles in shares is subject to a one-year holding period following vesting.

The following table reflects the range of TSR performance and corresponding payout as a percentage of target performance units. Performance between these points is interpolated on a straight-line basis.

Performance Level	TSR Growth	Payout as % of Target Performance Units
Maximum	100%	200%
Target	10%	100%
Threshold	(40)%	50%
	<(40)%	0%
TSR performance unit awards granted in 2019 for the 2019 through 2022 performance period which ended in March 2022, paid out at 142.16% of target.
Responsible Share Usage
Our Compensation and Human Resources Committee considers the cost and dilutive implications of long-term incentive grants. Our three-year average annual dilution rate from stock-based incentives is 0.36%. Our three-year average burn rate (defined as the number of option shares plus two times the number of units granted, divided by the total number of shares outstanding as of December 31, 2022) is 0.72%, which is in line with the average burn rate for companies within the basic materials industry.

*Potential adjustments from GAAP net earnings include: restructuring charges; non-cash write off of long-term assets; unrealized derivative gains and losses; merger, acquisition, divestiture or joint venture activity; changes to government regulations; significant legal settlements; natural disasters; and significant, non-routine business decisions.

Executive Compensation Governance
As described in the table below, we have well-defined roles and responsibilities for the development, approval and management of our executive compensation program. Specific tasks or participation by various parties in the governance process is summarized by role.

Key Roles in Named Executive Officer Compensation Process
Compensation and Human Resources Committee (1)
•Reviews and approves all aspects of our executive compensation program
•Reviews and recommends to our independent directors the amount and mix of total target direct compensation awarded to our CEO
•Annually sets the amount and mix of total direct compensation for the other Named Executive Officers
•In making or changing its compensation decisions, the Compensation and Human Resources Committee considers:
–our compensation philosophy and objectives
–advice from its independent compensation consultant
–recommendations by our CEO and Senior Vice President - Human Resources
–internal and external factors including market data for other Named Executive Officers

•Periodically reviews environmental, social and governance matters that are relevant to the Committee’s oversight responsibilities, including the Human Capital report for inclusion in the 10-K Report.
•In considering its compensation decisions, the Compensation and Human Resources Committee engages an independent compensation consultant as discussed below.

CEO
•Leads management in furnishing the advice and recommendations requested by Compensation and Human Resources Committee
•Provides perspective on operating the business including attracting, retaining and motivating our workforce, including key executives, and focusing our workforce’s attention on established goals
•Annually reviews with and presents recommendations to the Compensation and Human Resources Committee for the compensation of each other executive officer

Human Resources
•Assists with incentive program design, objectives, metric goals and payout modeling at the direction of the Compensation and Human Resources Committee
•Furnishes the Compensation and Human Resources Committee with market data and proxy analyses for market context and other information and analyses as requested
•Assists the CEO with proposing pay packages for other Named Executive Officers

Independent Compensation Consultant
•The Compensation and Human Resources Committee has sole authority to retain or replace the independent compensation consultant. The Compensation and Human Resources Committee engaged Pay Governance LLC (“Pay Governance”) to act as its independent compensation consultant. The Compensation and Human Resources Committee assessed the consultants’ independence pursuant to the listing standards of the NYSE and concluded the engagement did not raise any conflict of interest. In 2022, Pay Governance did not provide us with any services other than those in support of the Compensation and Human Resources Committee’s execution of their responsibilities.
•The independent compensation consultant has been retained to provide the following services:
–annual compensation market analysis for each of our executive officers
–recommendations on our executive compensation program structure and design, including market trends and peer group composition
–attendance at and participation in Compensation and Human Resources Committee meetings as requested by our Compensation and Human Resources Committee or its Chair
–presentations of and advice regarding trends in executive compensation at each regularly scheduled Compensation and Human Resources Committee meeting
–private sessions with the Compensation and Human Resources Committee Chair as requested by the Chair

Independent Directors
•Annually review CEO performance
•Annually approve mix and amount of CEO total target direct compensation based on performance evaluation
•Establish the level of compensation payable to CEO under any employment, severance, change-in-control or similar compensation arrangements
•Members of the EHSS Committee furnish the Compensation and Human Resources Committee with recommendations on short-term incentive plan environmental, health and safety measures.

(1) Additional information about the Compensation and Human Resources Committee’s key responsibilities is provided under Committees of the Board of Directors - Compensation and Human Resources Committee on page 21.

Annual Executive Compensation Process
The Compensation and Human Resources Committee generally meets five times during the year to consider matters related to executive compensation. For the annual review of executive pay, the process begins in August and ends in March as follows:
August:
•The Compensation and Human Resources Committee approves the peer group of companies to be used for benchmarking pay for executive officers.
December:
•The independent compensation consultant provides the Compensation and Human Resources Committee with competitive executive compensation data as is described under “Benchmarking” below.
•The Compensation and Human Resources Committee approves the design of the incentives for the coming year.
March:
•The independent compensation consultant provides the Compensation and Human Resources Committee with a comparative analysis of pay and performance.
•The Compensation and Human Resources Committee is provided with tally sheets, as described below, and the December benchmarking data to aid in their decision making.
•The Compensation and Human Resources Committee reviews the performance of each non-CEO executive officer and approves incentive payouts and the pay and incentives for each non-CEO executive officer for the current year.
•In executive session with the independent compensation consultant, the Compensation and Human Resources Committee reviews the performance of the CEO and recommends to the Board for approval incentive payouts and the base salary and target incentive opportunities for the CEO for the current year.
•The Compensation and Human Resources Committee considers and recommends to the Board inclusion of the CD&A in the proxy statement and approve its compensation risk analysis, the CEO Pay Ratio and Pay vs. Performance.
The Compensation and Human Resources Committee also meets in May to address other matters listed in its charter. At each regularly scheduled meeting, the independent compensation consultant provides the Compensation and Human Resources Committee with an overview of trends, regulatory updates, and other significant items involving executive compensation. For large decisions and program changes, management generally presents proposals one meeting in advance of approval to allow the Compensation and Human Resources Committee sufficient time to consider and provide its feedback regarding the proposals.
Use of Tally Sheets
To facilitate our Compensation and Human Resources Committee's understanding of the nature and amounts of total compensation and to assist with their overall evaluation of our executive compensation program, our Compensation and Human Resources Committee makes use of "tally sheets.” The tally sheets detail pay history, outstanding equity grants, potential gains from stock-based compensation, competitiveness of proposed compensation, indirect compensation and severance pay in the event of a qualifying termination of employment absent or related to a change in control of Mosaic.
Benchmarking
Use of Market Data
The Compensation and Human Resources Committee reviews competitive executive compensation data based on a group of comparator or "peer group" companies. The Compensation and Human Resources Committee is also provided with data from general industry surveys prepared by Willis Towers Watson PLC and Mercer Inc. but generally only relies on those to assess its overall compensation practices.
Peer group benchmark information is gathered from proxy statement filings and other public disclosures. Peers were chosen by the Committee, with input from its independent compensation consultant and management, based on comparable industry (mining, chemical and agriculture), size (revenues, market capitalization, total assets and number of employees), business operations (global producer of commodity products with vertical integration), business imperatives (low cost producer and environmental sustainability), market attributes (price sensitive, reliability of supply and customer service) and similarity of pay practices. The Committee believes that companies with more comparable business dynamics are most relevant for executive compensation benchmarking, because they may compete at a number of levels such as executive talent, business and capital.
The peer group below has been in place since 2020.

2022 Mosaic Peer Group
Air Products & Chemicals Inc.	Eastman Chemical Company	Nutrien Ltd.
Alcoa Corporation	FMC Corporation	OLIN Corporation
Barrick Gold Corporation	Freeport-McMoRan Inc.	PPG Industries Inc.
Celanese Corp.	Huntsman Corporation	Teck Resources Limited
CF Industries Holdings, Inc.	Newmont Mining Corp.	Westlake Chemicals Corporation
Chemours Company
The following data is based on each peer group member’s most recently completed fiscal year ending before August 2021, the time when we selected our peer group for 2022.
Executive Stock Ownership Guidelines
The Compensation and Human Resources Committee believes that an important means of aligning our Named Executive Officers with the interests of our stockholders is to ensure that they own significant amounts of our Common Stock. The Compensation and Human Resources Committee adopted stock ownership guidelines that require executive officers to hold shares with a value equal to or exceeding five-times base salary for the CEO and three-times base salary for the other executive officers. An executive who has not achieved his or her target ownership level is required to continue to hold 100% of all shares acquired from vested equity awards or stock option exercises (net of income tax withholding) until the target ownership level is achieved. Once an executive satisfies the target ownership level, he or she will be considered in compliance with the guidelines if he or she continues to own at least the same number of shares, regardless of changes in the market value of our Common Stock.
Ownership guidelines are reviewed each year to ensure that they continue to be effective in aligning executive and stockholder interests. The stock ownership guidelines provide for inclusion of the estimated after-tax value of unvested restricted stock units in addition to shares held outright and/or shares deferred under Mosaic’s plans. However, the shares underlying TSR performance units are not included.
Ownership levels as of December 31, 2022 are presented below. As of that date, all Named Executive Officers were in compliance with their ownership guidelines or with the retention requirement, as applicable.

Other Executive Compensation Arrangements, Policies and Practices
Expatriate Arrangements
Ricard Expatriate Agreement. In 2019 we entered into an expatriate agreement with Ms. Ricard (the "Ricard Expatriate Agreement") in connection with her relocation to Mosaic's São Paulo, Brazil office, where she leads the Mosaic Fertilizantes business. Benefits provided in 2022 to Ms. Ricard under the Ricard Expatriate Agreement included tax consultation and preparation assistance, international banking fees, housing expenses, travel and transportation expenses and language support. Mosaic is also obligated to provide Ms. Ricard with relocation assistance for her move back to the United States upon completion of her assignment. The benefits we provided in 2022 under this agreement are described in footnote 6 of the Summary Compensation Table on page 41.
Bodine Expatriate Agreement. In 2022 we continued to provide benefits to Mr. Bodine under an expatriate agreement we entered into with him in 2016 when he assumed leadership of our Potash operations in Canada. Benefits provided in 2022 related to Mr. Bodine’s trailing tax obligations from his assignment which ended in 2018 and included payments to cover tax planning and tax return preparation and “gross-up” payments for taxes on amounts we reimbursed under the expatriate agreement that are taxable compensation to Mr. Bodine. The benefits we provided in 2022 under this agreement are described in footnote 6 of the Summary Compensation Table on page 41.
Precourt Expatriate Agreement. In 2022 we provided benefits to Mr. Precourt under an expatriate agreement we entered into with him in 2012 when he assumed leadership of our Potash operations in Canada. Benefits provided in 2022 included payments to cover his tax return preparation. The benefits we provided to Mr. Precourt in 2022 under this agreement are described in footnote 6 of the Summary Compensation Table on page 41. 2022 should be the final year that we have expat expenses for Mr. Precourt unless he exercises stock options. Tax return preparation will only be provided if he exercises a stock option where he was an expat for all or part of the vesting period.
Severance Arrangements
We have established senior management severance and change-in-control agreements with each of our Named Executive Officers. Our Compensation and Human Resources Committee (and, in the case of our CEO, our independent directors) establishes the terms of these agreements to be consistent with our compensation philosophy and practices. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment. These agreements are intended to:
•Help us attract and retain executive talent in a competitive marketplace;
•Enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control;
•Foster their objectivity in considering a change-in-control proposal;
•Facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations; and
•Protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.
The severance and change-in-control arrangements are described in more detail under the caption entitled Potential Payments upon Termination or Change-in-Control beginning on page 59.
Health, Wellness and Retirement Benefits
Our Named Executive Officers are eligible to participate in employee benefits that are extended to all U.S. salaried employees. In addition, our Named Executive Officers are eligible to participate in the Mosaic Non-Qualified Deferred Compensation Plan which offers restoration benefits to make up for amounts that would have been contributed to the Mosaic 401(k) Plan but for annual contribution limits imposed under the Code.
We also maintain a non-qualified equity deferral plan that allows eligible directors and executive officers, including our Named Executive Officers, to defer the receipt of long-term incentive awards (excluding stock options). This plan is described under “Non-Qualified Deferred Compensation” on page 58. No long-term incentive awards paid out to Named Executive Officers in 2022 were deferred under this plan.
There are additional pension and retirement arrangements in place for Ms. Ricard who was an employee of Cargill before the 2004 business combination between IMC and Cargill’s fertilizer businesses. These arrangements are described under “Pension Benefits” on page 56 and “Potential Payments upon Termination or Change-in-Control - Supplemental Agreement for Cargill International Retirement Plan Participant” on page 62.

Perquisites
We offer a limited number of perquisites to our Named Executive Officers, generally in an effort to remain competitive with similarly situated companies and to enable Named Executive Officers to focus on business objectives. Perquisites are reported in the “All Other Compensation” column in the Summary Compensation Table on page 41 and include, among others, the following:
•Executive physical exam program;
•Reimbursement of financial and tax planning fees up to $15,000 for the CEO and $12,000 for other Named Executive Officers;
•Life and disability insurance above the limits imposed by the suppliers of our general employee program;
•Relocation reimbursement plan available to all employees including Named Executive Officers. The plan provides for reimbursement of relocation costs and a "gross-up" on amounts taxable to the employee;
•A corporate travel policy that covers travel expenses for business purposes by spouses of our employees. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee;
•Air Ambulance services in the event of catastrophic injury or illness; and
•In limited instances, home security services.
Anti-Hedging and Anti-Pledging Policy
Our insider trading policy prohibits executive officers and non-employee directors from engaging in hedging or monetization transactions, such as zero cost collars and forward sales contracts which allow an individual to offset any decrease in the market value of Mosaic’s securities or limit such persons ability to profit from an increase in the market value of Mosaic’s securities. Our insider trading policy also prohibits executive officers, non-employee directors and employees from holding shares of our Common Stock in a margin account or pledging the stock as collateral.
Policy on Deductibility of Compensation
Section 162(m) of the Code imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former Named Executive Officers. The Compensation and Human Resources Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our stockholders. The Compensation and Human Resources Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Mosaic and our stockholders.
Forfeiture of Incentive Awards for Misconduct ("Clawback")
Our Board may require forfeiture of short- and long-term incentives in certain cases where fraudulent or intentional misconduct contributes to the need for a material restatement of our financials, or to the use of inaccurate metrics to determine the amount of any award or incentive compensation. All of our incentive awards include language to give effect to clawbacks the Board may impose along with any formal policy we adopt. In 2023, we anticipate that we will adopt an umbrella clawback policy aligned with the requirements of the SEC and NYSE listing standards once those standards are finalized.
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Compensation and Human Resources Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2022 10-K Report.

Respectfully submitted, Timothy S. Gitzel, Chair Denise C. Johnson David T. Seaton Gretchen H. Watkins
COMPENSATION RISK ANALYSIS
Our Compensation and Human Resources Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation and Human Resources Committee in reaching its conclusion include:
•The balance of base pay, short- and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;
•A long-term incentive program that for 2022 granted a mix of one-third RSUs and two-thirds performance units for executive officers which ties performance to stock price and total stockholder return, to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable TSR over the longer-term;
•Vesting of long-term incentive awards over a number of years;
•Caps on annual cash incentives and the value of the TSR performance unit award;
•Broad range of performance measures we utilize under our short-term incentive plan, which for executive officers, and employees alike, includes both financial and operational goals and, for executive officers, strategic goals, as well; and
•Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Forfeiture of Incentive Awards for Misconduct (“Clawback”)” on page 46; stock ownership guidelines, including holding period requirements, for our executive officers as described under “Executive Stock Ownership Guidelines” on page 44; and the ability of our Compensation and Human Resources Committee to exercise negative discretion to reduce or eliminate payouts under our short-term incentive plan if it deems appropriate.
CEO PAY RATIO
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO and the annual total compensation of our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. For 2022, our CEO’s annual total compensation of $12,063,106, as shown in the Summary Compensation Table on page 41, was estimated to be 437 times our median employee’s total compensation of $27,625, calculated in the same manner.
Our median employee is one of our Brazilian employees, which we identified using the 2022 year-end taxable compensation for all employees, excluding our CEO and the exempted employees described below, as of December 31, 2022, the last day of our payroll year. We annualized the compensation for full-time and part-time permanent employees who were hired on or after June 1, 2022.
We have a total of 13,569 employees of which 3,809 are U.S. and 9,760 are non-U.S. employees. In identifying our median employee, we included all employees employed on a full-time, part-time, temporary or seasonal basis, including those at our joint venture in Peru, except for the following exempted employees. As permitted under SEC regulations, we exempted our non-U.S. employees who are employed in China (151 employees), India (66 employees) and Paraguay (50 employees), and who in the aggregate, account for 267 employees, or less than 2% of our global workforce. Exempting these employees, we have a total of 13,301 U.S. and non-U.S. employees, the population from which the median employee was identified.

U.S. and non-U.S Employees Included in the Calculation of the Median (excluding the CEO)
Country	Employee Count	Percent of Total Employee Population
Brazil	6,884	50.74%
United States	3,808	28.07%
Canada	1,918	14.14%
Peru	691	5.09%
After identifying the median employee, we calculated annual total compensation for that employee using the same methodology we use to determine the total compensation of our Named Executive Officers as set forth in the Summary Compensation Table on page 41.
The pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PAY VERSUS PERFORMANCE
The following table shows the past three fiscal years’ Summary Compensation Table (“SCT”) pay, Compensation Actually Paid (“CAP”), our cumulative TSR, the cumulative TSR of our peer group over the same period, our net income, and our Adjusted Operating Earnings. As the table below demonstrates, there is a direct relationship between our financial outcomes and CAP to our Principal Executive Officer (“PEO”) and the average of CAP to the remaining Named Executive Officers (“NEOs”). The Compensation and Human Resources Committee believes that the Company’s pay-for-performance approach is working as designed.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (6)(7)	Adjusted Operating Earnings ($) (6)(8)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2022	$12,063,106	$37,592,472	$3,517,094	$8,554,327	$208.92	$162.82	$3,583	$5,340
2021	12,297,011	41,855,959	3,629,671	10,030,746	185.18	156.64	1,631	2,884
2020	12,788,259	17,070,893	3,843,282	4,784,098	107.57	106.76	666	734
(1)The dollar amounts are the amounts of total compensation reported for James (“Joc”) C. O’Rourke for each corresponding year in the “Total” column of the SCT.
(2)The dollar amounts reported represent the amount of CAP to Mr. O’Rourke, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. O’Rourke during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following “PEO SCT Total to CAP Reconciliation” table displays the adjustments made to Mr. O’Rourke’s total compensation for each year to determine the CAP.
(3)The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the “Total” column of the SCT in each applicable year. The names of each of the NEOs (excluding the PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2021, Clint C. Freeland, Corrine D. Ricard, Bruce M. Bodine and Walter F. Precourt III; and (ii) for 2020, Messrs. Freeland and Precourt, Ms. Ricard and Richard N. McLellan.
(4)The dollar amounts reported represent the average amount of CAP to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following “Non-PEO SCT Total to CAP Reconciliation” table displays the adjustments made to the average of the NEOs’ (excluding the PEO) total compensation for each year to determine the CAP.
(5)Standard & Poor’s Materials Index
(6)In millions.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)Adjusted Operating Earnings is defined as shown on Appendix A.

PEO SCT Total to CAP Reconciliation:

Year	Summary Compensation Table Total	Less: Reported Fair Value of Equity Awards	Plus: Year-End Fair Value of Equity Awards Granted in the Year	Plus: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested	Plus: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	CAP
2022	$12,063,106	$(8,311,276)	$6,423,586	$11,881,021	$15,536,035	$37,592,472
2021	12,297,011	(7,919,369)	12,030,989	23,482,220	$1,965,108	$41,855,959
2020	12,788,259	(8,258,501)	13,606,461	686,548	$(1,751,874)	$17,070,893
Non-PEO SCT Total to CAP Reconciliation:

Year	Summary Compensation Table Total	Less: Reported Fair Value of Equity Awards	Plus: Year-End Fair Value of Equity Awards Granted in the Year	Plus: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested	Plus: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Less: Reported Change in the Actuarial Present Value of Pension Benefits[1]	CAP
2022	$3,517,094	$(1,827,948)	$1,412,777	$2,567,929	$2,853,550	$30,925	$8,554,327
2021	3,629,671	(1,685,544)	2,560,654	4,948,624	581,791	(4,450)	10,030,746
2020	3,843,282	(1,794,581)	2,956,699	166,024	(295,651)	(91,675)	4,784,098
(1)The pension plan(s) under which benefits accrued were frozen prior to 2020. As a result there are no service costs to be accounted for in determining Non-PEO NEO CAP.
Relationship Between Company TSR and Peer Group TSR
The graph below displays the relationship between the Company’s TSR versus the TSR of its peer group. The Company’s TSR significantly outperformed its peer group.

Company TSR vs. Peer Group TSR

$250.00
$200.00
$150.00
$100.00
$50.00
$-
Total Shareholder Return (TSR)
$107.57
$106.76
$185.18
$156.64
$208.92
$162.82
2020
2021
2022
Company TSR
Standard & Poor's Material Index TSR

CAP vs. Company and Peer Group TSR
The graph below shows the relationship between the PEO’s and average NEOs’ CAP versus TSR and demonstrates the critical role of equity grants and the impact of our stock price on our executives’ pay.
CAP vs. Net Income and Adjusted Operating Earnings
The graph below shows the relationship between the PEO’s and average NEOs’ CAP versus Net Income and Adjusted Operating Earnings which illustrates the impact of these measures on compensation.
Important Financial Performance Measures
The following financial performance measures played a meaningful role in the amount of CAP to Mosaic NEOs for 2022:

Total Shareholder Return
Adjusted Operating Earnings
Free Cash Flow
Cost Control
Performance Products Sales
EXECUTIVE COMPENSATION TABLES
We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis beginning on page 29.

The following tables summarize and provide quantitative data and additional information about the compensation awarded to, earned by or paid to each of our Named Executive Officers for 2022, 2021 and 2020 and should be read in conjunction with the Compensation Discussion and Analysis.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James ("Joc") C. O'Rourke	2022	$1,291,688	$8,311,276	$1,645,400	$—	$814,742	$12,063,106
President and Chief Executive Officer	2021	1,238,750	7,919,369	2,708,899	—	429,993	12,297,011
	2020	1,220,000	8,258,501	2,634,500	—	675,258	12,788,259
Clint C. Freeland	2022	712,500	2,104,062	533,900	—	268,340	3,618,802
Senior Vice President and Chief Financial Officer	2021	685,000	1,819,324	848,688	—	187,025	3,540,037
	2020	665,000	2,160,465	851,000	—	192,978	3,869,443
Corrine D. Ricard	2022	595,250	1,788,502	388,300	(123,700)	1,937,910	4,586,262
Senior Vice President - Mosaic Fertilizantes	2021	576,750	1,605,271	675,663	17,800	2,037,647	4,913,131
	2020	561,667	1,672,620	673,800	147,200	1,623,012	4,678,299
Bruce M. Bodine(7)	2022	601,000	1,788,502	386,100	—	267,028	3,042,630
Senior Vice President - North America	2021	567,250	1,712,310	664,533	—	143,436	3,087,529
Walter F. Precourt III	2022	586,000	1,630,723	371,400	—	232,558	2,820,681
Senior Vice President - Strategy and Growth	2021	569,750	1,605,271	656,779	—	146,188	2,977,988
	2020	553,000	1,672,620	663,400	—	314,952	3,203,972
(1)Reflects the dollar amount of base salary paid in the designated fiscal year.
(2)Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans.
(3)Reflects the grant date fair value for each Named Executive Officer’s grants of RSUs and TSR performance units in the applicable fiscal year, in each case determined in accordance with FASB ASC 718. Includes the value of any awards deferred under our non-qualified equity deferral plan. In accordance with SEC rules, the grant date fair value for performance units excludes the effect of estimated forfeitures. The assumptions used in the valuation are discussed in note 21 to our audited financial statements, which are included in our 2022 10-K report. TSR performance units granted in 2022 assume target-level performance against the specified goals. The table below shows the value of the TSR performance units granted in 2022 assuming that the highest level of performance will be achieved:

Name	Value of TSR Performance Units at Grant Date Assuming Highest Level of Performance Achieved ($) (a)
James ("Joc") C. O'Rourke	$15,381,815
Clint C. Freeland	3,893,940
Corrine D. Ricard	3,310,006
Bruce Bodine	3,310,006
Walter F. Precourt III	3,018,040
(a)    Assumes the maximum number of shares permitted to be issued or settled in cash, which occurs when (i) TSR has increased by 100%, and (ii) the 30-trading day average price of a share of our Common Stock plus dividends, or ending value, is at least $175.04 when the performance units vest. The maximum number of shares actually issued is subject to reduction so that it is no more than 200% of the number of performance units awarded on the grant date. The amount of cash paid, or number of shares issued multiplied by the ending value, cannot exceed $175.04 (400% of the Starting Value) multiplied by the number of performance units awarded.
(4)Reflects awards under our short-term incentive plan. We have included additional information about our short-term incentive plan, including the performance measures for 2022 and the levels of performance that were achieved, under “Short-Term Incentive Program” beginning on page 36, in our Compensation Discussion and Analysis.

(5)Includes the aggregate increase in the actuarial value of pension benefits for 2022, 2021 and 2020 under Cargill’s U.S. salaried employees’ pension plan and international retirement plan for Ms. Ricard.
Also includes the increases in the amount of the benefit under a supplemental agreement that we entered into with Ms. Ricard in fiscal 2013. This agreement was part of arrangements intended to place certain of our employees, including Ms. Ricard, who participated in Cargill’s international retirement plan, in a position which, together with their benefits under Cargill’s international retirement plan, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plan. We have discussed the benefits under Cargill’s U.S. salaried employees pension plan, international retirement plan and Ms. Ricard’s supplemental agreement, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in additional detail under “Pension Benefits” on page 56 and “Potential Payments upon Termination or Change-in-Control – Supplemental Agreement for Cargill International Retirement Plan Participant” on page 62.
No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.
(6)The table below provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for 2022:

	James ("Joc") C. O'Rourke	Clint C. Freeland	Corrine D. Ricard	Bruce M. Bodine	Walter F. Precourt III
Company Contributions to Defined Contribution Plans (a)	$693,088	$242,151	$179,402	$193,695	$196,479
Executive Physical Program	1,237	815	9,018	—	—
Executive Financial and Tax Planning	15,000	—	4,019	—	12,000
Life and Disability Premiums	16,192	12,167	9,381	11,994	12,413
Spousal Travel (b)	16,297	—	—	—	—
Tax Reimbursements (c)	11,204	—	273,346	13,235	—
Expatriate Expenses (d)	—	—	1,426,951	18,075	1,100
Dividend Equivalents (e)	60,754	13,207	35,793	9,686	10,566
Security (f)	—	—	—	20,343	—
Non-cash Award (g)	970	—	—	—	—
Total	$814,742	$268,340	$1,937,910	$267,028	$232,558
(a)Reflects our contributions for Named Executive Officers to the Mosaic 401(k) Plan, a defined contribution plan qualified under Section 401(k) of the Code. Also reflects contributions that we would have made under the Mosaic 401(k) Plan that exceed limitations for tax-qualified plans under the Code that are contributed to the Mosaic Non-Qualified Deferred Compensation Plan. We have included additional information the Mosaic Non-Qualified Deferred Compensation Plan under “Non-Qualified Deferred Compensation” on page 58.
(b)Reflects amounts under our travel policy for flights by Mr. O’Rourke’s spouse to accompany him on business trips related to site visits and industry conferences.
(c)This amount represents the value of tax reimbursements on spousal travel and tickets for sporting events for Mr. O’Rourke, on the household security provided to Mr. Bodine, which is described in footnote (f) below, and under expatriate arrangements, which are described in footnote (d) below, for Ms. Ricard and Mr. Bodine.
(d)Includes the following expatriate benefits:
•For Ms. Ricard, $1,056,646 in taxes paid on her behalf; and $370,305 of miscellaneous expenses related to her assignment (tax consultation and preparation assistance, international banking fees, housing expenses, travel and transportation expenses and language support). We also made $273,346 of tax reimbursements under Ms. Ricard’s expatriate arrangement. In accordance with applicable SEC rules, the tax reimbursement amount is included in the “Tax Reimbursements” row in the table above.
•For Mr. Bodine, $18,075 of miscellaneous expenses related to the trailing tax obligations from his assignment which ended in 2018 (payments to cover tax planning and tax return preparation and “gross-up” payments for taxes on amounts we reimbursed under the expatriate agreement that are taxable compensation). We also made $36 of tax reimbursements under Mr. Bodine’s expatriate arrangement. In accordance with applicable SEC rules, the tax reimbursement is included in the “Tax Reimbursements” row in the table above.
•For Mr. Precourt, $1,100 of miscellaneous expenses related to his assignment (payments to cover his tax return preparation).
(e)    Includes dividend equivalents paid upon vesting of RSUs in 2022.
(f)    Includes cost of limited household security approved by the Board for Mr. Bodine.
(g)    Includes the value of tickets for sporting events.

(7)2021 is the first year as a Named Executive Officer for Mr. Bodine. Mr. Bodine was our Senior Vice President - Phosphates until April 1, 2020, when he became our Senior Vice President - North America. Prior to serving as our Senior Vice President - Phosphates, Mr. Bodine served as our Senior Vice President Potash from June 2016 to December 31, 2018.
Grants of Plan-Based Awards
The following table provides information about awards under our short-term incentive plan, and grants of RSUs and TSR performance units to each of our Named Executive Officers for 2022. We did not grant any other award under any equity or non-equity incentive plan in 2022 that would be paid out in a future fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
James (“Joc”) C. O’Rourke	—	$26,145	$1,830,150	$3,660,300	—	—	—	—	$—
	3/3/2022	—	—	—	—	—	—	56,773	3,159,985
	3/3/2022	—	—	—	21,969	43,938	87,876	—	2,370,016
	3/3/2022	—	—	—	21,969	43,938	87,876	—	2,781,275
Clint C. Freeland	—	14,400	576,000	1,152,000	—	—	—	—	—
	3/3/2022	—	—	—	—	—	—	14,373	800,001
	3/3/2022	—	—	—	5,562	11,123	22,246	—	599,975
	3/3/2022	—	—	—	5,562	11,123	22,246	—	704,086
Corrine D. Ricard	—	12,000	450,000	900,000	—	—	—	—	—
	3/3/2022	—	—	—	—	—	—	12,217	679,998
	3/3/2022	—	—	—	4,728	9,455	18,910	—	510,003
	3/3/2022	—	—	—	4,728	9,455	18,910	—	598,502
Bruce M. Bodine	—	12,200	457,500	915,000	—	—	—	—	—
	3/3/2022	—	—	—	—	—	—	12,217	679,998
	3/3/2022	—	—	—	4,728	9,455	18,910	—	510,003
	3/3/2022	—	—	—	4,728	9,455	18,910	—	598,502
Walter F. Precourt III	—	11,800	442,500	885,000	—	—	—	—	—
	3/3/2022	—	—	—	—	—	—	11,139	619,997
	3/3/2022	—	—	—	4,311	8,621	17,242	—	465,017
	3/3/2022	—	—	—	4,311	8,621	17,242	—	545,709
(1)Amounts in these columns represent potential payouts under the short-term incentive plan. Actual amounts paid are shown in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. We have included additional information about our short-term incentive plan, under “Short-Term Incentive Program” beginning on page 36 in our Compensation Discussion and Analysis.
(2)Amounts in these columns represent the potential number of performance units that may be earned and vested based on absolute TSR performance, with the cash- and stock-settled awards listed separately. We have included additional information about these awards under “Long-Term Incentive Program” beginning on page 40.
(3)Amounts in this column represent the number of RSUs awarded to each Named Executive Officer under our long-term incentive program as described beginning on page 40 in our Compensation Discussion and Analysis.
(4)Amounts in this column reflect the grant date fair value of the applicable award which was determined in accordance with FASB ASC 718. In accordance with SEC rules, the grant date fair value for TSR performance units excludes the effect of estimated forfeitures. The assumptions used in valuing these long-term incentives are described in note 21 to our audited financial statements, which are included in our 2022 10-K Report. The grant date fair market value of TSR performance units is determined using a Monte Carlo simulation model. The grant date fair value of the RSUs is equal to the closing price of a share of our Common Stock on the date of grant.
For a discussion of the material terms of these short- and long-term incentive awards, see the “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table summarizes the outstanding equity awards held by the Named Executive Officers as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James (“Joc”) C. O’Rourke	29,987	—	$54.03	7/18/2023	121,989	(3)	$5,351,657	663,866	(4)	$29,123,801	(4)
	33,706	—	49.73	3/7/2024	83,418	(5)	3,659,548	331,934	(6)	14,561,945	(6)
	37,306	—	50.43	3/5/2025	56,773	(7)	2,490,632	208,158	(8)	9,131,891	(8)
	179,211	—	28.49	3/3/2026				208,158	(9)	9,131,891	(9)
	168,180	—	30.42	3/2/2027				43,938	(10)	1,927,560	(10)
								43,938	(11)	1,927,560	(11)
Clint C. Freeland	—	—	—	—	31,913	(3)	1,400,023	173,670	(4)	7,618,903	(4)
	—	—	—	—	19,164	(5)	840,725	86,836	(6)	3,809,495	(6)
	—	—	—	—	14,373	(7)	630,544	47,820	(8)	2,097,863	(8)
	—	—	—	—				47,820	(9)	2,097,863	(9)
	—	—	—	—				11,123	(10)	487,966	(10)
	—	—	—	—				11,123	(11)	487,966	(11)
Corrine D. Ricard	9,470	—	54.03	7/18/2023	24,707	(3)	1,083,896	134,454	(4)	5,898,497	(4)
	10,644	—	49.73	3/7/2024	16,909	(5)	741,798	67,228	(6)	2,949,292	(6)
	13,057	—	50.43	3/5/2025	12,217	(7)	535,960	42,194	(8)	1,851,051	(8)
	27,877	—	28.49	3/3/2026				42,194	(9)	1,851,051	(9)
	33,636	—	30.42	3/2/2027				9,455	(10)	414,791	(10)
	—	—	—	—				9,455	(11)	414,791	(11)
Bruce M. Bodine	17,921	—	28.49	3/3/2026	24,707	(3)	1,083,896	134,454	(4)	5,898,497	(4)
	25,227	—	30.42	3/2/2027	18,036	(5)	791,239	67,228	(6)	2,949,292	(6)
	—	—	—	—	12,217	(7)	535,960	45,008	(8)	1,974,501	(8)
	—	—	—	—				45,008	(9)	1,974,501	(9)
	—	—	—	—				9,455	(10)	414,791	(10)
	—	—	—	—				9,455	(11)	414,791	(11)
Walter F. Precourt III	11,192	—	50.43	3/5/2025	24,707	(3)	1,083,896	134,454	(4)	5,898,497	(4)
	—	—	—	—	16,909	(5)	741,798	67,228	(6)	2,949,292	(6)
	—	—	—	—	11,139	(7)	488,668	42,194	(8)	1,851,051	(8)
	—	—	—	—				42,194	(9)	1,851,051	(9)
	—	—	—	—				8,621	(10)	378,203	(10)
	—	—	—	—				8,621	(11)	378,203	(11)
(1)The exercise price for all stock options is the closing price of our Common Stock on the date of grant.
(2)The amounts for RSUs were calculated by multiplying the closing market price of a share of our Common Stock on December 30, 2022, $43.87 per share, by the number of unvested shares.
(3)These RSUs vested on March 5, 2023.
(4)These performance units vested on March 5, 2023, with stock-settled shares to be subject to a one-year holding period. Amounts shown assume that i) the adjusted net earnings are positive and ii) 10% TSR growth, each over a three-year performance period ending on February 28, 2023. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the maximum level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 30, 2022.
(5)These RSUs vest on March 4, 2024.
(6)These performance units vested on March 5, 2023, and will be settled in cash. Amounts shown assume that i) adjusted net earnings are positive; and ii) 10% TSR growth, each over a three-year performance period ending on February 28, 2023. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the maximum level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 30, 2022.
(7)These RSUs vest on March 3, 2025.
(8)These performance units vest on March 4, 2024, with stock-settled shares to be subject to a one-year holding period. Amounts shown assume that i) the adjusted net earnings are positive and ii) 10% TSR growth, each over a three-year performance period ending on February 29, 2024. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the maximum level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 30, 2022.
(9)These performance units vest on March 4, 2024, and will be settled in cash. Amounts shown assume that i) adjusted net earnings are positive; and 10% TSR growth, each over a three-year performance period ending on February 29, 2024. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the maximum level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 30, 2022.
(10)These performance units vest on March 3, 2025, with stock-settled shares to be subject to a one-year holding period. Amounts shown assume that i) the adjusted net earnings are positive and ii) 10% TSR growth, each over a three-year performance period ending on February 28, 2025. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 30, 2022.
(11)These performance units vest on March 3, 2025, and will be settled in cash. Amounts shown assume that i) adjusted net earnings are positive; and 10% TSR growth, each over a three-year performance period ending on February 28, 2025. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 30, 2022.
Option Exercises and Stock Vested in 2022
The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during 2022 and RSUs and TSR performance units of the Named Executive Officers that vested during 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James ("Joc") C. O'Rourke	27,681	$480,265	219,760	$13,436,126
Clint F. Freeland	—	—	47,772	2,920,780
Corrine D. Ricard(3)	7,284	134,026	35,034	3,606,505
Bruce M. Bodine	—	—	35,034	2,141,979
Walter F. Precourt III	63,505	1,618,600	38,219	2,336,710
(1)TSR performance unit awards granted in 2019 for the 2019 through 2022 performance period, vested in March 2022 and paid out at 142.16% of target, reflecting the growth in our stock price between their grant date and the end of the performance period. Pursuant to the terms of the award agreement, 83,322 shares issued to Mr. O’Rourke; 18,112 shares issued to Mr. Freeland; 13,282 shares issued to Ms. Ricard; 13,282 issued to Mr. Bodine; and 14,490 shares issued to Mr. Precourt were subject to a one-year holding period which expired on March 7, 2023.
(2)Amounts shown in this column are calculated by multiplying the number of shares vested times the closing price of our Common Stock on the applicable vesting date.
(3)One-third of the RSU Award Ms. Ricard received on November 15, 2019, vested on November 15, 2022. On the vesting date, we paid the fair market value equal to the closing price of a share of our Common Stock on the vesting date multiplied by the vested whole and fractional RSUs to Ms. Ricard.

Pension Benefits
Cargill Pension Plans
Ms. Ricard, who was an employee of Cargill before the 2004 combination between IMC and Cargill’s fertilizer businesses, participates in Cargill’s U.S. salaried employees’ pension plans, which prior to 2017, were combined into a single plan; effective January 1, 2017, was split into two plans; and, effective December 31, 2022, were combined into a single plan, with no resulting impact on the plan provisions or benefits payable. Ms. Ricard also participates in Cargill’s international retirement plan.
The Cargill U.S. salaried employees’ pension plan is a tax-qualified defined benefit pension plan under the provisions of the Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s U.S. salaried employees’ pension plan for Ms. Ricard after December 31, 2004. Accordingly, her total credited years of service primarily reflects her service with Cargill, while her credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s U.S. salaried employees’ pension plan for Ms. Ricard include post-combination compensation that we paid her through December 31, 2018.
Cargill’s international retirement plan is a non-qualified defined benefit plan. Benefits under the plan for Ms. Ricard are generally based on years of service and final average salary prior to termination of employment. No additional years of credited service are accrued under Cargill’s international retirement plan for Ms. Ricard after January 1, 1995. Accordingly, her total credited years of service reflect only her service with Cargill. However, covered compensation for purposes of determining benefits under Cargill’s international retirement plan includes post-combination compensation that we paid her through December 31, 2010. In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s U.S. salaried employees’ pension plan but excluding Ms. Ricard’s participation in Cargill’s international retirement plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of December 31, 2022, the unused portion of the $19.2 million cap was $1.6 million.
With respect to Cargill’s international retirement plan, in fiscal 2013, we entered into an agreement under which we paid Cargill $470,000. This agreement was part of arrangements intended to place certain of our employees, including Ms. Ricard, who participated in Cargill’s international retirement plan, in a position which, together with supplemental agreements we entered into with those employees, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plan as described above. We have discussed these arrangements in additional detail under “Potential Payments upon Termination or Change-in-Control – Supplemental Agreement for Cargill International Retirement Plan Participant” on page 62.
Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s U.S. salaried employees’ pension plan and international retirement plan.
Supplemental Agreements for Cargill International Retirement Plan Participants
As part of the arrangements referred to above that were intended to place certain of our employees, including Ms. Ricard, who participated in Cargill’s international pension plan in a position comparable to that of our U.S. participants in Cargill’s U.S. salaried employees plan following the combination between IMC and the fertilizer businesses of Cargill, in fiscal 2013 we also entered into supplemental agreements with the affected employees. The supplemental agreements provide for payment of a lump sum that increases each year to age 65. For Ms. Ricard, the lump sum payment began at $36,000 had termination of employment occurred at age 55 and increases annually to $129,000 if termination of employment occurs after age 65.
The following table and accompanying narrative and notes provide information about Ms. Ricard’s participation in Cargill’s U.S. salaried employees’ pension plan and international retirement plan and our supplemental agreement with her.
In the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table on page 41 and in the “Less: Reported Change in the Actuarial Present Value of Pension Benefits” column in the Non-PEO SCT Total to CAP Reconciliation table on page 49, we have included the changes for 2022, 2021, and 2020 in the actuarial present value of the accumulated benefit under Cargill’s U.S. salaried employees’ pension plan and international pension plan for Ms. Ricard, as well as the benefits under her supplemental agreement.
2022 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Corrine D. Ricard (1)	Cargill, Incorporated and Associated Companies Salaried Employees' Pension Plan	14	$558,400	(2)
Corrine D. Ricard (1)	The Cargill International Retirement Plan	5	194,100	(2)
Corrine D. Ricard (3)	Individual Nonqualified Pension Agreement	—	73,000
(1)Annual benefits for Ms. Ricard under the Cargill U.S. salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for Social Security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Ms. Ricard as of December 31, 2004 and final average salary and covered compensation are as of December 31, 2018, the date on which benefits under the plan were frozen.
Normal retirement benefits under Cargill’s U.S. salaried employees’ pension plan are payable at age 65 and participants may retire with unreduced retirement benefits under the plan once they are age 60. Once they are age 55, they may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Ms. Ricard was age 59, and had 36 years of credited vesting service at December 31, 2022.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%
The normal form of payment of the annual benefit is a straight life annuity payable at age 65. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. A lump sum payment is offered only if the actuarial equivalent value of the benefit is $25,000 or less.
The credited years of service for Ms. Ricard under the Cargill U.S. salaried employees’ pension plan include her service with Cargill. Her benefits under the plan are fully vested.
Annual benefits for Ms. Ricard under Cargill’s international retirement plan are equal to 1.50% of final average salary times years of service (not to exceed 40) reduced by any pension benefits earned under any Cargill retirement plans and social security programs while earning service under Cargill’s international retirement plan. For Ms. Ricard, the benefit is based on years of service up to January 1, 1995, and final average salary as of December 31, 2010, including her service at Mosaic.
Normal retirement benefits under Cargill’s international retirement plan are payable at age 65. Ms. Ricard is not eligible to receive full benefits at an earlier age but is eligible for reduced benefits having attained the age of 55.
The normal form of payment of the annual benefit under Cargill’s international retirement plan is a straight life annuity. If the participant has a joint annuitant, the benefit is paid as an actuarial equivalent 100% joint and survivor annuity. A lump sum is paid only if the actuarial equivalent value of the benefit is $10,000 or less.
The credited years of service for Ms. Ricard under Cargill’s international retirement plan include her service with Cargill. Her benefits under the plan are fully vested.
Compensation Used to Determine Pension Benefits
Under Cargill’s U.S. salaried employees pension plan, eligible compensation consists of base salary. Eligible compensation was limited under the Code to $305,000 for calendar 2022.
Under Cargill’s international retirement plan, eligible compensation consists of base salary (and in the case of salespeople compensated on the basis of salary or sales bonuses, their commissions) but excluding any other remuneration.
Valuation Assumptions
The amounts listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table on page 41 and in the “Less: Reported Change in the Actuarial Present Value of Pension Benefits” column in the Non-PEO SCT Total to CAP Reconciliation table on page 49, are based on the following assumptions:

•discount rates of 4.37%, 2.87% and 2.75% for the present value calculation as of December 31, 2022, 2021 and 2020, respectively, and post-retirement mortality using the Mercer Industry Longevity Experience Study table for the Consumer Goods, Food and Drink industry group projected using Scale MMP-2021 and no collar adjustments as of December 31, 2022, and using the Mercer Industry Longevity Experience Study table for the Consumer Goods, Food and Drink industry group projected using Scale MMP-2019 and no collar adjustments as of December 31, 2021 and 2020. These are the same assumptions used by Cargill in determining the accumulated benefits under Cargill’s U.S. salaried employees’ pension plan that it uses in determining its charges to us for the plan;
•retirement at the age of 60 for Ms. Ricard under the Cargill U.S. salaried employees’ pension plan, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under that plan, and retirement at age 65 for Ms. Ricard under Cargill’s international retirement plan, which is the earliest age that she may retire with unreduced benefits under that plan; and
•expected terminations, disability and pre-retirement mortality: none assumed.
The present values of the accrued benefits were calculated as of December 31, 2022, the date used by Cargill in determining its charges to us for Cargill’s U.S. salaried employees pension plan.
(2)This amount is an estimate and does not necessarily reflect the actual amount that will be paid to Ms. Ricard, which will only be known when she becomes eligible for payment.
(3)Following termination of employment, Ms. Ricard is entitled to a lump sum that increases each year to age 65. The lump sum payment for Ms. Ricard begins at $73,000 if termination of employment occurs after age 59 and prior to attaining age 60 and increases annually to $129,000 if termination of employment occurs after age 65.
    The amount listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits table is the lump sum amount payable under the terms of the supplemental agreement in the event of termination of employment at December 31, 2022.
Non-Qualified Deferred Compensation
The table below sets forth the contributions, earnings and distributions for 2022 and balances at December 31, 2022 for each of the Named Executive Officers under the Mosaic Non-Qualified Deferred Compensation Plan.

Name	Executive Contributions in 2022 ($)(1)	Registrant Contributions in 2022(2)	Aggregate Earnings in 2022 ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at 12/31/2022 ($)(5)
James C. O'Rourke	$400,059	$654,401	$(1,221,086)	$819,198	$5,209,042
Clint C. Freeland	93,671	202,976	6,917	197,416	487,790
Corrine Ricard	127,091	157,304	(539,776)	—	2,727,143
Bruce M. Bodine	36,060	140,227	(174,056)	—	924,273
Walter Precourt	74,567	154,520	(345,543)	204,969	2,521,681
(1)These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for 2022 in the Summary Compensation Table.
(2)These amounts represent Company restoration contributions under the Mosaic Non-Qualified Deferred Compensation Plan. The amount contributed equals the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Code. These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for 2022 in the Summary Compensation Table.
(3)These amounts represent earnings on each Named Executive Officer’s account balance for 2022. Gains and losses accrue at rates equal to those on various deemed investment alternatives selected by the participant, which alternatives are described below and generally the same as the investment alternatives available under the Mosaic 401(k) Plan, except that our Common Stock is excluded. None of these amounts are included in compensation reported in the Summary Compensation Table because none of the earnings are considered to be above market.
At December 31, 2022, accounts of the Named Executive Officers were deemed to be invested in the following funds

Fidelity 500 Index Fund	Vanguard Institutional Target Retirement 2025 Fund Institutional Shares
Fidelity U.S. Bond Index Fund	Vanguard Institutional Target Retirement 2030 Fund Institutional Shares
T. Rowe Price Institutional Large Cap Growth Fund	Vanguard Institutional Target Retirement 2035 Fund Institutional Shares
T. Rowe Price Institutional Small-Cap Stock Fund	Vanguard Institutional Target Retirement 2040 Fund Institutional Shares
Oakmark Fund Investor Class	Vanguard Total International Stock Fund Institutional Shares
Vanguard Retirement Savings Trust III
The return on these funds ranged from (33.8)% to 1.6% in 2022.

(4)These amounts are payments made to each Named Executive Officer from his or her account in 2022.
(5)The table below sets forth the amounts of executive and Company contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James ("Joc") C. O'Rourke	$5,264,248
Clint C. Freeland	428,444
Corrine D. Ricard	1,260,186
Bruce M. Bodine	94,143
Walter F. Precourt III	863,057
Executive officers may defer up to 80% of their base salary and payout under our short-term incentive plan.
Each participant in the Mosaic Non-Qualified Deferred Compensation Plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.
We also maintain an unfunded non-qualified equity deferral plan under which eligible executive officers who we select, including our Named Executive Officers, may elect to contribute all or a portion of their long-term incentive awards (excluding stock options) to the plan. Contributions are made on a tax-deferred basis until distribution in accordance with a payment schedule selected by the participant at the time a deferral election is made. Awards settled in shares of our Common Stock are subject to the terms and conditions of our 2014 Stock and Incentive Plan and the applicable award agreement. Awards to be settled in cash will be credited with interest as provided in the plan. No long-term incentive awards distributed to Named Executive Officers in 2022 were deferred under the plan.
Potential Payments upon Termination or Change-In-Control
General Benefits
In general, upon any termination of employment a Named Executive Officer is entitled to amounts earned but that we have not paid. These amounts include:
•base salary for services through the date of termination;
•bonus amounts earned through the date of termination;
•vested stock options;
•compensation deferred by the Named Executive Officer and earnings on that deferred compensation;
•vested benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 56; and
•vested benefits under defined contribution retirement arrangements as described in the Summary Compensation Table and in the Non-Qualified Deferred Compensation Table and accompanying narrative and notes.
Severance and Change-in-Control Agreements
We have entered into severance and change-in-control agreements with our Named Executive Officers which provide certain benefits upon termination of employment under certain circumstances, including following a change in control. The severance and change-in-control agreements set forth the terms and conditions upon which our Named Executive Officers would be entitled to receive certain benefits upon termination of their employment:
•by us with cause (as the term cause is described below);
•by us without cause;
•by the covered executive for good reason (as the term good reason is described below);
•due to the covered executive’s death or disability; or
•by the covered executive without good reason.
Benefits upon Termination by Company without Cause or by Executive for Good Reason
In the event of termination by us without cause or by a Named Executive Officer for good reason, the Named Executive Officer is entitled to:
•an amount equal to one and one-half times the Named Executive Officer’s annual base salary;

•an amount equal to one and one-half times the Named Executive Officer’s prior fiscal year target bonus percent under our short-term incentive plan (or such greater percent as may be designated by the Compensation and Human Resources Committee) multiplied by the Named Executive Officer’s base salary;
•if the Named Executive Officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our short-term incentive plan;
•if the Named Executive Officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the Named Executive Officer were an active employee, for up to twelve months as long as coverage under COBRA is available;
•option to continue coverage under our life insurance or health flexible spending account programs in accordance with the terms of those programs;
•compensation for unused vacation; and
•outplacement services for up to one year (to a maximum of $25,000).
Amounts payable would be reduced by the amount of other compensation the Named Executive Officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.
Benefits Following Change-in-Control
In the event of a qualified change-in-control termination (as the term qualified change-in-control termination is described below), the Named Executive Officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:
•our CEO would be entitled to two and one-half times, and other Named Executive Officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our short-term incentive plan (or such greater percent as may be designated by the Compensation and Human Resources Committee) multiplied by annual base salary;
•the minimum period for which the Named Executive Officer would be required to be employed by us during the fiscal year in order to receive a pro rata portion of any annual bonus that would have been payable based on actual performance under our short-term incentive plan would be reduced to one day;
•if the Named Executive Officer has not used financial planning services in the year of termination, we would pay the Named Executive Officer $12,000 (for Named Executive Officers other than our CEO) or $15,000 (for our CEO);
•if the Named Executive Officer has not had an executive physical in the year of termination, we would pay the Named Executive Officer $10,000;
•instead of reimbursing the Named Executive Officer for our portion of premium costs to continue coverage under group health, dental and life insurance plans, we would pay the Named Executive Officer a lump sum equal to eighteen months of our portion of the premium costs;
•we would pay the Named Executive Officer a lump sum payment equal to eighteen months of the premium costs for executive disability and life insurance policies;
•the reimbursement for outplacement services would be replaced by a lump sum payment of $25,000; and
•we would also credit the Named Executive Officer’s account under the Mosaic Non-Qualified Deferred Compensation Plan with certain amounts that we would have credited through the date of termination of employment under the Mosaic 401(k) Plan that either:
- exceed limitations for contributions to tax-qualified plans under the Code; or
- are not credited to the Named Executive Officer’s account because of a requirement under the Mosaic 401(k) Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.
If the payments to a Named Executive Officer under the agreement together with amounts under other agreements or plans would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code on parachute payments as defined in Section 280G of the Code, the benefits payable to the participant would be reduced if doing so would result in the best “net benefit” to the Named Executive Officer.

Description of Key Terms
For purposes of the severance and change-in-control agreements, in general:
•“Cause” means:
–material breach of the severance agreement;
–gross neglect or willful failure or refusal to perform the Named Executive Officer’s duties;
–personal dishonesty intended to result in substantial personal enrichment at our expense;
–willful or intentional acts to injure the Company or the Named Executive Officer’s reputation or business relationships;
–knowing and intentional fraud against us, our customers, suppliers, clients, agents or employees;
–conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or
–material breach of our Code of Ethics.
•“Good reason” means:
–material demotion in status or duties;
–requiring the Named Executive Officer to move his or her regular office location by more than 50 miles; or
–material diminution in base salary.
•A “qualified change-in-control termination” means termination of a Named Executive Officer’s employment by us without cause or by a Named Executive Officer for good reason:
–within two years following a change-in-control (as the term change-in-control is defined below); or
–following our entry into a definitive agreement or plan that results in any of the following types of changes in control, if the change-in-control occurs within six months after the date of termination:
▪an acquisition of 50% or more of the voting power of our outstanding voting stock;
▪a merger, consolidation, sale of substantially all assets or similar business combination, unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or
▪stockholder approval of liquidation or dissolution of the Company.
•A “change-in-control” occurs if one of the following events occurs:
–a majority of our directors are not individuals:
▪for whose election proxies were solicited by our Board; or
▪who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships; or
–an acquisition of 50% or more of the voting power of our outstanding voting stock; or
–a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or
–stockholder approval of liquidation or dissolution of the Company.
Obligations of our Named Executive Officers
The severance and change-in-control agreements require our Named Executive Officers to:
•furnish notice of good reason for termination by the Named Executive Officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the Named Executive Officer’s duties during the cure period;
•furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the Named Executive Officer’s duties during the notice period;
•furnish us with a general release of claims the Named Executive Officer may have against us in order to obtain benefits as a result of termination by us without cause or by the Named Executive Officer with good reason; and
•cooperate with the transition of the Named Executive Officer’s duties and responsibilities.

The severance and change-in-control agreements prohibit the Named Executive Officers from:
•disclosing confidential information; and
•for a period of 12 months following termination of employment:
–soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or
–competing with us.
Duration of Severance and Change-in-Control Agreements
Our severance and change-in-control agreements expired on March 31, 2023 and have been renewed by us and the executive officer for a term that will expire on March 31, 2026, except that following a change-in-control the term will extend to at least the second anniversary of the change-in-control.
Treatment of Long-Term Incentive Awards
Long-term equity incentive awards require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control, as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934 (“Exchange Act”). The definition of a change-in-control under our long-term incentive awards is generally the same as under our severance and change-in-control agreements.
These awards vest upon a participant’s death or disability or retirement at or after age 60 with at least five years of service (or pursuant to early retirement and with the consent of our Compensation and Human Resources Committee). RSUs and TSR performance units that vest upon retirement will not be distributed until the original vesting date, subject to the terms of the award agreement. TSR performance units are also subject to the attainment of the performance goals discussed under the “Long-Term Incentive Program beginning on page 40.
Potential Acceleration of Payment of Non-Qualified Deferred Compensation
The Mosaic Non-Qualified Deferred Compensation Plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.
Supplemental Agreement for Cargill International Retirement Plan Participant
We have a supplemental agreement with Ms. Ricard, as a participant in Cargill’s international retirement plan, intended to put her in a position comparable to that of our employees who participate in Cargill’s U.S. salaried employees pension plans. If Ms. Ricard’s employment terminated at December 31, 2022, we would have paid her $73,000 under her supplemental agreement.
Quantification of Compensation Payable as a Result of Severance or Change-in-Control
The table below sets forth potential estimated amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.
We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:
•the termination of employment was effective as of December 31, 2022;
•since the executive would have earned their 2022 bonus by virtue of employment on December 31, we have assumed that the bonus is earned but unpaid compensation rather than a severance payment;
•in estimating the reimbursement for outplacement services in the event of termination of employment without cause or for good reason without a change-in-control, the maximum $25,000 amount of outplacement services is used;
•we did not pay the Named Executive Officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;
•each Named Executive Officer maximized their contributions to the Mosaic 401(k) Plan; and
•the value of the long-term incentives that would have been payable are based on the price of our Common Stock on December 31, 2022.
Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

Name and Benefits	Termination by Company without Cause or by Executive for Good Reason ($)	Death and Disability ($)	Retirement ($)	Qualified Change-in-Control Termination ($)
James ("Joc") C. O'Rourke
Cash Severance	$4,706,100	$—	$—	$7,843,500
TSR Performance Units(1)	51,600,857	51,600,857	51,600,857	51,600,857	(2)
Health, Dental, Life and Disability Reimbursement	32,836			49,254
Outplacement Services	25,000			25,000
Financial Planning and Executive Physical				25,000
Total	$56,364,793	$51,600,857	$51,600,857	$59,543,611
Clint C. Freeland
Cash Severance	$1,944,000	$—		$2,592,000
Restricted Stock Units		2,935,276		2,935,276
TSR Performance Units		12,973,338		12,973,338	(2)
Health, Dental, Life and Disability Reimbursement	28,638			52,235
Outplacement Services	25,000			25,000
Financial Planning and Executive Physical				22,000
Total	$1,997,638	$15,908,614		$18,599,849
Corrine D. Ricard
Cash Severance	$1,575,000	$—		$2,100,000
Restricted Stock Units		2,414,173		2,414,173
TSR Performance Units		10,502,817		10,502,817	(2)
Health, Dental, Life and Disability Reimbursement	32,037			41,966
Outplacement Services	25,000			25,000
Financial Planning and Executive Physical				22,000
Total	$1,632,037	$12,916,990		$15,105,956
Bruce M. Bodine
Cash Severance	$1,601,250	$—		$2,135,000
Restricted Stock Units		2,464,784		2,464,784
TSR Performance Units		10,711,790		10,711,790	(2)
Health, Dental, Life and Disability Reimbursement	29,914			48,056
Outplacement Services	25,000			25,000
Financial Planning and Executive Physical				22,000
Total Estimated Incremental Value	$1,656,164	$13,176,574		$15,406,630
Walter F. Precourt
Cash Severance	$1,548,750	$—		$2,065,000
Restricted Stock Units		2,366,058		2,366,058
TSR Performance Units		10,428,816		10,428,816	(2)
Health, Dental, Life and Disability Reimbursement	34,257			42,957
Outplacement Services	25,000			25,000
Financial Planning and Executive Physical				22,000
Total	$1,608,007	$12,794,874		$14,949,831
(1)    Mr. O’Rourke is the only Named Executive Officer who has met the retirement eligibility criteria under the terms of our long-term incentive award agreements.

(2)    Includes the pre-tax amounts that the Named Executive Officers would realize if they had sold on December 30, 2022, the last trading day of 2022, at a price of $43.87, shares of our Common Stock that we would issue to the Named Executive Officers upon a qualified change-in-control termination pursuant to the vesting of RSUs and performance units.
In the event of a change-in-control in which the consideration our stockholders receive does not consist solely of shares of common stock that are registered under Section 12 of the Exchange Act, these (a) RSUs and performance units would vest, with the vested shares or cash, as applicable, issued at the end of the performance period, and (b) stock options would be cancelled and the holders would be entitled to payment of the excess, if any, of the highest per share price offered to our stockholders in the change-in-control over the exercise price per share of the options, for each share subject to the cancelled options.
Also includes the pre-tax amounts that the Named Executive Officers would receive upon a qualified change-in-control termination following the vesting of performance shares. Each Named Executive Officer would receive a cash payment at the end of the performance period in an amount equal to the number of vested shares multiplied by the closing price per share of our Common Stock on the last trading day of the performance period but not less than the highest per-share price offered to our stockholders in any transaction whereby the change in control takes place. We have assumed for purposes of these calculations that the applicable amount is the closing price per share of our Common Stock on December 30, 2022, the last trading day of 2022, or $43.87.
PROPOSAL NO. 2 – APPROVAL OF THE MOSAIC COMPANY 2023 STOCK AND INCENTIVE PLAN
On March 9, 2023, the Board adopted, subject to stockholder approval, The Mosaic Company 2023 Stock and Incentive Plan (the “2023 Stock and Incentive Plan”). The purpose of the 2023 Stock and Incentive Plan is to promote our interests and those of our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and directors capable of assuring the future success of Mosaic and motivating such persons to put forth maximum efforts for the success of our business. The 2023 Stock and Incentive Plan will allow us to continue to motivate, reward and retain such persons through stock and cash-based incentive compensation and other stock-based arrangements and provide them with opportunities for stock ownership in us, thereby aligning the interests of such persons with those of our stockholders.
The 2023 Stock and Incentive Plan is an incentive plan that allows us to make awards, including options to purchase shares of our Common Stock, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock-based awards to our employees, officers, directors, consultants, independent contractors and advisors (collectively, “Eligible Persons”). The total number of shares of Common Stock that may be issued under all stock-based Awards under the 2023 Stock and Incentive Plan will be 18 million newly requested shares, plus shares subject to any outstanding award under The Mosaic Company 2014 Stock and Incentive Plan, as amended (the “2014 Stock and Incentive Plan”) that are forfeited, paid in cash, cancelled or reacquired by us will be available for issuance under the 2023 Stock and Incentive Plan (except that certain shares withheld or re-acquired in connection with the exercise of options and settlement of stock appreciation rights will not become available for issuance). The closing price of a share of our Common Stock as reported by the NYSE on March 9, 2023 was $52.54.
We currently may make Awards to Eligible Persons under the 2014 Stock and Incentive Plan which will expire by its terms on May 15, 2024. As of March 9, 2023, we had approximately 9,033,822 million shares that had not yet been used for awards under the 2014 Stock and Incentive Plan (exclusive of awards issued for an indeterminate number of shares). If the 2023 Stock and Incentive Plan is approved by our stockholders, no additional awards will be granted under the 2014 Stock and Incentive Plan after the date of stockholder approval.
The Board believes that the continuation of incentive and stock-based compensation programs is essential in attracting, retaining and motivating highly qualified officers, employees and non-employee directors to enhance our success. The 2023 Stock and Incentive Plan will allow for the continued use of incentive and stock-based compensation. Like the 2014 Stock and Incentive Plan, the flexibility of the 2023 Stock and Incentive Plan will allow future Awards to be based on then-current objectives for aligning compensation with stockholder value.
The following is a summary of the material terms of the 2023 Stock and Incentive Plan and is qualified in its entirety by reference to the 2023 Stock and Incentive Plan. A copy of the 2023 Stock and Incentive Plan is attached as Appendix B to this Proxy Statement. Capitalized terms used but not otherwise defined in this proposal have the meeting given to such terms in Appendix B.

Key Features of the 2023 Stock and Incentive Plan
The following features of the 2023 Stock and Incentive Plan reflect equity incentive plan “best practices” intended to protect the interests of our shareholders:
•Limit on Shares Authorized. Under the 2023 Stock and Incentive Plan, the aggregate number of shares that may be issued is 18 million newly requested shares, plus any outstanding award under any of our prior 2014 Stock and Incentive Plan that are forfeited, paid in cash, cancelled or reacquired by the Company will become available for reissuance under the 2023 Stock and Incentive Plan (with the exception of certain shares withheld or re-acquired in connection with the exercise of options and settlement of stock appreciation rights).
•Plan Uses Fungible Share Counting. All shares subject to stock options, stock appreciation rights or similar awards, the value of which awards are based solely on an increase in the value of the shares after the date of grant, will count against the 2023 Stock and Incentive Plan’s reserve on 1:1 basis for each share subject to the award. For all other awards (generally referred to as “full value” awards), shares subject to such awards will count against the plan’s reserve on a 1.8:1 basis for each share subject to the award.
•No Evergreen Provision. The 2023 Stock and Incentive Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the plan.
•No Liberal Share “Recycling.” Any shares surrendered to pay the exercise price of an option or shares withheld by the Company or tendered to satisfy tax withholding obligations with respect to any option or stock appreciation right will not be added back (“recycled”) to the 2023 Stock and Incentive Plan.
•No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.
•No Repricing of Stock Options or Stock Appreciation Rights. The 2023 Stock and Incentive Plan prohibits the repricing of stock options and stock appreciation rights (including a prohibition on the repurchase of “underwater” stock options or stock appreciation rights for cash or other securities).
•No Liberal Change-in-Control Definition. The 2023 Stock and Incentive Plan prohibits any award agreement from having a change-in-control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval (rather than the consummation of) a change-in-control transaction.
•Awards Subject to Forfeiture or Clawback. All cash-based or equity-based awards under the 2023 Stock and Incentive Plan will be subject to the Company’s clawback policy, as it may be amended from time to time, and any forfeiture and penalty conditions determined by the Compensation and Human Resources Committee. Clawback provisions are included within all annual and long-term incentive awards which will be updated to comply with NYSE listing standards once they are adopted.
•No Dividend Equivalents Paid on Unvested Awards. Under the 2023 Stock and Incentive Plan, dividend and dividend equivalent amounts with respect to any share underlying an award may be accrued but shall not be paid until all conditions or restrictions relating to such share have been satisfied, waived or lapsed. In addition, the plan prohibits the granting of dividend equivalents on stock options and stock appreciation rights.
•Minimum Vesting Requirements. Under the 2023 Stock and Incentive Plan, no award shall be granted with terms providing for a vesting schedule over a period of less than one year from the date of grant, except that the Company may issue the following awards that do not comply with the one year minimum exercise and vesting requirements: (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction; (ii) shares delivered in lieu of fully vested cash awards or any cash incentive compensation, provided that the performance period for such incentive compensation was at least one fiscal year; (iii) awards issued to non-employee directors that provide for a right of exercise or lapse of any vesting obligations no earlier than the next annual stockholder meeting date following the grant date, so long as the next annual stockholder meeting date is at least fifty (50) weeks after the immediately preceding annual meeting date; and (iv) additional awards up to a maximum of 5% of the aggregate number of shares available for issuance under the plan.

•Annual Limit on Awards. Under the 2023 Stock and Incentive Plan, no person who is an employee, officer, consultant, independent contractor, or advisor may be granted in any calendar year Awards denominated in Common Stock for more than 2,000,000 shares in the aggregate. In addition, the maximum value of all equity and cash-based compensation granted to a non-employee director cannot exceed $600,000 in any calendar year (and for this purpose equity value is determined using grant date value under applicable financial accounting rules). The independent, non-employee members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that he or she may not participate in the decision.
•Independent Committee Administration. The 2023 Stock and Incentive Plan will be administered by the Compensation and Human Resources Committee of the Board, a committee which is comprised entirely of independent directors.
Determination of the Number of Shares Issuable Under the 2023 Stock and Incentive Plan
The Company has a history of conservative and disciplined share usage. In setting the number of shares issuable under the 2023 Stock and Incentive Plan, the Compensation and Human Resources Committee considered the Company’s historical equity compensation practices (including the total number of shares underlying existing equity awards, the Company’s three-year average share usage and dilution). The Committee also considered these factors in assessing the number of shares likely to be needed for future grants.
The 2023 Stock and Incentive Plan does not set the number of shares subject to equity awards that will be granted in future years. In setting each year’s award amounts for executive officers, the Committee considers the following: the relative market position of the awards and the total compensation for each executive, the proportion of each executive’s total compensation to be delivered as a long-term incentive award, internal pay equity, executive performance and changes in responsibility, retention concerns, and corporate performance. Similar considerations are taken into account in granting awards to participants who are not executive officers. Equity awards to non-employee directors have historically been granted at levels intended to be competitive, taking into account current market conditions.
Number of Outstanding Awards Under All Plans. As of March 24, 2023, there were 651,456 outstanding stock options, which had a weighted average exercise price of $36.12 and a weighted average remaining contractual life of 2.82 years, and there were 2,531,642 RSUs (including performance share units) outstanding.
Burn Rate. Burn rate is a measure of the speed at which companies use shares available for grant under their equity compensation plans. In setting and recommending to our stockholders the number of shares to be authorized under the 2023 Stock and Incentive Plan, the Committee considered the Company’s net burn rate for each of the past three fiscal years. The calculation of our net burn rate is shown in the table below:

Award Type	2020	2021	2022
Weighted Average Shares of Common Stock	379,015,796	378,126,672	352,421,368
Stock Options Granted	—	—	—
Stock Options Forfeited	(368,901)	(537,145)	(60,242)
Full Value Awards Granted (RSUs and PSUs)	2,080,199	1,140,048	771,401
Full Value Awards Forfeited	(174,804)	(147,243)	(34,586)
Total Three (3) Year Grants	0.41%	0.12%	0.19%
Three (3) Year Average[1]			0.24%
(1) The net burn rate is calculated as (Stock Options Granted plus Full Value Awards Granted), less (Stock Options Forfeited plus Full Value Awards Forfeited) divided by the Weighted Average Shares Outstanding.

Overhang. Total potential dilution, or overhang, is a common measure to assess the dilutive impact of equity plans. Total potential dilution is equal to (i) the number of shares available to be granted as future equity awards plus the number of shares subject to outstanding equity awards, divided by (ii) such total number of shares plus the total number of shares outstanding. Total potential dilution, prior to and after shareholder approval of the increase in shares under the 2023 Stock and Incentive Plan, is shown in the table below:

Total Potential Dilution
Shares Subject to Outstanding Awards under 2014 Stock and Incentive and The Mosaic Company 2004 Omnibus Stock and Incentive Plan (“Granted Shares Outstanding”)[1]	3,183,098
Shares subject to outstanding full-value awards under all equity plans that may be settled in shares of stock[1]	2,531,642
Shares subject to outstanding options and SARs under all equity plans[1]	651,456
Weighted average exercise price of outstanding options and SARs under all equity plans[1]	$36.12
Weighted average remaining term of outstanding options and SARs under all equity plans[1]	2.82
Share Increase under 2023 Stock and Incentive Plan (“2023 Stock and Incentive Plan Shares”)	18,000,000
Common Stock Outstanding (“CSO”)	332,098,640
Total Potential Dilution[2,3]	6.00%
(1)     As of March 9, 2023. We do not anticipate granting awards for more than 25,000 shares in advance of the 2023 Annual Meeting.
(2)     Calculated as (Granted Shares Outstanding + 2023 Stock and Incentive Plan Shares), divided by (Granted Shares Outstanding + 2023 Stock and Incentive Plan Shares + CSO).
(3)    The number of outstanding cash-settled performance units is not considered for the potential dilution rates.
Administration
The Compensation and Human Resources Committee, or a subcommittee thereof, will initially administer the 2023 Stock and Incentive Plan with respect to Awards to employees or officers who are not directors. The Board may also exercise any of the powers of the Compensation and Human Resources Committee at any time, and will initially administer the 2023 Stock and Incentive Plan with respect to Awards to directors. The Board will have the authority to designate another committee or committees to administer the 2023 Stock and Incentive Plan, in whole or in part (for purposes of this summary, the Compensation and Human Resources Committee or any such other committee, collectively with the Board to the extent it administers the 2023 Stock and Incentive Plan in whole or in part, are collectively referred to as the “Committee”). The Committee will have full power and authority to determine when and to whom Awards will be granted, and the type, amount, form of payment and other terms and conditions of each Award, consistent with the provisions of the 2023 Stock and Incentive Plan. In addition, the Committee may specify whether, and under what circumstances, Awards to be received or amounts payable under such Awards may be deferred automatically or at the election of either the holder of the Award or the Committee. Subject to the provisions of the 2023 Stock and Incentive Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding Award. The Committee has authority to interpret the 2023 Stock and Incentive Plan and establish rules and regulations for its administration. The Committee may delegate its powers under the 2023 Stock and Incentive Plan.
Eligible Participants
Any Eligible Person providing services to us or any of our affiliates, who is selected by the Committee, is eligible to receive an Award. As of March 9, 2023, approximately ten (10) non-employee directors, ten (10) officers and 328 other employees are eligible to participate.
Shares Available for Awards
The aggregate number of shares of our Common Stock that may be issued under all stock-based Awards will be 18 million. Certain Awards are subject to limitations as follows:
•The Committee will not grant incentive stock options (“ISOs”) intended to meet the requirements of Section 422 of the Code in which the aggregate fair market value of the shares with respect to which such options are exercisable for the first time by a person during any calendar year exceeds $100,000.
•No person who is an employee, officer, consultant, independent contractor, or advisor may be granted in any calendar year Awards denominated in Common Stock for more than 2,000,000 shares in the aggregate. In addition, the maximum value of all equity and cash-based compensation granted to a non-employee director cannot exceed $600,000 in any calendar year (and for this purpose equity value is determined using grant date value under applicable financial accounting rules). The independent, non-employee members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that he or she may not participate in the decision.
•The number of shares available for awards under the 2023 Stock and Incentive Plan will be reduced by 1.8 shares for each share covered by a “full value award”. A full value award is any award other than a stock option, stock appreciation right or similar award, the value of which is based solely on an increase in the value of the shares after the date of grant of such award.
•If any shares subject to any award, or to which an award relates, granted under the 2014 Stock and Incentive Plan and the 2023 Stock and Incentive Plan are forfeited or are reacquired by us, are paid in cash, or if any award terminates without the delivery of any shares, such shares will again be available for future awards under the 2023 Stock and Incentive Plan. Any shares subject to an award granted under either plan (a) used to pay the exercise price of stock options via a “net exercise” or otherwise, (b) withheld or tendered to pay tax withholding obligations with respect to an option or stock appreciation right, (c) subject to a stock appreciation right that are not issued when such right is settled, and (d) repurchased using stock option exercise proceeds will not be available for future issuance under the 2023 Stock and Incentive Plan.
Types of Awards and Terms and Conditions
The 2023 Stock and Incentive Plan permits the granting of:
•stock options (including both ISOs and non-qualified stock options that do not meet the requirements for ISOs under the Code (“NQSOs”));
•stock appreciation rights (“SARs”);
•restricted stock and restricted stock units;
•cash, stock or property;
•dividend equivalents; and
•other stock-based awards.
Awards may be granted alone, in addition to, in combination with or in substitution for, any other Award or an award under any other compensation plan. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, Common Stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis.
Fair Market Value. The value of a share of Common Stock as of a given date will be the closing price per share of our Common Stock on the NYSE on such date (or, if no sale of shares shall have occurred on such date, on the most recent preceding date on which there was a sale of shares of our Common Stock).
Minimum Vesting. Under the 2023 Stock and Incentive Plan, no option, stock appreciation right, restricted stock, RSU or other stock-based award shall be granted with terms providing for a vesting schedule over a period of less than one year from the date of grant, except that the Company may issue the following awards that do not comply with the one year minimum exercise and vesting requirements: (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction; (ii) shares delivered in lieu of fully vested cash awards or any cash incentive compensation, provided that the performance period for such incentive compensation was at least one fiscal year; (iii) awards issued to non-employee directors that provide for a right of exercise or lapse of any vesting obligations no earlier than the next annual stockholder meeting date following the grant date, so long as the next annual stockholder meeting date is at least fifty (50) weeks after the immediately preceding annual meeting date; and (iv) additional awards up to a maximum of 5% of the aggregate number of shares available for issuance under the plan.
Stock Options. The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Committee. The exercise price per share under any stock option may not be less than the fair market value of the Common Stock on the date of grant of such option, except if such option is granted in substitution for an option previously granted by an entity that is acquired by or merged with us or one of our affiliates. Each stock option will expire no later than ten years from the date of grant. The option exercise price may be payable, at the discretion of the Committee, in cash, shares of Common Stock, other securities, other awards or other property having a fair market value on the exercise date equal to the exercise price. The Committee may also permit an option to be exercised by delivering to the participant a number of shares of Common Stock having an aggregate fair market value equal to the excess, if positive, of the fair market value of the shares underlying the option being exercised, on the date of exercise, over the exercise price of the option for such shares (being referred to as a “net exercise”). Stock options vest and become exercisable in accordance with a vesting schedule established by the Committee. In the case of a grant of an ISO to a participant who, at the time of grant, possesses more than 10% of the combined voting power of all classes of our stock and our affiliates, the exercise price per share may not be less than 110% of the fair market value of the Common Stock on the date of grant, and each such incentive stock option will expire no later than five years from the date of grant. The Company does not currently grant any incentive stock options.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value as of the exercise date of a specified number of shares of the Common Stock over the grant price of the SAR. The grant price of any stock appreciation right may not be less than the fair market value of the Common Stock on the date of grant of such stock appreciation right, except if such stock appreciation right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with us or one of our affiliates. Each SAR will expire no later than ten years from the date of grant. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee. The Company does not currently grant any stock appreciation rights.
We would receive no consideration for options or SARs granted under the 2023 Stock and Incentive Plan, other than the services rendered by the holder in his or her capacity as employee, officer, non-employee director, consultant, independent contractor or advisor providing services to us or any of our affiliates, or the promise of services from any person to whom an offer of employment or engagement with us or any of our affiliates is made.
Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of RSUs will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and RSUs will occur at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above. For example, awards may, at the Committee’s discretion, be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals (including goals specific to the participant's individual performance) established by the Committee, or upon any combination of service-based or performance-based conditions (subject to minimum vesting requirements). A restricted stock or RSU award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (other than performance of service alone) is generally referred to as a performance share or performance share unit (“PSU”) award. Rights to dividends or dividend equivalent amounts during the restricted period are discussed below.
Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our Common Stock, other securities or other awards or property) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but subject to the provisions of the 2023 Stock and Incentive Plan relating to anti-dilution or similar adjustment, the Committee may not grant dividend equivalents in connection with grants of options or SARs, and no dividend equivalent payments may be made to a participant with respect to any Award prior to the date on which all conditions or restrictions relating to such Award (or portion of the Award to which the dividend equivalent relates) have been satisfied, waived or lapsed.
Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, subject to terms and conditions determined by the Committee and the limitations in the 2023 Stock and Incentive Plan. No such other stock-based award can contain a purchase right or an option-like feature.
Duration, Termination and Amendment
Unless discontinued or terminated by the Board, the 2023 Stock and Incentive Plan will terminate on May 25, 2033 and no Awards may be made after that date. Unless otherwise expressly provided in an applicable award agreement, any award granted under the 2023 Stock and Incentive Plan prior to expiration may extend beyond the expiration of the 2023 Stock and Incentive Plan through the award’s normal expiration date.
The Board may amend, suspend or terminate the 2023 Stock and Incentive Plan at any time, although stockholder approval must be obtained for any amendment that would (1) increase the number of shares of our Common Stock available, (2) increase the individual award limits under the Plan, (3) permit any repricing of options or SARs that is currently prohibited, (4) permit awards of options or SARs at a price less than fair market value (other than as permitted under the 2023 Stock and Incentive Plan), (5) cause us to be unable to grant ISOs under the 2023 Stock and Incentive Plan or (6) extend the expiration date of the 2023 Stock and Incentive Plan. Stockholder approval is also required for any amendment to the 2023 Stock and Incentive Plan or an Award that requires stockholder approval under applicable rules and regulations of the SEC, the NYSE or any other securities exchange.
Prohibition on Repricing Awards
Without the approval of our stockholders, the Committee will not seek to reprice any previously granted “underwater” option or SAR, whether through amendment, cancellation and a replacement grant, repurchasing or any other means, except in connection with a stock dividend or other distribution, including a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares of our Common Stock or other Company securities or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits, or potential benefits, intended to be provided under the 2023 Stock and Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the shares of our Common Stock covered by such Award is less than the exercise price.
Transferability of Awards
Generally, no award or other right or interest of a participant under the 2023 Stock and Incentive Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any affiliates. However, the Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Committee may also establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.
Certain Corporate Events
In the event of certain corporate transactions or events involving us, including any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares of our Common Stock or other securities or change in control or other similar corporate transaction or event involving us, or if we enter into a written agreement to undergo such a transaction or event, the Committee will have the discretion, with respect to any Awards and subject to the terms of the 2023 Stock and Incentive Plan, effective upon consummation of the event or immediately prior to the consummation of the event provided that consummation of the event subsequently occurs, to (i) either terminate such awards, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of such award or realization of the participant’s vested rights, or replace such awards with other rights or property selected by the Committee or the Board, (ii) provide that such awards will be assumed by the successor or survivor corporation, or a parent or subsidiary of the successor or surviving corporation, or substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, (iii) accelerate such awards, or (iv) provide that such awards cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.
Forfeiture of Incentive Awards for Misconduct
Awards are subject to forfeiture to the same extent as provided under the 2014 Stock and Incentive Plan, as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct (“Clawback”)” on page 46. Awards are subject to clawback policies as they are applicable and as they are adopted by the Board.
Foreign Participation
To comply with the laws in other countries, the Committee will have authority to (i) determine which affiliates will be covered by the 2023 Stock and Incentive Plan and which eligible persons outside the United States are eligible to participate in the 2023 Stock and Incentive Plan, (ii) establish subplans and modify exercise procedures and other terms and procedures to the extent necessary or advisable, and (iii) take any action the Committee deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Federal Income Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.
Exercise of Options and SARs. Upon exercising a NQSO, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a NQSO or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO before the applicable ISO holding periods set forth in the Code have been satisfied.
Awards Other than Options and SARs. As to other Awards granted under the 2023 Stock and Incentive Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the Award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the Award. We will generally be entitled at that time to an income tax deduction for the same amount.
As to an Award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the Award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the Award. We will generally be entitled at that time to an income tax deduction for the same amount.
Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2023 Stock and Incentive Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain Named Executive Officers. Therefore, compensation paid to a covered executive in any given year in excess of $1 million will not be deductible.
Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.
Delivery of Shares for Tax Obligation. The Committee may permit participants receiving or exercising Awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the Award or shares previously owned by the participant) to us to satisfy federal, state or local tax obligations.
Section 409A of the Code. The Board may amend, suspend, terminate or discontinue the 2023 Stock and Incentive Plan, and the Committee may amend or alter any previously granted Award, without obtaining the approval of our stockholders, in order to make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A of the Code, and no action taken to comply with Section 409A will be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof under the 2023 Stock and Incentive Plan).
New Plan Benefits
No benefits or amounts have been granted, awarded or received under the 2023 Stock and Incentive Plan. In the future, the Committee, in its sole discretion, will determine the number and types of Awards that will be granted under the 2023 Stock and Incentive Plan. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2023 Stock and Incentive Plan is approved by our stockholders.

Equity Compensation Plan Information
The following provides information related to equity compensation plans as of December 31, 2022:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in first column) (c)
Equity compensation plans approved by stockholders	6,369,391	$36.12	10,490,759
Equity compensation plans not approved by stockholders	—	$—	—
Total	6,369,391	$36.12	10,490,759
(a)    Includes grants of 651,456 stock options, 2,152,495 time-based restricted stock units and 3,565,440 total stockholder return (“TSR”) performance units settled in stock. The total does not include cash-settled TSR performance units. For purposes of the table above, the number of shares to be issued under a performance unit award reflects the maximum number of shares of our common stock that may be issued pursuant to such performance award. The actual number of shares to be issued under a TSR performance unit award will depend on the change in the market price of our common stock over a three-year vesting period, with no shares issued if the market price of a share of our common stock at the vesting date plus dividends thereon is less than 50% of its market price on the date of grant and the maximum number issued only if the market price of a share of our common stock at the vesting date plus dividends thereon is at least twice its market price on the date of grant
(b)    Includes weighted average exercise price of stock options only.
(c)     These shares are available for issuance under the 2014 Stock and Incentive Plan, and will cease to be available for issuance in the event that the 2023 Stock and Incentive Plan is approved by stockholders.
The Board of Directors recommends a vote FOR approval of the 2023 Stock and Incentive Plan.
AUDIT COMMITTEE REPORT AND
PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of the Audit Committee
The Audit Committee consists of five members: Cheryl K. Beebe, who serves as Chair of the Committee, Gregory L. Ebel, David T. Seaton, Steven M. Seibert and João Roberto Gonçalves Teixeira. Each member is an independent director under applicable NYSE listing standards and SEC rules. The Audit Committee has the duties and powers described in its written charter adopted by the Board. A copy of the charter is available on Mosaic’s website at www.mosaicco.com under the “Investors - Governance - Governance Documents” caption.
The Audit Committee assists the Board in its oversight of the quality and integrity of Mosaic’s financial statements, including internal controls, compliance with legal and regulatory requirements, and the performance of Mosaic’s internal audit department. The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board but does not itself prepare financial statements or perform audits, and its members are not auditors or individuals certifying Mosaic’s financial statements. Management has the primary responsibility for the financial statements and the reporting process.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the work performed by Mosaic’s independent registered public accounting firm, KPMG LLP (“KPMG”). In fulfilling its oversight responsibility, the Audit Committee carefully considers matters including the scope of the audit, audit fees, auditor independence matters, the past performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.
The Audit Committee has reviewed and discussed the audited financial statements in the 2022 10-K Report, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the 2022 10-K Report:
•Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and
•Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.
The Audit Committee also reviewed with KPMG, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the 2022 10-K Report. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year-end and expressing an opinion thereon based on its audit.
The Audit Committee also reviewed with KPMG, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC. The Audit Committee has also reviewed with KPMG and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG its independence from management and Mosaic, including matters in written communications required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of non-audit services with regard to KPMG’s independence.
The Audit Committee discussed with our internal audit department and KPMG the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the reports of KPMG be included in the 2022 10-K Report for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for the 2023 calendar year.

Respectfully submitted, Cheryl K. Beebe, Chair Gregory L. Ebel David T. Seaton Steven M. Seibert João Roberto Gonçalves Teixeira

Fees Paid to Independent Registered Public Accounting Firm
During 2022 and 2021, KPMG provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2022	2021
Audit Fees	$6,009,000	$5,957,000
Audit-Related Fees	180,000	283,000
Tax Fees	351,000	762,000
All Other Fees	50,000	—
Total	$6,590,000	$7,002,000
Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, assistance with review of documents filed with the SEC and a comfort letter rendered in connection with the

Company’s purchase of 8,544,144 shares of Common Stock in an underwritten secondary offering by Vale S.A. (“Vale”) when Vale divested its interest in the Company in 2021.
Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, financial due diligence and review of certain financial information. KPMG did not provide any internal audit assistance services during such periods.
Tax fees include tax planning and structuring and tax compliance fees.
All other fees include fees associated with a diagnostic analysis related to certain regulations proposed by the SEC.
The Audit Committee of the Board has concluded that none of the services provided by KPMG has impaired KPMG’s independence.
Pre-Approval of Independent Registered Public Accounting Firm Services
Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.
The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.
Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.
In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.
In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.
All of the services provided by KPMG for 2022 and 2021 were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for 2022 and 2021 were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.
PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 8, 2023, the Audit Committee of the Board appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023.
While we are not required to do so, we are submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to participate in the 2023 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
PROPOSAL NO. 4 – ADVISORY VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
We provide our stockholders with an annual advisory vote on the compensation of our Named Executive Officers.
The Compensation Discussion and Analysis section of this Proxy Statement, including the related tables beginning on page 50, describe our executive compensation programs and decisions made by our Compensation and Human Resources Committee for 2022. The Compensation and Human Resources Committee and our management have established a compensation philosophy that seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We embrace a pay-for-performance philosophy for our executive officers, whereby short-term incentive compensation is tied to achievement of annual goals, and long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.
We believe our compensation program for the Named Executive Officers is instrumental in helping Mosaic achieve strong financial performance, operational excellence and its strategic priorities. Accordingly, we ask that our stockholders cast an advisory vote to approve the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s Proxy Statement for its 2023 Annual Meeting of Stockholders.
As an advisory vote, this proposal is not binding upon Mosaic. However, our Board and our Compensation and Human Resources Committee, which is responsible for designing and administering Mosaic’s executive compensation program, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions for our Named Executive Officers.
In prior years, our stockholders have expressed support for our executive compensation program in the advisory votes on the compensation paid to our Named Executive Officers at our annual meetings of stockholders. The next advisory vote on the compensation of our Named Executive Officers is expected to occur at our 2024 Annual Meeting, subject to the outcome of Proposal 5, an advisory vote on the frequency of future stockholder advisory votes on executive compensation.
The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL NO. 5 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that, at least once every six years, stockholders be afforded the opportunity to recommend to the Board of Directors whether future advisory votes on executive compensation should occur every one, two or three years. This proposal offers stockholders the opportunity to cast an advisory vote on how often we should include a proposal for an advisory vote on the compensation of our Named Executive Officers in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). In addition, stockholders may abstain from voting.
After careful consideration, our Board of Directors, upon the recommendation of our Compensation and Human Resources Committee, has determined that an annual advisory vote on executive compensation is appropriate for Mosaic at the present time. Annual advisory votes will allow our stockholders to provide direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year. This is consistent with our efforts to seek input from our stockholders, and will make the results of the vote more relevant and meaningful to the Board of Directors. We understand that our stockholders may have different views as to the best approach for Mosaic, and we look forward to hearing from our stockholders on this proposal.
Stockholders will have the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting). The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the option that has been selected by stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes cast to be the option selected by stockholders. As an advisory vote, this proposal is not binding upon Mosaic. However, our Board of Directors and our Compensation and Human Resources Committee, which administers Mosaic’s executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making a determination regarding the frequency of future advisory votes on compensation paid to our Named Executive Officers. Although the Board of Directors has provided its recommendation, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.
The Board of Directors recommends that you vote for the option of ONE YEAR as the frequency for which Stockholders are to provide an advisory vote to approve compensation of our Named Executive Officers.
PROPOSAL NO. 6 STOCKHOLDER PROPOSAL TO REDUCE THE OWNERSHIP THRESHOLD TO CALL A SPECIAL MEETING

The Company is not responsible for the content of this shareholder proposal or its supporting statement.
Kenneth Steiner, 14 Stoner Ave, 2M, Great Neck, NY 11021, has advised that he is the owner of not less than 500 shares of the Company’s common stock and that he intends for Mr. John Chevedden and/or his designee to introduce the following proposal on his behalf at the 2023 Annual Meeting:
Proposal 6 – Adopt Improved Shareholder Right to Call a Special Shareholder Meeting
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Although now it theoretically takes 25% of all shares to call for a special shareholder meeting, this translates into 33% of The Mosaic Company shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.
Then all shares that are owed but not owned long are excluded. Thus the shareholders who own 33% of the shares that vote at the annual meeting could find that they own 38% of the shares that vote at the annual meeting when their shares not owned long are included.
A realistic 38% stock ownership requirement to call a special shareholder meeting is a strong deterrent against shareholders ever taking the first small step to call for a special shareholder meeting. Any potential calling for a special shareholder can thus be killed in the crib by excluding all shares not owned long and realistically factoring out shares that do not vote.
Special shareholder meetings are hardly ever called by shareholders but the main point of the right to call a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.
Management will have an incentive to genuinely engage with shareholders if shareholders have a realistic option of calling for a special shareholder meeting. Management likes to claim that shareholders have multiple means to communicate with management but in most cases these are low impact means that are as effective as mailing a post card to the CEO. A more effective means to call for a special shareholder meeting is the key to effective shareholder engagement with management.
Please vote yes:
Adopt Improved Shareholder Right to Call a Special Shareholder Meeting - Proposal 6
Board of Directors Statement in Opposition
Our Board has carefully considered this proposal and for the reasons set forth below, does not believe it is in the best interests of the Company and our stockholders to decrease the threshold for stockholders to call a special meeting from 25% to 10%:
•We already provide a meaningful and balanced right for stockholders to call a special meeting and an appropriate threshold for special meetings is already in place.
•Special meetings require substantial expenses and resources that should only be called upon in extraordinary circumstances.
•We have strong corporate governance practices, including annual election of directors, ongoing stockholder engagement and means for stockholders to communicate with our Board, which protect stockholder rights.
Our Board believes that the existing right for our stockholders to call a special meeting has an appropriate threshold and strikes an appropriate balance of interests.
Our Board recognizes the importance of giving stockholders a meaningful right to call special meetings in appropriate circumstances. In 2020, our Board amended the Company’s Bylaws to provide that stockholders holding at least 25% of the outstanding stock of the Company may call a special meeting. In selecting this 25% ownership threshold, our Board considered statistical research among our peers and the S&P 500 and determined that the 25% threshold was consistent with the thresholds at many other companies. The Board continually reviews its corporate governance practices and market practices, which indicate that a 25% threshold remains the most common ownership threshold for special meeting rights among those Delaware S&P 500 companies that provide stockholders a right to call a special meeting.
Our Board believes that special meetings should be permitted where a reasonable number of stockholders owning a sufficient percentage of our outstanding stock believe that a matter is so sufficiently urgent or extraordinary that it must be addressed before the next annual meeting. Our Board also believes, however, that if an ownership threshold is too low, it would permit a small group of stockholders who could advance their own agendas and who have no duty to act in the best interests of the Company or the other stockholders to use the extraordinary measure of a special meeting to serve a potentially narrow self-interest. Given our current stockholder ownership composition, a 10% ownership threshold is extremely low and could allow as few as a single stockholder to call a special meeting. Our Board believes that such an outcome would not be in the best interest of all of our stockholders. Conversely, the Board believes the 25% ownership threshold would still provide meaningful protections for our stockholders and would allow for as few as three stockholders to call a special meeting. Therefore, there must be a proper balance between empowering stockholders to appropriately call a special meeting and protecting against the risk that stockholders with special interests could call special meetings on frivolous grounds or to advance narrowly supported interests not generally in the best interests of all other stockholders.
Special meetings require substantial expenses and resources.
Special meetings can provide an important option for stockholders, but they require significant costs, time and effort. These substantial measures expend valuable and limited Company resources which could be used to invest in our business and grow stockholder value. Our Board believes that maintaining the 25% ownership threshold preserves a reasonable and appropriate balance between providing stockholders with the right to appropriately call a special meeting while protecting against unnecessary waste of corporate resources and disruption associated with convening a special meeting.
We have strong corporate governance practices in place that protect stockholder rights.
Our Board is committed to good corporate governance and regularly reviews our practices, corporate governance developments and stockholder feedback to ensure continued effectiveness. We believe that our strong corporate governance practices make adoption of this proposal unnecessary. Our corporate governance practices provide the appropriate means to advance stockholder interests without the potential risk of abuse that would come with lowering the threshold to call a special meeting. For example, our corporate governance practices include:
•Annual Election of Directors. At each annual meeting of stockholders, each director nominee is elected to hold office for a one-year term expiring at the next annual meeting of stockholders.
•Independent Board and Committee Leadership. Our Board is led by an independent Chair and each of our key Board committees are chaired by, and composed solely of, independent directors.
•Stockholder Engagement. We have an ongoing, year-round stockholder engagement program and management regularly meets with stockholders who submit matters of concern or interest to our attention.
•Communication with the Board. We encourage open communication from stockholders and provide various means for stockholders to effectively communicate with, and raise concerns to, our Board and the Company’s management beyond the limited forum of a special meeting.
•Majority Vote Standard. The Company’s Bylaws provide for the election of directors by a majority of votes cast in uncontested elections.
•Proxy Access. The Company’s Bylaws provide for proxy access which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials nominees for director constituting up to 20% of the Board or two directors, whichever is greater, subject to the requirements set forth in our Bylaws.
Board Recommendations
In summary, our Board believes that the current 25% threshold for the right of stockholders to call a special meeting continues to reflect the corporate governance framework that best balances the rights and interests of all of our stockholders. Accordingly, our Board believes that adoption of this stockholder proposal is unnecessary and is not in the best interests of our stockholders.
The Board of Directors recommends that you vote AGAINST this proposal.
PROPOSAL NO. 7 STOCKHOLDER PROPOSAL TO REPORT ON THE COMPANY’S PLANS TO REDUCE GREENHOUSE GAS EMISSIONS
The Company is not responsible for the content of this shareholder proposal or its supporting statement.
Handlery Hotels Inc., 180 Geary Street, Suite 700, San Francisco, California 94108, has advised that it is the owner of not less than 500 shares of the Company’s common stock and that it intends for As You Sow and/or its designee to introduce the following proposal on its behalf at the 2023 Annual Meeting:
WHEREAS: Climate change is creating systemic economic, environmental, and social risks. The Commodity Futures Trading Commission underscored that climate change could impair the productive capacity of the U.S.

economy.1 According to the Intergovernmental Panel on Climate Change, the window for limiting global warming to 1.5 degrees Celsius (1.5°C) and avoiding the worst impacts of climate change is quickly narrowing. Immediate, sharp emissions reduction is required of all market sectors.2
In response to material climate risk, the Climate Action 100+ initiative, a coalition of over 700 investors with $60 trillion in assets, issued a net zero Benchmark outlining metrics that create climate accountability for companies and transparency for shareholders. Expectations include setting a net zero ambition, adopting 1.5 degree-aligned reduction goals across all relevant emission scopes, and disclosing decarbonization strategies.3
Credible climate transition planning protects against financial risk, increases economic opportunity, and prepares companies to address climate regulations which continue to expand globally.4 As a leading integrated producer of concentrated phosphate and potash, Mosaic creates significant carbon emissions from its value chain, as well as nitrous oxide emissions from fertilizer use. Mosaic's Florida facilities are already experiencing climate-related risks from extreme weather conditions, resulting in facility damages, shipment delays, and low product output.5 Failing to align with net zero emissions and respond to this changing environment may make Mosaic less competitive and have a negative effect on its cost of capital and shareholders' financial returns.
While the Company has committed to reduce its operational emissions to net zero by 2040, Mosaic has not established 1.5 degree-aligned reduction goals that cover all segments of its business, including its Scope 3 value-chain emissions, which comprise over 60% of Company emissions. By setting science-based reduction targets for its Scope 1-3 emissions, disclosing a decarbonization plan, and demonstrating progress toward achieving them, Mosaic can provide investors with assurance that it is reducing its climate contribution and addressing the physical, transition, and competitive risks associated with climate change.
RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding confidential information, disclosing how the Company intends to reduce its full value chain greenhouse gas emissions in alignment with the Paris Agreement's 1.5°C goal requiring Net Zero emissions by 2050.
SUPPORTING STATEMENT: Proponents suggest, at Board and Company discretion, that the report include:
•A timeline for setting 1.5 degree-aligned Scope 3 reduction goals;
•A climate transition plan to achieve emissions reductions goals across all relevant emissions scopes;
•Annual reports demonstrating progress towards meeting emissions reduction goals;
•Other information the Board deems appropriate.
Board of Directors Statement in Opposition
Our Board has carefully considered this proposal, and for the reasons set forth below does not believe it is the best interest of the Company and our stockholders to support this proposal:
Mosaic is committed to reducing greenhouse gas emissions
We have prioritized greenhouse gas emissions (GHG) reductions as part of our strategic priority to Act Responsibly, having first issued quantitative GHG emissions targets in 2015. Today, we are on track to achieve the 2020-announced short term targets to reduce our scope 1 and 2 GHG emissions by 20% per tonne of product. We announced ambitions to achieve net-zero GHG emissions in Florida by 2030 and globally by 2040. Our teams are currently refining a decarbonization strategy for achieving those targets. We report our impacts, progress toward targets and activities in our annual Sustainability Disclosure & GRI [Global Reporting Initiative] Index and to CDP (formerly Carbon Disclosure Project) Climate.
Stockholder engagement on environmental, social and governance matters
Annually, our senior management team also meets with many of Mosaic’s largest stockholders to have a dedicated discussion on topics related to environmental, social and governance matters. Our positions on these issues are informed by the views of our stockholders, which we actively seek out on a regular basis. Over the last two years,
1 https://www.cftc.gov/sites/default/files/2020-09/9-9-20%20Report%20of%20the%20Subcommittee%20on%200imateRelated%20Market%20Risk%20-%20Managing%20Oimate%20Risk%20in%20the%20U.S.%20Financial%20System%20for%20posting.pdf
2 https://report.ipcc.ch/ar6wg3/pdf/lPCC AR6 WGIII FinalDraft FullReport.pdf
3 https://www.climateactionlOO.org/wp-content/uploads/2021/03/Climate-Action-100-Benchmark-lndicators-FINAL-3.12.pdf
4    https://assets.bbhub.io/company/sites/63/2022/09/Expectations-for-Real-economy-Transition-Plans-September-2022.pdf. https://cdn.cdp.net/cdp-production/cms/guidance docs/pdfs/000/003/101/original/CDP technical note - Climate transition plans.pdf?1643994309
5    https://www.bloomberg.com/news/articles/2022-10-0l/ian-latest-weaker-storm-brings-rain-flash-floods-tocarolinas?sref=TtrRgti9 discussions have increasingly focused on GHG emissions, providing us with an understanding of stockholder sentiment related to this topic.
We rely on established guidance for developing Paris-aligned Scope 3 targets
Due to the absence of a sectoral decarbonization approach (SDA) for chemicals and nitrogen fertilizer sectors and other factors outside our control, we cannot commit to establishing targets that are aligned to the Paris Agreement’s goal of limiting global temperature rise to 1.5ºC at this time. SDA, developed by CDP, World Resources Institute and World Wildlife Fund, is a scientifically- informed method for companies to set GHG reduction targets necessary to stay within 1.5ºC temperature rise above pre-industrial levels. The SDA guidance recognizes and considers the inherent differences among sectors, such as mitigation potential and how fast each sector can grow relative to economic and population growth.
Mosaic’s Scope 3 GHG emissions, which we report and have third party-assured annually, are primarily associated with two categories: Category 1 – Purchased Goods and Services, most notably the purchase of ammonia; and Category 11 – Use of Sold Products, or the release of nitrous oxide (N2O) from the application of ammoniated crop nutrient products on farmland. For clarity, we address these categories separately.
a.Category 1 – Purchased Goods and Services. Among the reasons we have not set Paris-aligned targets to address our Category 1 impacts is that ammonia assets are long-lived. While the industry has made strides to introduce no- and low-emissions technologies, Mosaic’s ability to reduce emissions from the purchase of ammonia hinges on producers’ investments in new and costly processes. Currently there is no SDA for the nitrogen fertilizer sector. We expect emissions from the supply of purchased ammonia from nitrogen fertilizer producers to decrease over time, but without an SDA it is difficult to predict the decarbonization pathway our suppliers will choose and the speed at which they will adopt low-carbon technologies.
b.Category 11 – Use of Sold Products. Similarly, much is outside of Mosaic’s direct control as it relates to emissions associated with application of crop nutrition products. Nitrogen, the nutrient contributing most significantly to emissions of N2O, is critical to crop yields and healthy agricultural systems and the answer to reducing emissions associated with agriculture is complex. As a producer of potash and phosphate crop nutrition products, we are still assessing the extent to which we can influence emissions from fertilizer use and are not well positioned to issue a Category 11 target at this time. However, we recognize the importance of reducing emissions from agriculture in the context of global climate goals; we are also aware of our customers’ and other members of the value chain’s demands for solutions and new technology to meet their own stewardship aspirations. To that end, many efforts are underway to help farmers reduce the impact of fertilizer application on the environment:
1.Alongside other members of the fertilizer industry, we funded a study commissioned by the International Fertilizer Association (IFA) to assess opportunities to reduce emissions associated with fertilizer use, thus reinforcing our commitment to doing our part to reduce on-farm emissions from use of our products.
2.Mosaic invests heavily in 4R (right source, right rate, right time and right place) Nutrient Stewardship, which is a suite of agricultural best practices that help minimize environmental impacts associated with fertilizer use (including GHG reductions) while maximizing yields. Over the last 10 years, Mosaic’s cumulative investment in 4R Nutrient Stewardship programs totaled $13.3 million.
3.We partner with stakeholders and have increased research and development efforts aimed at improving nutrient use efficiencies (NUE) of our products. NUE was identified in the IFA publication cited above as showing significant promise as an emissions-reduction strategy.
4.We are testing products with reduced levels of nitrogen, and we’ve announced agreements with three companies to develop and launch global agricultural solutions, including a nutrient efficiency product and nitrogen-fixing microbial products, which are expected to have positive impacts on nitrogen use efficiency and other environmental outcomes. Similarly, we recently acquired and continue to invest in a company that produces products that target improved NUE. The same company also produces and markets biostimulants specifically designed to be applied alongside fertilizers to improve efficiency and effectiveness of nutrient uptake by the plant.
In summary, for the reasons described above, we cannot commit to establishing Paris-aligned Scope 3 targets at this time. We anticipate that in time our ESG commitments will expand to include meaningful scope 3 ambitions –

but we feel strongly that our decision to issue Paris-aligned Scope 3 targets must be rooted in sector-based guidance and the realities of our complex business.
The Board of Directors recommends that you vote AGAINST this proposal.
BENEFICIAL OWNERSHIP OF SECURITIES
Ownership of Securities by Directors and Executive Officers
The following table shows the number of shares of common stock owned beneficially, within the meaning of SEC rules, as of March 28, 2023, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of common stock beneficially owned by that individual, and his or her shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)(2)	Percent of Class
Cheryl K. Beebe	49,152	*
Bruce M. Bodine (3)	188,459	*
Gregory L. Ebel (4)	126,335	*
Clint C. Freeland	166,737	*
Timothy S. Gitzel	64,023	*
Denise C. Johnson (5)	26,309	*
Emery N. Koenig	70,724	*
James ("Joc") C. O'Rourke (6)	1,165,763	*
Walter F. Precourt III (7)	163,876	*
Corrine D. Ricard	217,935	*
David T. Seaton	48,163	*
Steven M. Seibert	55,484	*
João Roberto Gonçalves Teixeira	1,611	*
Gretchen H. Watkins	20,430	*
Kelvin R. Westbrook	44,721	*
All directors and executive officers as a group (20 persons)	2,683,112	*
* Represents less than 1% of the outstanding shares of common stock.
(1)Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)Includes the following shares subject to stock options or RSUs exercisable, vested or vesting within 60 days of March 28, 2023:

Name	Stock Options	Restricted Stock Units
Cheryl K. Beebe	—	20,430
Bruce M. Bodine	43,148	—
Gregory L. Ebel	—	34,241
Clint C. Freeland	—	—
Timothy S. Gitzel	—	20,430
Denise C. Johnson	—	20,430
Emery N. Koenig	—	20,430
James ("Joc") C. O'Rourke	448,390	—
Walter F. Precourt III	11,192	—
Corrine D. Ricard	94,684	—
David T. Seaton	—	20,430
Steven M. Seibert	—	20,430
João Roberto Gonçalves Teixeira	—	1,611
Gretchen H. Watkins	—	20,430
Kelvin R. Westbrook	—	20,430
All directors and executive officers as a group (20 persons)	597,414	214,129

(3)Includes 703 shares of common stock Mr. Bodine held in the Mosaic Stock Fund under the Mosaic 401(k) Plan.
(4)Includes 30,000 shares of common stock held in trust for which Mr. Ebel is the trustee.

(5)Includes 1,578 shares of common stock held in Ms. Johnson’s Simplified Employee Pension Individual Retirement Arrangement.
(6)Includes 327,609 shares of common stock held in a trust for which Mr. O’Rourke is the trustee, and 3,000 shares of common stock held by Mr. O’Rourke’s wife.
(7)Includes 55,000 shares of common stock held in trust for which Mr. Precourt is the trustee.
Ownership of Securities by Others
The following table sets forth information with respect to the only persons or groups known to us as of March 28, 2023 to be the beneficial owners of more than five percent of our outstanding common stock:

Name and Address of Record Holder	Amount and Nature of Beneficial Ownership	Percent of Class
Capital World Investors(1)	43,064,648	12.97%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
The Vanguard Group, Inc. (2)	39,787,718	11.98%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc. (3)	27,677,023	8.33%
55 East 52nd Street
New York, NY 10055
State Street Corporation (4)	17,254,537	5.20%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
(1)Share ownership is as of February 28, 2023, as set forth on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 28, 2023. Based solely on that filing Capital World Investors is deemed to beneficially own 43,064,648 shares of our common stock, with sole dispositive power as to 43,064,648 shares and sole voting power as to 43,032,470 shares.
(2)Share ownership is as of December 30, 2022, as set forth on a Schedule 13G/A (Amendment No. 11) filed with the SEC on February 9, 2023. Based solely on that filing The Vanguard Group, Inc. is deemed to beneficially own 39,787,718 shares of our common stock, with sole dispositive power as to 38,355,242 shares, shared voting power as to 509,387 shares, shared dispositive power as to 1,432,476 shares and sole voting power as to none shares.
(3)Share ownership is as of December 31, 2022, as set forth in the Schedule 13G/A (Amendment No. 9) filed with the SEC on February 3, 2023. Based solely on that filing, BlackRock, Inc. is deemed to beneficially own 27,677,023 shares of our common stock, with sole voting power as to 24,902,023 shares and sole dispositive power as to all of such shares.
(4)Share ownership is as of December 31, 2022, as set forth in the Schedule 13G, as amended, filed with the SEC on January 31, 2023. Based solely on that filing, State Street Corporation is deemed to beneficially own 17,254,537 shares of our common stock, with shared voting power as to 14,884,422 shares and dispositive power as to 17,234,838 shares.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements for the year ended December 31, 2022 except that, due to an administrative error, we failed to file a form 4 on behalf of Ms. Ricard upon the vesting and cash settlement of 27,848 RSUs on November 15, 2022, pursuant to the terms of the award agreement for such RSUs. A Form 4 reporting Ms. Ricard's disposition of the RSUs was promptly filed on her behalf after the oversight was discovered. The Company believes that all holdings and transactions of Ms. Ricard have been promptly and timely disclosed in the Company's annual reports.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
Our Bylaws establish an advance notice procedure for stockholders who wish to (i) bring business before our 2024 Annual Meeting that will not be included in our proxy materials for that meeting, and, (ii) recommend future director nominees to be considered by the Corporate Governance and Nominating Committee. Written notice of such business or nomination and supporting documentation must be received by our Corporate Secretary at least 90 days, but no more than 120 days, prior to the anniversary date of the immediately preceding annual meeting. Business or a nomination intended to be brought before the 2024 Annual Meeting must be received by the Corporate Secretary at our principal executive offices no earlier than January 26, 2024 and no later than February 26, 2024.
Our Bylaws also permit a stockholder, or a group of up to 20 stockholders, who have owned at least 3% of our Company’s common stock for at least three years to submit director nominees (constituting the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials if the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. In order to be properly brought before the 2024 Annual Meeting, written notice of such proxy access nomination and other required information must be received by our Corporate Secretary at least 120 days, but no more than 150 days, prior to the anniversary of the date the proxy statement was distributed to stockholders for the immediately preceding annual meeting. A proxy access nomination intended to be brought before the 2024 Annual Meeting must be received by the Corporate Secretary at our principal executive offices no earlier than November 14, 2023 and no later than December 14, 2023.
To be in proper form, a stockholder’s notice under our advance notice or proxy access procedures must include the information about the proposal or nominee as specified in our Bylaws. All stockholder proposals or nominations must be delivered or mailed to and received by our Corporate Secretary at our principal executive offices by the applicable dates specified above. Delivery must be by hand or by certified or registered mail, return receipt requested.
Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Proposal No. 1 – Election of Directors – Nomination and Selection of Directors.”
Proposals for inclusion in our proxy materials for our 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, as amended, are not subject to the requirements described above. Such proposals must be received by December 14, 2023 and meet the other requirements of Rule 14a-8 of the Exchange Act, as amended, to be eligible for inclusion in our proxy materials for our 2024 Annual Meeting.
For contested director elections both the Company and dissident stockholders presenting their own candidates will distribute universal proxy cards that include all director candidates. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director candidates other than the Company’s candidates must provide advance notice that sets forth the information required by Rule 14a-19 under the Exchange Act, to our Corporate Secretary at our principal executive offices, no earlier than January 26, 2024 and no later than February 26, 2024.
2022 ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
Our 2022 Annual Report, including financial statements for the year ended December 31, 2022, accompanies this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting materials. Stockholders who wish to obtain an additional copy of our 2022 Annual Report or a copy of our 2022 10-K Report may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, 101 East Kennedy Boulevard, Suite 2500, Tampa, Florida 33602 Attention: Vice President – Investor Relations and Financial Planning and Analysis, or by telephone at (813) 775-4260.

OTHER MATTERS
We know of no matters which will be presented for consideration at the 2023 Annual Meeting other than those stated in the Notice of 2023 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the 2023 Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2023 Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our 2022 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Internet Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Internet Notice.
How can I attend the meeting?
The 2023 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a Mosaic stockholder or joint holder as of the close of business on March 28, 2023 or if you hold a valid proxy for the 2023 Annual Meeting.
You will be able to attend the 2023 Annual Meeting online and submit your questions during the meeting by going to www.virtualshareholdermeeting.com/MOS2023. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, which must be voted prior to the meeting).
To participate in the annual meeting, you will need the 16-digit control number (included on your Notice Regarding the Availability of Proxy Materials we delivered to you via U.S. Mail or the Internet and on the proxy card, if you requested one be sent to you). Once admitted, you will be able to vote electronically during the meeting and ask questions of management. Management will respond to questions from stockholders in the same way as it would if we held an in-person meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.
The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance of the annual meeting and access copies of our proxy statement and annual report.
If you have any technical difficulties or any questions regarding the virtual meeting website, we are ready to assist you. Please call 1-855-449-0991 (toll-free) or 1-720-378-5962.
Who is entitled to vote at the meeting?
The Board has set March 28, 2023, as the record date for the 2023 Annual Meeting. If you were a stockholder of record at the close of business on March 28, 2023, you are entitled to vote at the 2023 Annual Meeting.

As of the record date, 332,098,640 shares of our Common Stock were issued, outstanding and eligible to vote at the 2023 Annual Meeting.
What are my voting rights?
Holders of our Common Stock are entitled to one vote per share on all matters. Therefore, a total of 332,098,640 votes are entitled to be cast at the meeting for each of the proposals. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our Bylaws, the holders of a majority of the shares of the capital stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:
•you participate in the meeting and vote through www.virtualshareholdermeeting.com/MOS2023; or
•you have properly submitted, and have not revoked, a proxy vote by mail, telephone or via the Internet.
Our Bylaws also provide that if a quorum fails to attend any meeting, the chair of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. If the meeting is adjourned, we need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are stockholders of record entitled to vote at the meeting as of the new record date.
How do I vote my shares?
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided an Internet Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.
If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:
•over the telephone by calling a toll-free number;
•electronically, using the Internet;
•by completing, signing and mailing the printed proxy card, if you received one; or
•via the Internet, during the 2023 Annual Meeting, by going to www.virtualshareholdermeeting.com/MOS2023 and using your control number (included on the Notice of Internet Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).
The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the 2023 Annual Meeting.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.
How do I vote if my shares are held in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan?
If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Fidelity Management Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, as the case may be, and, in accordance with the terms of each plan, the

Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by May 22, 2023, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.
What does it mean if I receive more than one Internet Notice or proxy card?
If you receive more than one Internet Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.
Can I vote my shares in person at the meeting?
You may vote your shares on the Internet during the meeting by going to www.virtualshareholdermeeting.com/MOS2023 and using your control number (included on the Notice of Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you). Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote in advance of the meeting as described above, but you may not vote your plan shares during the virtual meeting.
What vote is required for the election of directors and the other proposals to be approved?
To be elected in an uncontested election, directors must receive a majority of the votes cast by the holders of the outstanding shares of our Common Stock, voting together as a single class, present in person (via the Internet) or by proxy at the 2023 Annual Meeting and entitled to vote in the election of directors (meaning the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director). In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard would be a plurality of votes cast, meaning the nominees receiving the most “FOR” votes will be elected until all board seats are filled.
With respect to ratification of the appointment of KPMG LLP as our independent registered public accounting firm, approval of The Mosaic Company 2023 Stock and Incentive Plan, the advisory vote on compensation paid to our Named Executive Officers, the stockholder proposal to reduce the ownership threshold to call a special meeting and the stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock present in person (via the Internet) or by proxy and entitled to vote at the 2023 Annual Meeting is required for the approval of those proposals (meaning the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” that proposal).
With respect to the advisory vote on the frequency of future advisory votes on compensation paid to our Named Executive Officers, the frequency selected by the stockholders will be determined based on the plurality of votes cast. This means that the option of “ONE YEAR,” “TWO YEARS” or “THREE YEARS” that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, in the event that no option receives a majority of votes cast, we will consider the option that receives the most votes cast to be the option selected by stockholders.
How are votes counted?
You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board and on the other proposals other than the proposal for the advisory vote on the frequency of future advisory votes on compensation paid to our Named Executive Officers. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” on such proposal.
If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors because directors must receive a majority of the votes cast to be elected (meaning the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director). Similarly, if you abstain from voting on ratification of the appointment of KPMG LLP as our independent registered public accounting firm, approval of The Mosaic Company 2023 Stock and Incentive Plan, the advisory votes on compensation paid to our Named Executive Officers and the frequency of future advisory votes on compensation paid to our Named Executive Officers proposals, the stockholder proposal to reduce the ownership threshold to call a special meeting or the stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions, this will have no effect on the approval of those proposals.

How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote “FOR” the following proposals:
•Proposal 1: Election of 11 directors: Cheryl K. Beebe, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, James ("Joc") C. O'Rourke, David T. Seaton, Steven M. Seibert, João Roberto Gonçalves Teixeira, Gretchen H. Watkins and Kelvin R. Westbrook;
•Proposal 2: Approval of The Mosaic Company 2023 Stock and Incentive Plan
•Proposal 3: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•Proposal 4: An advisory vote on compensation paid to our Named Executive Officers as disclosed in this Proxy Statement; and
•Proposal 5: the ONE YEAR option on the advisory vote on the frequency of future advisory votes on compensation paid to our Named Executive Officers;
Our Board of Directors recommends that you vote “AGAINST” the following proposals:
•Proposal 6: Stockholder proposal to reduce the ownership threshold to call a special meeting; and
•Proposal 7: Stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions.
We are not aware of any other matters that will be voted on at the 2023 Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.
What if I do not specify how I want my shares voted?
If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares may constitute “broker non-votes,” in which case they will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the NYSE, may not be voted on non-routine matters. Proposals 1, 2, 4, 5, 6 and 7 are considered non-routine matters, and without your voting instructions your broker cannot vote your shares. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 3 – ratification of the appointment of independent registered public accounting firm, at the discretion of your broker, bank, trustee or nominee.
In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Therefore, broker non-votes will have no effect on the outcome of proposals 1, 2, 3, 4, 5, 6 or 7.
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:
•“FOR” the election of all of the director nominees;
•“FOR” approval of The Mosaic Company 2023 Stock and Incentive Plan;
•“FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for year ending December 31, 2023;
•“FOR” the advisory vote on compensation paid to our Named Executive Officers;
•“ONE YEAR” on the advisory vote on the frequency of future advisory votes on compensation paid to our Named Executive Officers;
•“AGAINST” the stockholder proposal to change the ownership threshold to call a special meeting; and
•“AGAINST” the stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions.
All beneficial owners of Mosaic Common Stock are urged to submit their proxy to indicate their votes or to contact their brokers to determine how to vote.
Can I change my vote after submitting my proxy?
Yes. Except as otherwise provided below, you may revoke your proxy and change your vote at any time before your proxy is voted at the 2023 Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than 11:59 p.m. Eastern Time on May 24, 2023;
•if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the meeting;
•by submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 24 of this Proxy Statement; or
•by voting virtually during the meeting at www.virtualshareholdermeeting.com/MOS2023.
Attending the meeting via the Internet at www.virtualshareholdermeeting.com/MOS2023 will not revoke your proxy unless you specifically request to revoke it or submit a ballot during the meeting via the Internet. If you have any questions about the 2023 Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, 101 East Kennedy Boulevard, Suite 2500, Tampa, Florida 33602, Attention: Vice President – Investor Relations and Financial Planning and Analysis, or call (813) 775-4260.
If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until May 22, 2023. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.
Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Morrow Sodali Global LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the 2023 Annual Meeting for a fee not expected to exceed $16,500, plus reimbursement of associated costs and expenses.
We are soliciting proxies primarily by mail and Internet. In addition, our directors, officers and regular employees may solicit proxies by mail, electronic communication, telephone and personal contact. These individuals will receive no additional compensation for their services other than their regular salaries.

APPENDIX A
PERFORMANCE METRICS

2022 Short Term Incentive Program Measures:
Adjusted Operating Earnings is consolidated operating earnings as reported in our 2022 10-K Report, excluding:
•notable/unusual items:
–material one-time charges directly related to achieving long term cost savings in the future, material non-cash charges to net operating profit after tax, including but not limited to write-offs of goodwill and fixed assets, foreign currency transaction gains and losses, unrealized gains and losses on foreign currency and commodity related derivatives, costs or expenses relating to or arising from any acquisition, merger, joint venture or divestitures, regulations that come out of any country in which we operate where such costs were unknown at the time performance targets were established, such as regulatory, environmental, tax or accounting charges, settlements or judgements, together with related legal costs and expenses incurred during a year of more than $25 million, costs or expenses relating to natural hazards outside of human control, notable and material business decisions that would otherwise cause material unintended adverse effects to plan results.
•incentive plan costs and other performance-based compensation programs
•earnings related to merger and acquisition activities until the first full year of ownership
•any special salary/wage increases due to inflation and/or low unemployment rates
Period Free Cash Flow is Adjusted EBITDA, less:
•sustaining/Resource and Conservation Recovery Act Capital
•net cash interest
•cash tax payments
•Asset Retirement Obligation cash outflow
•net working capital
•capitalized Interest
•incentive plan costs and other performance-based compensation programs
•Streamsong® Financials
Adjusted EBITDA is calculated by excluding the impact of notable items from the GAAP measure. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
Cost Control:
•Cost Control measures performance of actual production cost per tonne as well as global corporate overhead.
–Actual production cost per tonne performance of rock, potash, conversion, and blending adjusted for:
◦notable items;
◦incentive plan and performance-based awards expenses;
◦mergers and acquisition related expense in the year of acquisition;
◦revenue-based royalties;
◦inflation +/- 20% what is included in the budget; and
◦any special salary/wage increases due to inflation and/or low unemployment rates.
–Corporate SG&A measures global SG&A from all units, excluding:
◦notable items;
◦incentive plan costs and other performance-based expenses;
◦external sales commissions;
◦merger and acquisition related expenses in the year of acquisition;
A-1

◦any special salary/wage increases due to inflation and/or low unemployment rates;
◦Streamsong® financials;
◦Board expenses in excess of Budget; and
◦digital acceleration costs beyond the initial assessment.
•The elements of Cost Control performance are combined as follows:
–North America actual production cost per tonne: one-third weight;
–Mosaic Fertilizantes actual production cost per tonne: one-third weight; and
–Corporate SG&A: one-third weight.
Performance Product Sales is the metric tonnes of sales of premium products (including MicroEssentials®, K-Mag® and Aspire®) for which we recognize revenue on a consolidated basis in accordance with GAAP.
ESG Scorecard: Risk Reduction attainment applies for each sub-plan, to the number of engineering, substitution or elimination controls implemented to reduce risks identified in a location’s risk register and the environment and sustainability targets must be met to qualify for the overall points target in each catagory. Implemented controls must have been completed in 2022 and a risk reduction verification form must also be completed and then reviewed by a team composed of Mosaic representatives from each business unit, a third-party consultant and an EHS corporate team member. Performance for the corporate sub-plan will be based on total Mosaic performance (excluding U.S. Distribution).
ESG Scorecard: Diversity and Inclusion measures the percentage of employees who completed diversity and inclusion self-education hours at or above pre-determined minimums establish by organizational level.

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APPENDIX B
THE MOSAIC COMPANY
2023 STOCK AND INCENTIVE PLAN
Section 1.Purpose
The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.
Section 2.Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.
(b)“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award granted under the Plan.
(c)“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).
(d)“Board” shall mean the Board of Directors of the Company.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(f)“Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be “independent” as defined by the rules of the New York Stock Exchange and a “non-employee director” within the meaning of Rule 16b-3.
(g)“Company” shall mean The Mosaic Company and any successor corporation.
(h) “Director” shall mean a member of the Board.
(i)“Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
(j)“Eligible Person” shall mean any employee, officer, non-employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended. An Eligible Person must be a natural person, and may only be granted an Award in connection with the provision of services not related to capital raising or promoting or maintaining a market for the Shares.
(k)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)“Fair Market Value” with respect to one Share as of any date shall mean (a) if the Share is listed on any established stock exchange, the price of one Share at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of Shares shall have occurred on such date, on the most recent preceding date on which there was a sale of Shares.

(m)“Full Value Award” shall mean any Award other than an Option, Stock Appreciation Right or similar Award, the value of which is based on an increase in the value of the Shares after the date of grant of such Award.
(n)“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
(p)“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option to purchase shares of the Company.
(q) “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.
(r)“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
(s)“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.
(t)“Plan” shall mean The Mosaic Company 2023 Stock and Incentive Plan, as amended from time to time.
(u) “Prior Stock Plan” shall mean The Mosaic Company 2014 Stock and Incentive Plan, as amended from time to time.
(v)“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
(w)“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
(x)“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.
(y)“Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
(z)“Securities Act” shall mean the Securities Act of 1933, as amended.
(aa)“Share” or “Shares” shall mean common shares $.01 par value in the capital of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan).
(ab)“Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.
(ac)“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.Administration
(a)Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations in Sections 6 and 7, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (excluding promissory notes), or canceled, forfeited or suspended, subject to the limitations in Sections 6 and 7; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix)  interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
(b)Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of applicable exchange rules or applicable corporate law.
(c)Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3; and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.
(d)Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.
Section 4.Shares Available for Awards
(a)Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal:
(i)18 million Shares, plus
(ii)any Shares subject to any outstanding award under the Prior Stock Plan that, after May 25, 2023, are not purchased or are forfeited, paid in cash or reacquired by the Company (subject to the limitations in Section 4(b) below), or otherwise not delivered to the Participant due to termination or cancellation of such award.
On and after stockholder approval of this Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve under paragraphs (ii) and (iii) above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below (including, for avoidance of doubt, the fungibility ratio and Share recycling rules).
(b)Counting Shares. For purposes of this Section 4, except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan provided, however that, with respect to any Full Value Award, the number of Shares available for Awards under the Plan shall be reduced by 1.8 Shares for each Share covered by the Full Value Award.
(i)Shares Added Back to Reserve. Subject to the limitations in (ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.
(ii)Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in (i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (C) Shares covered by a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.
(iii)Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv)Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(c)Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.
(d)Award Limitations Under the Plan. The limitations contained in this Section 4(d) shall apply only with respect to any Award or Awards granted under this Plan, and limitations on awards granted under any other stockholder-approved incentive plan maintained by the Company will be governed solely by the terms of such other plan.
(i)Individual Annual Limitation on Eligible Persons Other Than Non-Employee Directors. No Eligible Person who is an employee, officer, consultant, independent contractor or advisor may be granted any Award or Awards for more than 2,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.
(ii)Limitation for Awards Granted to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non-employee Director during any calendar year shall not exceed $600,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
Section 5.Eligibility
Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.Awards
(a)Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
(i)Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
(ii)Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than 10 years from the date of grant.
(iii)Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.
(1)Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.
(2)Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.
(iv)Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:
(1)The aggregate number of Shares that may be issued under all Incentive Stock Options under the Plan shall be 18 million Shares.
(2)To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).
(3)All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.
(4)Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.
(5)The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.
(6)Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.
(b)Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the same limitations in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
(c)Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
(i)Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a) but subject to any specific limitations in Sections 6 and 7, vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service- and performance-based conditions. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).

(ii)Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
(d)Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant dividends or Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying any other Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.
(e)Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this section shall contain a purchase right or an option-like exercise feature.
(f)General.
(i)Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
(ii)Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(iii)Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be in accordance with the rules of Form S-8 (e.g., limited to immediate family members of Participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations); and provided, further, that such transfers shall not be made for consideration to the Participant. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.
(iv)Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(v)Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.
(vi)Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.
(vii)Minimum Vesting. Except as provided below, no Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one (1) year following the date of grant (or, in the case of vesting based upon performance based objectives, exercise and vesting restrictions cannot lapse earlier than the one (1) year anniversary measured from the commencement of the period over which performance is evaluated); provided, however, that the Award Agreement by its terms may permit acceleration or waiver of the minimum restrictions upon a change in control or upon the Participant’s separation from service due to death or disability. Notwithstanding the foregoing, the following Awards that do not comply with the one (1) year minimum exercise and vesting requirements may be issued:
(1)substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries;
(2)shares delivered in lieu of fully vested cash Awards or any cash incentive compensation earned by a Participant, provided that the performance period for such incentive compensation was at least one fiscal year;
(3)Awards issued to non-employee Directors that provide for a right of exercise or lapse of any vesting obligations no earlier than the next annual stockholder meeting date following the grant date, so long as the next annual stockholder meeting date is at least fifty (50) weeks after the immediately preceding annual meeting date; and
(4)any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of the Plan apply.
Nothing in this Section 6 shall limit the authority of the Committee to amend or modify any Award to accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award except where expressly limited in Section 6(f)(viii).
(viii)Acceleration of Vesting or Exercisability. No Award Agreement shall accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a change-in-control event, unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) such change-in-control event.

Section 7.Amendment and Termination; Corrections
(a)Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of stockholders of the Company in order to:
(i)amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;
(ii)amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;
(iii)make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A), and no action taken to comply shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof; or
(iv)amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.
For greater certainty, prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:
(i)require stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;
(ii)increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
(iii)increase the share or value limitations contained in Section 4(d) of the Plan;
(iv)permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6(f)(v) of the Plan;
(v)permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan; or
(vi)increase the maximum term permitted for Options and Stock Appreciation Rights as specified in 6(a)(i) and Section 6(b).

(b)Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:
(i)either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;
(ii)that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)that, subject to Section 6(f)(viii), the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or
(iv)that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.
(c)Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the stockholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8.Income Tax Withholding
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, in order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any applicable limitations under ASC Topic 718 to avoid adverse accounting treatment) or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.General Provisions
(a)No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
(b)Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
(c)Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.
(d)No Rights of Stockholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i) or Section 6(d)), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.
(e)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
(f)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(g)Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
(h)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
(i)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(j)Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.
(k)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
(l)Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.Clawback or Recoupment
    All Awards under this Plan shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted pursuant thereto.
Section 11.Effective Date of the Plan
The Plan was adopted by the Board on March 9, 2023. The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 25, 2023, and the Plan shall be effective as of the date of such stockholder approval. On and after stockholder approval of the Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.
Section 12.Term of the Plan
No Award shall be granted under the Plan, and the Plan shall terminate, on May 25, 2033 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

IMPORTANT INFORMATION CONCERNING
THE MOSAIC COMPANY 2023 ANNUAL MEETING

Online check-in begins: 9:30 a.m., Eastern Time	Meeting begins: 10:00 a.m., Eastern Time

Mosaic stockholders as of the close of business on March 28, 2023, the record date for the annual meeting, are entitled to participate in the annual meeting on May 25, 2023.

The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.

You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/MOS2023. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Mosaic 401(k) Plan, which must be voted prior to the meeting).

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:30 a.m., Eastern Time at which time you may vote your shares or submit questions in advance of the meeting if you have entered your 16-digit control number as described below. The webcast starts at 10:00 a.m., Eastern Time.

To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.
Management will respond to questions from stockholders in the same way as it would if we held an in-person meeting.
If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.
If you have any technical difficulties or any questions regarding the virtual meeting website, we are ready to assist you. Please call 1-855-449-0991 (toll-free) or 1-720-378-5962.

THANK YOU FOR YOUR INTEREST AND SUPPORT - YOUR VOTE IS IMPORTANT!

	THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219				VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 24, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 22, 2023 for shares held by participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOS2023
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 24, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 22, 2023 for shares held by participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
THE MOSAIC COMPANY
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:	For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

	1a. Cheryl K. Beebe	☐	☐	☐	2. Approval of The Mosaic Company 2023 Stock and Incentive Plan		☐	☐	☐

	1b. Gregory L. Ebel	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.		☐	☐	☐

	1c. Timothy S. Gitzel	☐	☐	☐

					4. An advisory vote to approve the compensation of our named executive officers as disclosed in the Proxy Statement.		☐	☐	☐
	1d. Denise C. Johnson	☐	☐	☐

	1e. Emery N. Koenig	☐	☐	☐	The Board of Directors recommends you vote 1 Year for the following proposal.	1 Year	2 years	3 years	Abstain

	1f. James (“Joc”) C. O’Rourke	☐	☐	☐	5. An advisory vote on the frequency of future stockholder advisory votes on executive compensation.	☐	☐	☐	☐

	1g. David T. Seaton	☐	☐	☐
					The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

	1h. Steven M. Seibert	☐	☐	☐
					6. Stockholder proposal reduce the ownership threshold to call a special meeting.		☐	☐	☐

	1i. João Roberto Gonçalves Teixeira	☐	☐	☐
					7. Stockholder proposal to report on the Company’s plans to reduce greenhouse gas emissions.		☐	☐	☐

	1j. Gretchen H. Watkins	☐	☐	☐

Note: In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2023 Annual Meeting of Stockholders or any adjournment or postponement thereof.
	1k. Kelvin R. Westbrook	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2022 Annual Report to Stockholders are available at www.proxyvote.com.
THE MOSAIC COMPANY Annual Meeting of Stockholders May 25, 2023 10:00 AM Eastern Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints James (“Joc”) C. O’Rourke, Clint C. Freeland, and Philip E.Bauer as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent the undersigned at the 2023 Annual Meeting of Stockholders of The Mosaic Company to be held at www.virtualshareholdermeeting.com/MOS2023 on May 25, 2023 at 10:00 a.m., Eastern Time, and at any adjournments or postponement thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations as noted in the proxy statement and on the reverse side of this card. This proxy will be voted as directed, but if no direction is given it will be voted FOR the nominees and proposals 2, 3 and 4; 1 YEAR on proposal 5; AGAINST proposals 6 and 7; and in the discretion of the Named Proxies on all other matters that may properly come before the meeting. The Mosaic Company anticipates that no other business will be conducted at the meeting. The Named Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Fidelity Management Trust Company (the "Trustee") as Trustee of the Mosaic Investment Plan and the Mosaic Union Savings Plan, to vote at the 2023 Annual Meeting of Stockholders of The Mosaic Company to be held on May 22, 2023 and at any and all adjournments or postponement thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by May 22, 2023, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.
Continued and to be signed on reverse side